EXHIBIT 99.1

ITEM 6. SELECTED FINANCIAL DATA

The following selected financial data with respect to the Company should be read in conjunction with the Company’s Consolidated Financial Statements which are included in this report.

	For the Years ended December 31,				For the Period from May 1, 1998 to December 31,
	2002	2001	2000	1999	1998
	(in thousands, except per share amounts)
Operating Data
Rental Income	$180,810	$175,298	$219,628	$215,640	$141,369
Gain on sale of Kindred common stock	5,014	15,425	—	—	—
General and administrative and other expenses	12,913	14,902	20,781	21,566	5,697
United States Settlement	—	—	96,493	—	—
Loss on extinguishment of debt	11,077	1,322	4,207	—	8,051
Interest expense (including swap ineffectiveness)	74,879	82,400	89,910	83,721	56,058
Interest on United States Settlement	5,461	4,592	—	—	—
Loss on uncollectible amounts due from tenants	—	—	45,524	32,501	—
Discontinued operations	26,679	2,476	2,312	3,329	3,406
Income (loss) before discontinued operations	39,027	48,090	(67,764)	39,206	23,352
Net income (loss)	65,706	50,566	(65,452)	42,535	26,758

Per Share Data
Income (loss) per common share before discontinued operations, Basic	$0.56	$0.70	$(1.00)	$0.58	$0.35
Net income (loss) per common share, Basic	0.95	0.74	(0.96)	0.63	0.39
Net income (loss) per common share, Diluted	0.93	0.73	(0.96)	0.63	0.39
Dividends declared per common share	0.95	0.92	0.91	0.39	—

Other Data:
Net cash provided by operating activities	$116,385	$79,893	$85,338	$103,580	$86,757
Net cash provided by (used in) investing activities	(34,140)	2,760	5,359	371	(908)
Net cash provided by (used in) financing activities	(98,386)	(151,458)	(142,890)	35,305	(85,511)
FFO[1]	84,083	92,180	72,272	85,023	76,609
Weighted average shares outstanding, Basic	69,336	68,409	68,010	67,754	67,681
Weighted average shares outstanding, Diluted	70,290	69,363	68,131	67,989	67,865

Balance Sheet Data
Real estate investments, net	$828,802	$806,336	$848,545	$894,791	$939,460
Cash and cash equivalents	2,455	18,596	87,401	139,594	338
Kindred common stock	16,713	55,118	—	—	—
Total assets	895,780	941,859	981,145	1,071,199	959,706
Senior Notes payable and other debt	707,709	848,368	886,385	974,247	931,127
United States Settlement	43,992	54,747	96,493	—	—

[1]	The Company considers funds from operation (“FFO”) an appropriate measure of performance of an equity real estate investment trust (“REIT”) and the Company uses the National Association of Real Estate Investment Trusts’ (“NAREIT”) definition of FFO. NAREIT defines FFO as net income (computed in accordance with accounting principles generally accepted in the United Sates (“GAAP”)), excluding gains (or losses) from sales of real estate property, plus depreciation for real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. FFO presented herein is not necessarily comparable to FFO presented by other real estate companies due to the fact that not all real estate companies use the same definition. FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s financial performance or as an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is FFO indicative of sufficient cash flow to fund all of the Company’s needs.

ITEM 7.    MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of the Company’s consolidated results of operations and financial condition. This discussion should be read in conjunction with the Company’s Consolidated Financial Statements and the notes thereto included in this Exhibit to this current report on Form 8-K.

Forward-Looking Statements

This Exhibit to the current report on Form 8-K includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements regarding Ventas, Inc.’s (“Ventas” or the “Company”) and its subsidiaries’ expected future financial position, results of operations, cash flows, funds from operations, dividends and dividend plans, financing plans, business strategy, budgets, projected costs, capital expenditures, competitive positions, growth opportunities, expected lease income, continued qualification as a real estate investment trust (“REIT”), plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and security holders must recognize that actual results may differ from the Company’s expectations. The Company does not undertake a duty to update such forward-looking statements.

Actual future results and trends for the Company may differ materially depending on a variety of factors discussed in the Company’s filings with the Securities and Exchange Commission (the “Commission”), including the factors discussed in this Annual Report on Form 10-K under the heading “Business—Risk Factors.” Factors that may affect the plans or results of the Company include, without limitation, (a) the ability and willingness of Kindred Healthcare, Inc. (“Kindred”) and certain of its affiliates to continue to meet and/or perform their obligations under their contractual arrangements with the Company and the Company’s subsidiaries, including without limitation the lease agreements and various agreements (the “Spin Agreements”) entered into by the Company and Kindred at the time of the Company’s spin-off of Kindred on May 1, 1998 (the “1998 Spin Off”), as such agreements may have been amended and restated in connection with Kindred’s emergence from bankruptcy on April 20, 2001, (b) the ability and willingness of Kindred to continue to meet and/or perform its obligation to indemnify and defend the Company for all litigation and other claims relating to the healthcare operations and other assets and liabilities transferred to Kindred in the 1998 Spin Off, (c) the ability of Kindred and the Company’s other operators to maintain the financial strength and liquidity necessary to satisfy their respective obligations and duties under the leases and other agreements with the Company, and their existing credit agreements, (d) the Company’s success in implementing its business strategy, (e) the nature and extent of future competition, (f) the extent of future healthcare reform and regulation, including cost containment measures and changes in reimbursement policies and procedures, (g) increases in the cost of borrowing for the Company, (h) a downgrade in the rating of Ventas Realty, Limited Partnership’s outstanding debt securities by one or more rating agencies which could have the effect of, among other things, an increase in the cost of borrowing for the Company, (i) the ability of the Company’s operators to deliver high quality care and to attract patients, (j) the results of litigation affecting the Company, (k) changes in general economic conditions and/or economic conditions in the markets in which the Company may, from time to time, compete, (l) the ability of the Company to pay down, refinance, restructure, and/or extend its indebtedness as it becomes due, (m) the movement of interest rates and the resulting impact on the value of the Company’s interest rate swap agreements and the Company’s net worth, (n) the ability and willingness of the Company to maintain its qualification as a REIT due to economic, market, legal, tax or other considerations, including without limitation, the risk that the Company may fail to qualify as a REIT due to its ownership of common stock in Kindred (“Kindred Common Stock”), (o) the outcome of the audit being conducted by the Internal Revenue Service for the Company’s tax years ended December 31, 1997 and 1998, (p) final determination of the Company’s taxable net income for the years ending December 31, 2002 and December 31, 2003, (q) the ability and willingness of the Company’s tenants to renew their leases with the Company upon expiration of the leases and the Company’s ability to relet its properties on the same or better terms in the event such leases expire and are not renewed by the existing tenants, (r) the impact on the liquidity, financial condition and results of operations of Kindred and the Company’s other operators resulting from increased operating costs and uninsured liabilities for professional liability claims, particularly in the state of Florida, and the ability of Kindred and the Company’s other operators to accurately estimate the magnitude of such liabilities and (s) the value of the Company’s common stock in Kindred and the limitations on the ability of the Company to sell, transfer or otherwise dispose of its common stock in Kindred arising out of the securities laws and the registration rights agreement the Company entered into with Kindred and certain of the holders of common stock in Kindred. Many of such factors are beyond the control of the Company and its management.

Kindred Information

Kindred is subject to the reporting requirements of the Commission and is required to file with the Commission annual reports containing audited financial information and quarterly reports containing unaudited financial information. The information related to Kindred provided in this Exhibit to this current report on Form 8-K is derived from filings made with the Commission or other publicly available information, or has been provided by Kindred. The Company has not verified this information either through an independent investigation or by reviewing Kindred’s public filings. The Company has no reason to believe that such information is inaccurate in any material respect, but there can be no assurance that all such information is accurate. The Company is providing this data for informational purposes only, and the reader of this Exhibit to this current report on Form 8-K is encouraged to obtain Kindred’s publicly available filings from the Commission.

Critical Accounting Policies and Estimates

The Company’s Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), which requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosures. The Company believes that the following critical accounting policies, among others, affect its more significant judgments and estimates used in the preparation of its consolidated financial statements.

Impairment of Long-Lived Assets

The Company periodically evaluates its long-lived assets, primarily consisting of its investments in real estate, for impairment indicators. If indicators of impairment are present, the Company evaluates the carrying value of the related real estate investments in relation to the future undiscounted cash flows of the underlying operations. The Company adjusts the net book value of leased properties and other long-lived assets to fair value, if the sum of the expected future cash flow or sales proceeds is less than book value. Future events could occur which would cause the Company to conclude that impairment indicators exist and an impairment loss is warranted.

Legal Contingencies

The Company is currently involved in certain legal proceedings. The Consolidated Financial Statements do not reflect any reserves with respect to such legal proceedings.

As described further in Note 14 to the Consolidated Financial Statements, litigation and other matters arose from the Company’s operations prior to the time of the Company’s spin-off of Kindred Healthcare, Inc. (together with its subsidiaries, “Kindred”) on May 1, 1998 (the “1998 Spin Off”) or relate to assets or liabilities transferred to Kindred in connection with the 1998 Spin Off. Under the agreements entered into by the Company and Kindred at the time of the 1998 Spin Off, as such agreements may have been amended and restated in connection with Kindred’s emergence from bankruptcy (the “1998 Spin Agreements”), Kindred agreed to assume the defense, on behalf of the Company, of certain defined claims. Kindred is presently defending the Company in these matters as required under the 1998 Spin Agreements, however, there can be no assurance that Kindred will continue to defend the Company in such matters or that Kindred will have sufficient assets, income and access to financing to enable it to satisfy such obligations. A change in Kindred’s ability to perform under these commitments could have a material adverse effect on the business, financial condition, results of operation and liquidity of the Company and on the Company’s ability to service its indebtedness and its obligations under the United States Settlement and on the Company’s ability to make distributions to its stockholders as required to continue to qualify as a REIT (a “Material Adverse Effect”).

The Company is also involved in other litigation as further described in Note 14 to the Consolidated Financial Statements. It is the opinion of management that the disposition of such matters will not have a Material Adverse Effect on the Company. If management’s assessment of the Company’s liability with respect to these actions in incorrect, such matters could have a Material Adverse Effect on the Company.

Income Taxes

The Internal Revenue Service (“IRS”) is currently reviewing the federal income tax returns of the Company for tax years ending December 31, 1997 and 1998. The IRS may challenge the Company’s entitlement to capital loss and net operating loss carryforwards (“NOL Carryforwards”). To the extent such NOL Carryforwards and escrow amounts under a tax refund escrow agreement (“Tax Refund Escrow Agreement”) between the Company and Kindred are not sufficient to satisfy such liabilities, if any, Kindred has indemnified the Company for certain, but not all of the tax liabilities under a tax allocation agreement between the Company and Kindred (the “Tax Allocation Agreement”). There can be no assurances as to the ultimate outcome of these matters with the IRS or whether such outcome will have a Material Adverse Effect on the Company. Additionally, there can be no assurance that Kindred will have sufficient assets, income and access to financing to enable it to satisfy its indemnity obligations under the Tax Allocation Agreement.

On January 16, 2003, the Company agreed to a revised IRS Revenue Agent’s report quantifying the examination findings in connection with the 1997 and 1998 income tax periods. This report concluded that, pending final review by the Joint Committee of Taxation, the Company does not owe any additional taxes, and is entitled to an additional refund of $1.2 million, for the period in question. If received, this $1.2 million would be deposited into a joint tax escrow account between Ventas and Kindred. The revised report is under review by the Joint Committee of Taxation. Until the review of the Joint Committee of Taxation is final, however, there can be no assurance as to the ultimate outcome of these matters or whether such outcome will have a Material Adverse Effect on the Company.

During the year ended December 31, 2001, the Company recorded a provision for taxes on the 10% of its estimated 2001 taxable income that the Company did not distribute. In the third quarter of 2002, the Company filed its 2001 federal tax return on which it elected to apply certain 2002 dividend payments in excess of its 2002 taxable net income against such 2001 undistributed taxable net income. As a result, the Company recorded a $2.2 million tax benefit in the quarter ended September 30, 2002.

A provision for income tax for the 2002 tax year was not recorded in the year ended December 31, 2002 due to the Company’s ability and intention to distribute to its stockholders at least 100% of its estimated 2002 taxable income.

Fair Value of Derivative Instruments

The valuation of derivative instruments under Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities” requires the Company to make estimates and judgments that affect the fair value of the instruments. Fair value for the Company’s derivatives are obtained from a third party consultant which utilizes pricing models that consider forward yield curves and discount rates. Such amounts and the recognition of such amounts in the consolidated financial statements of the Company are subject to significant estimates which may change in the future.

Results of Operations

The Company elected to qualify as a REIT for federal income tax purposes beginning with the year ended December 31, 1999. Beginning with the tax year 1999, the Company believes that it has satisfied the requirements to continue to qualify as a REIT. The Company intends to continue to qualify as a REIT for federal income tax purposes for the year ended December 31, 2003 and subsequent years. It is possible that economic, market, legal, tax or other considerations may cause the Company to fail, or elect not, to continue to qualify as a REIT. If the Company were to fail, or elect not, to continue to qualify as a REIT, the Company would be subject to 35% federal income tax and to the applicable state and local income taxes for the affected years. Such tax obligations could have a Material Adverse Effect. Unless eligible for limited relief, if the Company failed, or revoked its election, to qualify as a REIT, the Company would not be eligible to elect again to be treated as a REIT before the fifth year after the year of such termination or revocation.

Effective January 1, 2003, the Company adopted SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections” (“SFAS No. 145”). Statement 4, “Reporting Gains and Losses from Extinguishment of Debt” (“SFAS No. 4”), required that gains and losses from the extinguishment of debt that were included in the determination of net income be aggregated and, if material, classified as an extraordinary item. The provisions of SFAS No. 145 related to the rescission of SFAS No. 4 require the Company to reclassify prior period items into continuing operations, including those recorded in the current period, that do not meet the extraordinary classification. Additionally, future gains and losses related to debt extinguishment may be required to be classified in income from continuing operations. The Company has incurred such expenses and, in compliance with SFAS No 145, has reclassified those expenses as a component of continuing operations in the Company’s consolidated statements.

Effective January 1, 2002 the Company adopted the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. SFAS 144 addresses the financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS 144 extends the reporting requirements of discontinued operations to include components of an entity that have either been disposed or are classified as held for sale. During the year ended December 31, 2002, the Company disposed of a 125 licensed bed skilled nursing facility located in Las Vegas, Nevada and a 164 licensed bed hospital facility located in Arlington, Virginia. In addition, on June 30, 2003, the Company completed the sale of 16 skilled nursing facilities in Florida and Texas to its primary tenant, Kindred. The operating results of these properties have been reclassified as discontinued operations in the consolidated statements of operations for each of the three years ended December 31, 2002 discussed herein. See “Note 5—Dispositions and Loss on Extinguishment of Debt” to the Consolidated Financial Statements.

Years ended December 31, 2002 and December 31, 2001

Rental income for year ended December 31, 2002 was $180.8 million, of which $177.7 million (98.3%) resulted from leases with Kindred. The rental income from Kindred includes $2.4 million related to the amortization of deferred revenue recorded as a result of the Company’s receipt of common stock in Kindred (the “Kindred Common Stock”) and the $4.5 million of additional future rent under the five master lease agreements (the “Kindred Master Leases”) with Kindred. The rental income for the year ended December 31, 2001 was $175.3 million, of which $173.0 million (98.7%) resulted from leases with Kindred. The $5.5 million increase in rental income consists primarily of (a) the 3.5% increase in the rent paid under the Kindred Master Leases effective May 1, 2002 and (b) additional rent received under the master lease (the “THI Master Lease”) with Trans Healthcare, Inc. (“THI”) entered into by the Company and THI properties on November 4, 2002. The Company reported two months of interest income from a mezzanine loan and senior loan of $1.0 million. The senior loan was sold in December 2002. Annualized interest on the mezzanine loan is expected to be approximately $3 million. See “Note 6—Other Acquisitions and Dispositions” to the Consolidated Financial Statements.

Interest and other income totaled approximately $1.2 million for the year ended December 31, 2002 as compared to approximately $4.0 million for the year ended December 31, 2001. The decrease in interest income was primarily the result of lower cash balances and reduced interest rates.

Expenses totaled $151.2 million for the year ended December 31, 2002 and included $39.6 million of depreciation expense and $74.9 million of interest on debt financing (inclusive of swap ineffectiveness), $11.1 million from the loss on extinguishment of debt and $5.5 million of interest on the United States Settlement. For the year ended December 31, 2001, expenses totaled $144.4 million and included $39.4 million of depreciation expense on real estate assets, $82.4 million of interest on the Company’s prior credit agreement (the “2000 Credit Agreement”) and other debt and $4.6 million of interest on the United States Settlement. The $6.9 million increase in expense consists primarily of (a) $9.8 million increase in the loss from the extinguishment of debt in connection with the refinancing of its 2000 Credit Agreement, (b) an additional expense of $5.4 million related to the loss on a $350 million notional swap breakage (see “Note 7—Borrowing Arrangements” to the Consolidated Financial Statements), (c) a $0.9 million increase in interest on the United States Settlement which was entered into on April 20, 2001, and (d) a $0.3 million increase in depreciation and amortization. The increased expenses were offset by (y) $7.5 million decrease in interest expense and (z) a $2.0 million decrease in general and administrative expenses and professional fees.

Interest expense excluding the interest on the United States Settlement decreased $7.5 million to $74.9 million for the year ended December 31, 2002 from $82.4 million for the year ended December 31, 2001. $3.1 million of the decrease is primarily a result of reduced principal balances and $7.2 million relates to reduced interest rates resulting from the CMBS Transaction in December 2001, and the April 2002 closing of the 2002 Credit Agreement (as defined below) and the Senior Notes Offering (as defined below). $0.9 million of the decrease is included in discontinued operations. The decrease is offset by a $1.9 million “swap ineffectiveness” expense recognized in the Statement of Operations to reflect the value of the excess of the notional amount of the 1998 Swap and 2003-2008 Swap over the Company’s anticipated variable rate debt balance in the future. See “Note 7—Borrowing Arrangements” to the Consolidated Financial Statements.

Professional fees totaled approximately $3.2 million for the year ended December 31, 2002, as compared to $4.7 million for the year ended December 31, 2001. The decrease relates primarily to the reduction in professional fees incurred as a result of the Company’s stabilized operations in 2002.

During the year ended December 31, 2001, the Company recorded a provision for taxes on the 10% of its estimated 2001 taxable income that the Company did not distribute. In the third quarter of 2002, the Company filed its 2001 federal income tax return on which it elected to apply certain 2002 dividend payments in excess of its 2002 estimated taxable net income against such 2001 undistributed taxable net income. As a result, the Company recorded a $2.2 million tax benefit in the third quarter ended September 30, 2002.

In connection with the refinancing of its indebtedness under the 2000 Credit Agreement, the Company incurred a loss of $6.9 million related to the write-off of unamortized deferred financing costs associated with the 2000 Credit Agreement. In December 2002, the Company incurred an additional $4.2 million loss related to the repurchase of $34.0 million in Senior Notes consisting of the write-off of unamortized deferred financing costs and premiums paid to repurchase. In connection with the refinancing of a portion of its indebtedness under the 2000 Credit Agreement, the Company incurred a loss of approximately $1.3 million related to the partial write-off of unamortized deferred financing fees associated with the 2000 Credit Agreement. See “Note 7—Borrowing Arrangements” to the Consolidated Financial Statements.

During the year ended December 31, 2002, the Company disposed of a total of 159,500 shares of Kindred Common Stock for an average net price of $43.39 per share and recognized a gain of $5.0 million. The Company applied net proceeds of $7.0 million as a prepayment of the Company’s indebtedness under the 2002 Credit Agreement. As a result of Kindred’s announcement relating to the Florida skilled nursing facilities and other events, the market value of the Company’s Kindred Common Stock declined substantially in the fourth quarter of 2002. As of December 31, 2002, the Company owned 920,814 shares of Kindred Common Stock with a market value of $16.7 million, or $18.15 per share. The Company disposed of 418,186 shares of Kindred Common Stock in the fourth quarter of 2001 and recognized a gain of $15.4 million on the dispositions.

On March 13, 2002, the Company sold a 125 licensed bed skilled nursing facility located in Las Vegas, Nevada to an unrelated third party for $1.8 million and recognized a gain of $1.1 million which was reported as a component of Discontinued Operations. The Company applied net proceeds of $1.5 million as a prepayment of the Company’s indebtedness under the 2000 Credit Agreement. On June 21, 2002, the Company sold a 164 licensed bed hospital facility located in Arlington, Virginia to an unrelated third party and recognized a gain of approximately $22.4 million which was reported as a component of Discontinued Operations. The Company applied net proceeds of $27.1 million as a prepayment of the Company’s indebtedness under the 2002 Credit Agreement. On June 30, 2003, the Company completed the sale of 15 skilled nursing facilities in Florida and one skilled nursing facility in Texas to its primary tenant Kindred Healthcare, Inc. As of December 31, 2002, the net book value of the 16 facilities was $65.3 million.

After income from discontinued operations of $26.7 million (or $0.37 per diluted share), net income for the year ended December 31, 2002 was $65.7 million or $0.93 per diluted share. Net income for year ended December 31, 2001 was $50.6 million or $0.73 per diluted share after discontinued operations of $2.5 million (or $0.04 per diluted share).

Years ended December 31, 2001 and December 31, 2000

Net of total write-offs, rental revenue increased $1.2 million in 2001 compared to 2000. Rental income for the year ended December 31, 2001 was $175.3 million, of which $173.0 million (98.7%) resulted from leases with Kindred. The rental income from Kindred includes $1.7 million related to the amortization of deferred revenue recorded as a result of Ventas Realty’ Limited Partnership’s (“Ventas Realty”) receipt of the Kindred Common Stock and the $4.5 million of additional future rent under the Kindred Master Leases. Net rental income for the year ended December 31, 2000 was $174.1 million, of which $171.3 million (98.4%) resulted from the Leases with Kindred. In 2000, the outcome of the Kindred bankruptcy was uncertain, and the difference between the rent provided for in the prior Kindred master leases and rent actually received from Kindred was written off to uncollectible amounts due from tenants. Kindred’s plan of reorganization (the “Kindred Reorganization Plan”) under Chapter 11 of the U.S. Bankruptcy Code terminated the Company’s right to the payment of the difference between rent required to be paid under the terms of the prior Kindred master leases and the rent received by the Company after the date that Kindred filed for protection under chapter 11 of title 11 of the Bankruptcy Code and prior to the beginning of the month immediately following the effective date of the Kindred Plan of Reorganization (the “Kindred Effective Date”). As a result, for the period from January 1, 2001 through April 30, 2001, the Company recorded revenue equal to the amount actually paid by Kindred under a stipulation entered into with Kindred at the commencement of its bankruptcy case. The Company included in its revenue computation for the period of May 1, 2001 through December 31, 2001 the amount of rent due and payable under the Kindred master leases for that period.

Interest and other income totaled approximately $4.0 million and $9.5 million for the years ended December 31, 2001 and 2000, respectively. The decrease in interest was primarily the result of lower cash balances during the year as well as reduced market interest rates.

Expenses totaled $144.4 million for the year ended December 31, 2001 and included $39.4 million of depreciation expense, $82.4 million of interest on the 2000 Credit Agreement and other debt and $4.6 million interest on the United States Settlement. For the year ended December 31, 2000 expenses totaled $297.8 million and included $39.6 million of depreciation expense on real estate assets and $89.9 million of interest on the 2000 Credit Agreement and other debt. The $153.5 million decrease in expenses in 2001 was due primarily to (a) a charge in 2000 of $96.5 million related to the United States Settlement, (b) a charge to earnings in 2000 of $45.5 million for unpaid rent from tenants, which primarily includes the difference between the minimum monthly base rent that would have been due under the terms of the prior Kindred master leases and the base rent that was paid under the terms of the rent stipulation entered into in connection with the Kindred bankruptcy, (c) decreased interest expense and (d) decreased professional fees.

In the fourth quarter of 2000, the Company recorded a $96.5 million charge related to the United States Settlement. Under the United States Settlement, the Company will pay $103.6 million to the federal government, of which $34.0 million was paid on the Kindred Effective Date. The balance of $69.6 million bears interest at 6%

per annum and is payable in equal quarterly installments over a five-year term commencing on June 30, 2001. The charge for the United States Settlement was discounted for accounting purposes based on an imputed borrowing rate of 10.75%.

Professional fees totaled approximately $4.7 million for the year ended December 31, 2001, as compared to $10.8 million for the year ended December 31, 2000. The decrease relates primarily to the reduction in professional fees incurred as a result of Kindred’s emergence from bankruptcy. See “Note 4—Concentration of Credit Risk” and “Note 11—Transactions with Kindred” to the Consolidated Financial Statements.

In connection with the refinancing of a portion of its indebtedness under the 2000 Credit Agreement, in the fourth quarter of 2001, the Company incurred a loss of approximately $1.3 million related to the partial write-off of unamortized deferred financing fees associated with the 2000 Credit Agreement. See “Note 7—Borrowing Arrangements” to the Consolidated Financial Statements.

Interest expense, excluding the interest on the United States Settlement, decreased $7.5 million to $82.4 million for the year ended December 31, 2001 from $89.9 million for the year ended December 31, 2000. The decrease is primarily a result of reduced principal, reduced amortization of deferred financing fees and the favorable impact in the first quarter of 2001 of timing differences in the rate setting under the Company’s interest rate swap agreement and the 2000 Credit Agreement. See “Note 7—Borrowing Arrangements” to the Consolidated Financial Statements. For the year ended December 31, 2000, interest expense includes a $13.8 million payment on the 1998 Swap Agreement (as defined below). For the year ended December 31, 2000, the Company received payments totaling $4.3 million related to the 1998 Swap, which offset interest expense.

The IRS is currently reviewing the federal income tax returns of the Company for the years ended December 31, 1997 and 1998. On January 16, 2003, the Company agreed to a revised IRS Revenue Agent’s report quantifying the examination findings in connection with the 1997 and 1998 income tax periods. This report concludes that, pending final review by the Joint Committee of Taxation, the Company does not owe any additional taxes, and is entitled to an additional refund of $1.2 million, for the period in question. If received, this $1.2 million would be deposited into a joint tax escrow account between Ventas and Kindred. Until the review of the Joint Committee of Taxation is final, however, there can be no assurance as to the ultimate outcome of these matters or whether such outcome will have a Material Adverse Effect on the Company.

However, if there are any resulting tax liabilities, if any, for the tax years ended December 31, 1997 and 1998 will be satisfied first from the use of Net Operating Loss (“NOL”) carryforwards (including the NOL carryforwards that were utilized to offset the Company’s federal income tax liability for 1999 and 2000) to satisfy those liabilities.

As a result of the uncertainties relating to the Company’s ability to retain its NOL carry forwards, the Company recorded a charge for taxes on the 10% of its estimated 2001 taxable income which the Company did not distribute as a dividend. The $2.6 million tax provision reported for the year ended December 31, 2001 included a $0.7 million provision related to Ventas Realty’s receipt of the Kindred Common Stock, of which 100% was taxable income to the Company in the second quarter of 2001. See “Note 10—Income Taxes” to the Consolidated Financial Statements.

The Company disposed of 418,186 shares of Kindred Common Stock in the fourth quarter of 2001 and recognized a gain of $15.4 million on the dispositions. In connection with a registered offering of common stock by Kindred, Ventas Realty exercised its piggyback registration rights, and sold 83,300 shares of Kindred Common Stock, recognizing a gain of $2.6 million. The Company applied the net proceeds of $3.6 million from the sale of the 83,300 shares of Kindred Common Stock as a prepayment on the Company’s indebtedness under the 2000 Credit Agreement. The Company distributed 334,886 shares of Kindred Common Stock as part of the 2001 dividend, resulting in a gain of $12.8 million. For every share of common stock of the Company that a stockholder owned at the close of business on December 14, 2001, the stockholder received 0.005 of a share of Kindred Common Stock and $0.0049 in cash (equating to one share of Kindred Common Stock and $0.98 in cash for every two hundred shares of common stock in the Company). For purposes of the 2001 dividend, the Kindred Common Stock was valued in accordance with the Code and applicable rulings and regulations on December 31, 2001 at $51.02 per share (the average of the high and low price on that day).

Net income for the year ended December 31, 2001 was $50.6 million or $0.73 per diluted share after discontinued operations of $2.5 million (or $0.04 per diluted share). After discontinued operations of $2.3 million or $0.03 per diluted share, net loss for the year ended December 31, 2000, was $65.5 million or $0.96 per diluted share.

Funds from Operations

Funds from operations (“FFO”) for the years ended December 31, 2002, 2001 and 2000 totaled $84.1 million, $92.2 million and $72.3 million, respectively. FFO for the four years ended December 31, 2002 and for the period from May 1, 1998 to December 31, 1998 is summarized in the following table:

	For the years ended December 31,				For the period from May 1, 1998 to December 31, 1998
	2002	2001	2000	1999
	(In thousands)
Net income (loss)	$65,706	$50,566	$(65,452)	$42,535	$26,758
Adjustments:
Provision for income taxes	—	—	—	—	21,151
Depreciation on real estate assets	39,428	39,282	39,500	40,060	26,912
United States Settlement	—	—	96,493	—	—
Realized gain on sale of real estate assets	(64)	(290)	(957)	(254)	—
Other items:
Discontinued operations
Real estate depreciation—discontinued	2,463	2,622	2,688	2,682	1,788
Gain on sale of real estate	(23,450)	—	—

Funds from operations	$84,083	$92,180	$72,272	$85,023	$76,609

Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. To overcome this problem, the Company considers FFO an appropriate measure of performance of an equity REIT and the Company uses the NAREIT definition of FFO. NAREIT defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate property, plus depreciation for real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. FFO presented herein is not necessarily comparable to FFO presented by other real estate companies due to the fact that not all real estate companies use the same definition. FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s financial performance or as an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is FFO necessarily indicative of sufficient cash flow to fund all of the Company’s needs. The Company believes that in order to facilitate a clear understanding of its consolidated historical operating results, FFO should be examined in conjunction with net income as presented in the Consolidated Financial Statements and data included elsewhere in this Exhibit to this current report on Form 8-K.

Asset/Liability Management

Asset/liability management is a key element of the Company’s overall risk management program. The objective of asset/liability management is to support the achievement of business strategies while maintaining appropriate risk levels. The asset/liability management process focuses on a variety of risks, including market risk (primarily interest rate risk) and credit risk. Effective management of these risks is an important determinant of the absolute levels and variability of FFO and net worth. The following discussion addresses the Company’s integrated management of assets and liabilities, including the use of derivative financial instruments. The Company does not use derivative financial instruments for speculative purposes.

Market Risk

The following discussion of the Company’s exposure to various market risks contains “forward-looking statements” that involve risks and uncertainties. These projected results have been prepared utilizing certain assumptions considered reasonable in light of information currently available to the Company. Nevertheless, because of the inherent unpredictability of interest rates as well as other factors, actual results could differ materially from those projected in such forward-looking information.

The Company receives revenue primarily by leasing its assets under leases that are long-term triple net leases in which the rental rate is generally fixed with annual escalators, subject to certain limitations. The Company also earns revenue from the its mezzanine loan to THI. The Company’s obligations under the 2002 Credit Agreement are (and its obligations under the 2000 Credit Agreement were) floating rate obligations whose interest rate and related monthly interest payments vary with the movement in LIBOR. See “Note 7—Borrowing Arrangements” to the Consolidated Financial Statements. The general fixed nature of the Company’s assets and the variable nature of the Company’s obligations create interest rate risk. If interest rates were to rise significantly, the Company’s lease and other revenue might not be sufficient to meet its debt obligations. In order to mitigate this risk, in connection with the 1998 Spin Off, the Company entered into the 1998 Swap to effectively convert most of its floating rate debt obligations to fixed rate debt obligations. Interest rate swaps generally involve the exchange of fixed and floating rate interest payments on an underlying notional amount. As of December 31, 2002, the Company had a $425.0 million interest rate swap outstanding (the “1998 Swap”) with a highly rated counterparty in which the Company pays a fixed rate of 5.985% and receives LIBOR from the counterparty.

On September 28, 2001, the Company entered into a second interest rate swap agreement in the notional amount of $450.0 million (the “2003-2008 Swap”) with a highly rated counterparty to hedge floating rate debt for the period between July 1, 2003 and June 30, 2008, under which the Company will pay a fixed rate of 5.385% and will receive LIBOR from the counterparty to this agreement. The 2003-2008 Swap is treated as a cash flow hedge for accounting purposes. There are no collateral requirements under the 2003-2008 Swap. The notional amount of the 2003-2008 Swap is scheduled to decline from $450.0 million as of July 1, 2003 as follows:

Notional Amount	Date
$300,000,000	June 30, 2006
150,000,000	June 30, 2007
—	June 30, 2008

In accordance with the terms of the CMBS Loan Agreement (as defined below), on December 11, 2001, Ventas Finance I, LLC (“Ventas Finance”) purchased an interest rate cap from a highly rated counterparty (the “Buy Cap”). See “—Liquidity and Capital Resources—Credit Facility” and “Note 7—Borrowing Arrangements” to the Consolidated Financial Statements. Because the Company already hedged its consolidated interest rate risk through the 1998 Swap and the 2003-2008 Swap, on December 11, 2001 the Company sold an interest rate cap (the “Sell Cap”) for the same notional value ($225.0 million) and on the same terms (5 year amortizing 8% LIBOR cap) as the Buy Cap. If LIBOR should exceed the 8% cap, the Sell Cap would require the Company to pay the counterparty and the Buy Cap would require the counterparty to pay Ventas Finance for the interest accruing in excess of the 8% LIBOR cap. The Buy Cap and the Sell Cap are shown separately as an asset and a liability on the Company’s balance sheet, respectively. The Company believes that the economic substance of the Buy Cap offsets the net cash flow exposure of the Sell Cap.

When interest rates rise, the interest rate swaps increase in fair value to the Company and when interest rates fall, the interest rate swaps decline in fair value to the Company. Similarly, when interest rates increase, the Buy Cap increases in fair value and the Sell Cap decreases in fair value. As of December 31, 2002, interest rates had fallen and the 1998 Swap and the 2003-2008 Swap were in an unrealized loss position to the Company. Generally, interest rate swap agreements with longer terms evidence greater dollar values of variation when interest rates change. To highlight the sensitivity of the interest rate swaps and caps to changes in interest rates, the following summary shows the effects of a hypothetical instantaneous change of 100 basis points (BPS) in interest rates as of December 31, 2002:

	1998 Swap	2003-2008 Swap	Sell Cap	Buy Cap
Notional Amount	$425,000,000	$450,000,000	$225,000,000	$225,000,000
Fair Value to the Company	(9,842,703)	(37,828,893)	(1,285,574)	1,285,574
Fair Value to the Company Reflecting Change in Interest Rates
-100 BPS	(10,948,367)	(55,990,510)	(534,391)	534,391
+100 BPS	(8,752,995)	(20,626,126)	(2,507,871)	2,507,871

The carrying value of the Company’s variable rate debt approximates fair value. There is no cash flow impact from the fluctuation of interest rates since the Company currently hedges 100% of its variable rate debt. The fair value of the fixed rate debt is $377.1 million based on open market trading activity provided by a third party.

Credit Risk

As a result of the 1998 Spin Off, the Company has a significant concentration of credit risk with Kindred under the Kindred Master Leases. For the years ended December 31, 2002 and 2001 lease rental revenues from Kindred totaled $177.7 million or 98.3% and $173.0 or 98.7%, respectively, of the Company’s total rental income for the period. For the year ended December 31, 2000, lease rental revenues from Kindred comprised 98.4% of the Company’s total lease rental revenues. Accordingly, Kindred’s financial condition and ability to meet its rent obligations will largely determine the Company’s rental revenues and its ability to make distributions to its stockholders. In addition, any failure by Kindred to effectively conduct its operations could have a material adverse effect on its business reputation or on its ability to enlist and maintain patients in its facilities. Kindred, as well as certain other tenants of the Company, have experienced financial difficulty and/or filed for bankruptcy. Kindred emerged from bankruptcy on April 20, 2001. Despite Kindred’s emergence from bankruptcy, there can be no assurance that Kindred will have sufficient assets, income and access to financing to enable it to satisfy its obligations under the Kindred Master Leases. Since the Company derives in excess of 98% of its rental revenues from Kindred and since the Kindred Master Leases are triple net leases under which Kindred is responsible for all insurance, taxes and maintenance and repair expenses required in connection with the leased properties, the inability or unwillingness of Kindred to satisfy its obligations under the Kindred Master Leases would have a material adverse effect on the condition of the Kindred leased properties, as well as a Material Adverse Effect on the Company. See “Business—Risk Factors—The Company is dependent on Kindred; Kindred’s inability or unwillingness to satisfy its obligations under its agreements with the Company could significantly harm the Company and its ability to service its indebtedness and other obligations and to make distributions to its stockholders as required to continue to qualify as a REIT” and “Note 4—Concentration of Credit Risk” to the Consolidated Financial Statements. The Company monitors its credit risk under its lease agreements with its tenants by, among other things, reviewing and analyzing (a) information regarding the healthcare industry generally, (b) publicly available information regarding tenants, (c) information provided by the tenants and borrowers under the Company’s lease and other agreements, and (d) discussion with tenants, borrowers and their representatives.

Liquidity and Capital Resources

During 2002, the Company’s principal sources of liquidity came from cash flow from operations, borrowings under the 2002 Credit Agreement, the issuance of the Senior Notes as defined below, disposition of assets, the Equity Offering (as defined below) and, until the 2002 Refinancing Date (as defined below), the 2000 Credit Agreement.

The Company intends to continue to fund future investments through cash flow from operations, borrowings under the 2002 Credit Agreement, disposition of assets and issuance of secured or unsecured long-term debt or other securities. As of December 31, 2002, the Company had cash and cash equivalents of $2.5 million, restricted cash of $20.0 million (comprised of $5.0 million of reserves under the CMBS Facility (as defined below), escrows under the THI Master Lease and the Company’s portion of the amounts on deposit pursuant to the Tax Refund Escrow Agreement), outstanding revolving credit borrowings of $59.3 million under the 2002 Credit Agreement, and unused revolving credit availability of $185.3 million. Through the pledge of additional property as collateral to the lenders under the 2002 Credit Agreement, the Company, as of December 31, 2002, could have increased revolving credit availability to $231.0 million.

Net cash provided by operations totaled $116.4 million, $79.9 million and $85.3 million for the years ended December 31, 2002, 2001 and 2000, respectively. The increase in 2002 cash flows is primarily a result of (a) the timing of interest payments on the Senior Notes and the 1998 Swap, (b) increases from rent escalators and (c) reduction of interest expense.

Net cash used in investing activities for the year ended December 31, 2002 was $34.1 million. The Company invested $53.0 million in real property and $64.9 million in loan financing from the THI Transaction (as defined below) which was financed through borrowings under the 2002 Credit Agreement. Investing activities also included $49.0 million in proceeds from the sale of the THI Senior Loan (as defined below), $28.6 million from the sale of real property, $7.0 million from the sale of Kindred Common Stock and $2.0 million from origination fees. Net cash provided by investing activities for the year ended December 31, 2001 of $2.8 million included the proceeds from the Company’s sale of 83,300 shares of Kindred common stock. Net cash provided by investing activities for the year ended December 31, 2000 totaled $5.4 million and included proceeds from the sale of two nursing facilities.

Net cash used in financing totaled $98.4 million for the year ended December 31, 2002. The uses include (a) an aggregate of $106.7 million payment of principal on the 2000 Credit Agreement, the 2002 Credit Agreement and the CMBS Loan, (b) $15.1 million in financing fees, (c) $12.8 million in swap breakage costs, (d) $50.1 million of cash dividend payments, and (e) $10.8 million of principal payments on the United States Settlement. The financing uses are offset by net proceeds from the issuance of common stock of $97.2 million, including the net proceeds of $93.6 million from the issuance of nine million shares (the “Equity Offering”) and $3.6 million from the exercise of stock options. Net cash used in financing activities for the year ended December 31, 2001 totaled $151.5 million and included payments of principal on the 2000 Credit Agreement in the aggregate amount of $263.0 million. $212.8 million of the payments were funded from the CMBS Transaction (as defined below), which generated gross proceeds of $225 million. The 2001 financing activities also included $6.9 million in financing costs, $41.7 million payment on the United States Settlement, and $65.3 million of cash dividend payments. For the year ended December 31, 2000, net cash used in financing activities was $142.9 and included dividend payments of $42.4 million, repayments of borrowings of $87.9 million and deferred financing costs of $12.6 million.

On December 31, 2002, the Company repurchased $34.0 million principal amount of Senior Notes out of the proceeds of the Equity Offering. The Company purchased $783,000 of 2009 Senior Notes (as defined below) and $33,179,000 of 2012 Senior Notes (as defined below) in open market purchases. The total purchase price aggregated $37.4 million. As a result of these purchases, the Company reported a loss of $4.2 million in the fourth quarter ended December 31, 2002. The Company has no current intention to repurchase any additional Senior Notes.

The 2000 Credit Agreement

On January 31, 2000, the Company entered into the 2000 Credit Agreement. On April 17, 2002, the Company used the proceeds of the Senior Notes Offering (as defined below) and certain borrowings under the 2002 Credit Agreement, in addition to cash on hand, to repay all outstanding indebtedness under the 2000 Credit Agreement. See “—Use of Proceeds; Repayment of 2000 Credit Agreement.”

Tax Refund Escrow Agreement

Kindred and the Company have entered into the Tax Refund Escrow Agreement governing their relative entitlement to certain tax refunds for the tax periods prior to and including May 1, 1998 (the “Subject Periods”) that each received or may receive in the future. Under the terms of the Tax Refund Escrow Agreement, refunds (“Subject Refunds”) received on or after September 13, 1999 by either Kindred or the Company with respect to federal, state or local income, gross receipts, windfall profits, transfer, duty, value-added, property, franchise, license, excise, sales and use, capital, employment, withholding, payroll, occupational or similar business taxes (including interest, penalties and additions to tax, but excluding certain refunds), for taxable periods ending on or prior to May 1, 1998, or including May 1, 1998 and received on or after September 13, 1999 (“Subject Taxes”) must be deposited into an escrow account with a third-party escrow agent.

The Tax Refund Escrow Agreement provides generally that Subject Taxes will be satisfied first from the funds in the escrow account (the “Escrow Funds”). To the extent that the Escrow Funds are insufficient to satisfy all liabilities for Subject Taxes that are finally determined to be due (such excess amount, “Excess Taxes”), the relative liability of Kindred and the Company to pay such Excess Taxes shall be determined as provided in the Tax Refund Escrow Agreement. Disputes under the Tax Refund Escrow Agreement, and the determination of the relative liability of Kindred and the Company to pay Excess Taxes, if any, are governed by the arbitration provision of the Tax Allocation Agreement.

Interest earned on the Escrow Funds or included in refund amounts received from governmental authorities are distributed equally to each of Kindred and the Company on an annual basis and are accrued as interest income on the Consolidated Statement of Operations. Any Escrow Funds remaining in the escrow account after no further claims may be made by governmental authorities with respect to Subject Taxes or Subject Refunds (because of the expiration of statutes of limitation or otherwise) will be distributed equally to Kindred and the Company. See “Note 10—Income Taxes” to the Consolidated Financial Statements.

CMBS Transaction

On December 12, 2001, the Company raised $225.0 million in gross proceeds from the completion of a commercial mortgage backed securitization transaction (the “CMBS Transaction”). Under a Loan and Security Agreement dated as of December 12, 2001 (the “CMBS Loan Agreement”), Ventas Finance obtained a loan in the principal amount of $225.0 million (the “CMBS Loan”) from Merrill Lynch Mortgage Lending, Inc., as lender (the “CMBS Lender”). The CMBS Loan bears interest at a weighted average of LIBOR plus 1.4651%. Principal of and interest on the CMBS Loan is payable monthly. Principal payments on the CMBS Loan were calculated based upon a 25-year amortization schedule using an assumed interest rate of 9.46% per annum. The CMBS Loan matures on December 9, 2006, at which time a principal balloon payment of approximately $211.0 million will be due, assuming all scheduled amortization payments are made and no prepayments are made on the CMBS Loan. The CMBS Loan may be prepaid in whole or in part at any time and from time to time without penalty or premium.

On December 12, 2001, the Company used $212.8 million of the proceeds from the CMBS Loan to pay down a portion of the outstanding principal under the 2000 Credit Agreement. The Company recognized a $1.3 million loss in the fourth quarter of 2001 relating to the partial write-off of unamortized deferred financing costs as a result of the aforementioned prepayments under the 2000 Credit Agreement.

The CMBS Loan is secured by liens on the 40 skilled nursing facilities (the “CMBS Properties”) transferred by Ventas Realty to Ventas Finance and leased to Kindred under a Kindred Master Lease (the “Kindred CMBS Master Lease”). Except for certain customary exceptions, the CMBS Loan is non-recourse to Ventas Finance and the Company.

Ventas Finance is required to maintain or cause to be maintained the following reserve accounts under the CMBS Loan Agreement: (a) a debt service reserve account in an amount of $5.0 million to cover shortfalls in cash available for debt service on the CMBS Loan, (b) an imposition and insurance reserve for the payment of real property taxes and insurance premiums with respect to the CMBS Properties, and (c) a replacement reserve account in the amount of $1.58 million for the payment of the cost of capital improvements made to the CMBS Properties. The impositions and insurance reserve and the replacement reserve under the CMBS Loan Agreement are being funded and/or maintained by Kindred as required under and in accordance with the terms of the Kindred CMBS Master Lease. If Kindred should be unwilling or unable to fund these reserves under the CMBS Loan Agreement, Ventas Finance will be required to fund and/or maintain such reserves. Restricted cash at December 31, 2002 included $5.0 million related to the debt service reserve account for the CMBS Loan. See “Note 7—Borrowing Arrangements” to the Consolidated Financial Statements.

The 2002 Credit Agreement

On April 17, 2002 (the “2002 Refinancing Date”), the Company, as guarantor, and Ventas Realty, as borrower, entered into a Second Amended and Restated Credit, Security and Guaranty Agreement. Under the 2002 Credit Agreement, Ventas Realty obtained a $350.0 million credit facility (the “Total Commitments”) consisting of a $60.0 million term loan (the “Tranche B Term Loan”) and a $290.0 million revolving credit facility (the “Revolving Credit Facility”). The 2002 Credit Agreement also permits Ventas Realty to obtain an additional term loan in an amount of not less than $50.0 million, but not more than the remaining unused portion of the Total Commitments, subject to the conditions set forth in the 2002 Credit Agreement (the “Tranche C Term Loan”). Subject to the terms of, and the satisfaction of certain conditions set forth in, the 2002 Credit Agreement, Ventas Realty has the option to increase the Total Commitments (in the form of term and/or revolving loans) to an amount not to exceed $450.0 million.

The outstanding aggregate principal balance of the Tranche B Term Loan, the Tranche C Term Loan and the Revolving Credit Facility may not collectively exceed either (a) the Borrowing Base (as described below) or (b) the Total Commitments. As of December 31, 2002, the outstanding principal balance of the Tranche B Term Loan was $59.7 million and the outstanding principal balance under the Revolving Credit Facility was $59.3 million. As of December 31, 2002, there was no Tranche C Term Loan.

Amounts under the Revolving Credit Facility may be borrowed and reborrowed from time to time, subject to the conditions set forth in the 2002 Credit Agreement; provided, however, that the Revolving Credit Facility matures and must be repaid in full on April 17, 2005. The principal amount of the Tranche B Term Loan is payable in installments of $150,000 on the last day of each fiscal quarter, beginning September 30, 2002, and matures and must be repaid in full on April 17, 2007.

Borrowings outstanding under the 2002 Credit Agreement bear interest at an Applicable Percentage over either (i) a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate (as defined in the 2002 Credit Agreement) in effect for the relevant period, plus one half of one percent (0.5%) and (b) the Prime Rate (as defined in the 2002 Credit Agreement) in effect for the relevant period (the “Base Rate”) or (ii) a fluctuating LIBOR-based rate per annum (the “Eurodollar Rate”). The Applicable Percentage varies based on the Company’s consolidated leverage ratio (as defined in the 2002 Credit Agreement). With respect to Tranche B Term Loans, the Applicable Percentage is (a) 2.50% for loans bearing interest at the Eurodollar Rate, and (b) 1.00% for loans bearing interest at the Base Rate. With respect to revolving loans under the Revolving Credit Facility, from the inception of the loan through December 31, 2002, the Applicable Percentage on the Eurodollar Rate was 2.75% and on the Base Rate was 1.25%.

Loans outstanding under the 2002 Credit Agreement are pre-payable without premium or penalty, provided that loans bearing interest at the Eurodollar Rate are subject to customary “breakage” costs if repaid prior to the end of an interest period. Ventas Realty has agreed to pay various fees in connection with the 2002 Credit Agreement, including without limitation, issuance fees for letters of credit and fees for the unused portion of the total committed amount of the Revolving Credit Facility. Ventas Realty may permanently reduce or terminate the total committed amount of the Revolving Credit Facility, subject to the conditions set forth in the 2002 Credit Agreement.

The Company (and any other owner of mortgaged property securing Ventas Realty’s obligations under the 2002 Credit Agreement from time to time) has guaranteed Ventas Realty’s obligations under the 2002 Credit Agreement. Such obligations are secured by liens on certain of Ventas Realty’s real property assets and any related leases, rents and personal property, and, at Ventas Realty’s option, may be secured by certain cash collateral from time to time. Currently, 59 real properties owned by Ventas Realty are mortgaged to secure the 2002 Credit Agreement (the “Borrowing Base Properties”). All 59 Borrowing Base Properties are leased to Kindred pursuant to Master Lease No. 1.

The Borrowing Base under the 2002 Credit Agreement is, as determined at any time, an amount equal to the sum of (i) sixty-five percent (65%) of the aggregate appraised property value of the Borrowing Base Properties, plus (ii) one hundred percent (100%) of amounts on deposit in certain cash collateral or pledged accounts. The aggregate principal amount of the obligations outstanding under the 2002 Credit Agreement (including the revolving loans under the Revolving Credit Facility, the Tranche B Term Loan and the Tranche C Term Loan) may not at any time exceed the Borrowing Base. As of December 31, 2002, the Borrowing Base was $304.3 million, and the outstanding aggregate principal balance of the obligations under the 2002 Credit Agreement was $119.0 million, and the remaining availability under the 2002 Credit Agreement was $185.3 million. Ventas Realty may at any time include additional real estate assets (which must satisfy certain conditions set forth in the 2002 Credit Agreement) in the Borrowing Base to increase its remaining availability, up to the Total Commitments. Subject to the terms and conditions set forth in the 2002 Credit Agreement, Ventas Realty may also obtain a release of various Borrowing Base Properties from the liens and security interests encumbering such properties.

The 2002 Credit Agreement contains a number of restrictive covenants and various potential events of default and is, among other things, cross-defaulted with certain other indebtedness and obligations of Ventas Realty and the Company. See “Note 7—Borrowing Arrangements” to the Consolidated Financial Statements.

Senior Notes Offering

On the 2002 Refinancing Date, Ventas Realty and Ventas Capital Corporation, a wholly owned subsidiary of Ventas Realty (collectively, the “Issuers”), completed the offering (the “Senior Notes Offering”) of 8-3/4% Senior Notes due 2009 in the aggregate principal amount of $175.0 million (the “2009 Senior Notes”) and 9% Senior Notes due 2012 in the aggregate principal amount of $225.0 million (the “2012 Senior Notes” and, together with the 2009 Senior Notes, the “Senior Notes”). The 2009 Senior Notes and the 2012 Senior Notes were issued under separate Indentures, each dated as of April 17, 2002 (collectively, the “Indentures”) and mature on May 1, 2009 and May 1, 2012, respectively. As of December 31, 2002, $174.2 million principal amount was outstanding under the 2009 Senior Notes and $191.8 million principal amount was outstanding under the 2012 Senior Notes.

The Senior Notes are unconditionally guaranteed on a senior unsecured basis by the Company and by certain of the Company’s current and future subsidiaries as described in the Indentures (collectively, the “Guarantors”). The Senior Notes are part of the general unsecured obligations of the Company and Ventas Realty, rank equal in right of payment with all existing and future senior obligations of the Company and Ventas Realty, and rank senior to all existing and future subordinated indebtedness of the Company and Ventas Realty. However, the Senior Notes are effectively subordinated to all borrowings under the 2002 Credit Agreement with respect to Borrowing Base Properties and any future assets securing indebtedness under the 2002 Credit Agreement. In addition, the Senior Notes are structurally subordinated to approximately $222.7 million of indebtedness relating to the CMBS Transaction that is secured by the CMBS Properties. The Issuers may redeem the Senior Notes, in whole or in part, at any time at a redemption price equal to the principal amount, plus accrued and unpaid interest to the date of redemption and a make-whole premium as described in the Indentures.

If the Company experiences certain kinds of changes of control, as described in the Indentures, the Issuers must make an offer to repurchase the Senior Notes, in whole or in part, at a purchase price in cash equal to 101% of the principal amount thereof, plus any accrued and unpaid interest to the date of purchase; provided, however, that in the event Moody’s and S&P have confirmed their ratings of the Senior Notes and certain other conditions are met as set forth in the Indentures, this repurchase obligation will not apply.

The Indentures contain a number of restrictive covenants. See “Note 7 —Borrowing Arrangements” to the Consolidated Financial Statements.

Scheduled Maturities of Borrowing Arrangements

The Company’s indebtedness has the following maturities (in thousands):

2003	$3,159
2004	3,412
2005	62,990
2006	214,810
2007	57,300
Thereafter	366,038

$707,709

Use of Proceeds; Repayment of 2000 Credit Agreement

On April 17, 2002, the Company used (i) the $400.0 million gross proceeds from the Senior Notes Offering, (ii) $220.3 million of borrowings under the 2002 Credit Agreement (consisting of $60.0 million of borrowings under the Tranche B Term Loan and $160.3 million of borrowings under the Revolving Credit Facility) and (iii) approximately $14.3 million cash on hand to: (a) repay all outstanding indebtedness under the 2000 Credit Agreement, (b) pay certain closing costs, fees and expenses, and (c) pay a one-time $13.6 million breakage cost relating to the termination of $350.0 million notional amount of the 1998 Swap. The $13.6 million breakage cost is composed of (i) a $12.8 million swap breakage fee and (ii) $0.8 million of accrued interest on the terminated $350.0 million notional amount for the period April 1, 2002 through April 17, 2002. The Company recorded a $6.9 million loss in the quarter ended June 30, 2002 to write-off unamortized deferred financing costs relating to the 2000 Credit Agreement.

Dividends

In order to continue to qualify as a REIT, the Company must make annual distributions to its stockholders of at least 90% of its “REIT taxable income” (excluding net capital gain). The Company declared dividends greater than 100% of its estimated taxable income for 2002. The Company declared or assigned dividends equal to or greater than 100% of its taxable income for 2001 and 95% for 2000. The Company intends to pay a dividend for 2003 equal to $1.07 per common share, but not less than 100% of the Company’s taxable income for 2003. The Company intends to pay the 2003 dividend with cash but may also pay by a combination of cash and other property or securities, including shares of Kindred Common Stock.

It is expected that the Company’s REIT taxable income will be less than its cash flow due to the allowance of depreciation and other non-cash deductions in computing REIT taxable income. However, for 2001 this was partially offset by the value of the Kindred Common Stock received by the Company on the Kindred Effective Date which is included in taxable income in 2001. The Company anticipates that it generally will have sufficient cash or liquid assets to enable it to satisfy the 90% distribution requirement. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 90% distribution requirement or to distribute such greater amount as may be necessary to avoid income and excise taxation.

Capital Expenditures and Property Acquisitions

Capital expenditures to maintain and improve the leased properties generally will be incurred by the Company’s tenants. Accordingly, the Company does not believe that it will incur any major expenditures in connection with the leased properties. After the terms of the leases expire, or in the event that the tenants are unable or unwilling to meet their obligations under the leases, the Company anticipates that any expenditures relating to the maintenance of leased properties for which it may become responsible will be funded by cash flows from operations or through additional borrowings. To the extent that unanticipated expenditures or significant borrowings are required, the Company’s liquidity may be affected adversely. The Company’s ability to make expenditures and borrow funds is restricted by the terms of the 2002 Credit Agreement and the Indentures.

Shelf Registration Statement and Equity Offering

On June 19, 2002, the Company filed a universal shelf registration statement on Form S-3 with the Commission relating to $750.0 million of common stock, preferred stock, debt securities, depository shares and warrants. The registration statement became effective on July 8, 2002. As of December 31, 2002, $651.0 million of these securities remained available for offering under the shelf registration statement.

During the fourth quarter ended December 31, 2002, the Company commenced and completed an equity offering of the Company’s common stock with Tenet Healthcare Corporation (“Tenet”). Immediately prior to the completion of the Equity Offering, Tenet held 8,301,067 shares of Ventas common stock. The Equity Offering consisted of 9,000,000 newly issued shares of common stock sold by Ventas and 8,301,067 shares of Ventas common stock owned and sold by Tenet, all priced at $11.00 per share. After the Equity Offering, Tenet held no shares of Ventas common stock. The net proceeds received by Ventas from its sale of its newly issued common stock were $93.6 million and were used to repay outstanding indebtedness, including the indebtedness incurred by the Company to invest in the THI Transaction.

Agreement of Indemnity—Third-Party Leases and Contracts

In connection with the 1998 Spin Off, the Company assigned its former third party lease obligations and third party guarantee agreements to Kindred. The Company believes that the aggregate exposure under its third party lease obligations is approximately $36.4 million. The Company believes that it has no material exposure under the third party guarantee agreements. See “Note 11—Transactions with Kindred” to the Consolidated Financial Statements.

Other

In the fourth quarter of 2000, the Company recorded a $96.5 million charge related to the United States Settlement. Under the United States Settlement, the Company is required to pay $103.6 million to the federal government, of which $34.0 million was paid on the Kindred Effective Date. The balance of $69.6 million bears interest at 6% per annum and is payable in equal quarterly installments over a five-year term commencing on June 30, 2001. The charge in the fourth quarter of 2000 was discounted for accounting purposes based on an imputed borrowing rate of 10.75%. The Company will be required to pay $16.2 million in principal and interest in 2003 under the United States Settlement.

The Company has outstanding loans, with interest provisions of approximately $4.1 million, net of repayments, to certain current and former executive officers of the Company to finance the income taxes payable by them as a result of the vesting of common stock of the Company awarded as compensation to such officers and the 1998 Spin Off. The loans are payable over periods ranging from a four to a ten year period beginning in each case on the date such loan was made. See “Note 16—Related Party Transactions” to the Consolidated Financial Statements.

REPORT OF INDEPENDENT AUDITORS

Stockholders and Board of Directors

Ventas, Inc.

We have audited the accompanying consolidated balance sheets of Ventas, Inc. as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the three years in the period ended December 31, 2002. Our audits also included the financial statement schedule (Schedule III). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ventas, Inc. at December 31, 2002 and 2001, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 5 to the consolidated financial statements, in 2002 the Company adopted the provisions of Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” and Statement of Financial Accounting Standards No. 145, addressing the accounting for gains and losses on extinguishment of debt. In addition, as discussed in Note 2 to the consolidated financial statements, in 2001 the Company changed its method of accounting for derivative instruments.

/s/    Ernst & Young LLP

Chicago, Illinois

February 7, 2003

except for Note 5 as to

which the date is

June 30, 2003

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED BALANCE SHEETS

December 31, 2002 and 2001

(In thousands, except per share amounts)

	2002	2001
Assets
Real estate investments:
Land	$119,559	$119,771
Building and improvements	1,101,847	1,056,067

	1,221,406	1,175,838
Accumulated depreciation	(409,132)	(369,502)

Total net real estate property	812,274	806,336
Loan receivable, net	16,528	—

Total net real estate investments	828,802	806,336
Cash and cash equivalents	2,455	18,596
Restricted cash	19,953	20,773
Investment in Kindred Healthcare, Inc. common stock	16,713	55,118
Kindred Healthcare, Inc. common stock reserved for distribution	—	17,086
Deferred financing costs, net	17,704	14,153
Notes receivable from employees	4,139	3,635
Other	6,014	6,162

Total assets	$895,780	$941,859

Liabilities and stockholders’ equity (deficit)
Liabilities:
Senior Notes payable and other debt	$707,709	$848,368
United States Settlement	43,992	54,747
Securities settlement due	37,366	—
Deferred revenue	18,883	21,027
Interest rate swap agreements	47,672	27,430
Accrued dividend	16,596	17,910
Accounts payable and other accrued liabilities	32,639	18,154
Other liabilities—disputed tax refunds and accumulated interest	14,156	14,903
Deferred income taxes	30,394	30,394

Total liabilities	949,407	1,032,933

Commitments and contingencies
Stockholders’ equity (deficit):
Preferred stock, 10,000 shares authorized, unissued	—	—
Common stock, $0.25 par value; authorized 180,000 shares; issued 82,608 shares in 2002 and 73,608 in 2001	20,652	18,402
Capital in excess of par value	191,779	122,468
Unearned compensation on restricted stock	(793)	(1,000)
Accumulated other comprehensive income (loss)	(26,116)	36,174
Retained earnings (deficit)	(134,279)	(134,088)

	51,243	41,956
Treasury stock—3,730 shares in 2002 and 4,723 shares in 2001	(104,870)	(133,030)

Total stockholders’ equity (deficit)	(53,627)	(91,074)

Total liabilities and stockholders’ equity (deficit).	$895,780	$941,859

See accompanying notes.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2002, 2001 and 2000

(In thousands, except per share amounts)

	2002	2001	2000
Revenues:
Rental income	$180,810	$175,298	$219,628
Interest income from loan receivable	995	—	—
Gain on sale of Kindred common stock	5,014	15,425	—
Interest and other income	1,178	4,004	9,481

Total revenues	187,997	194,727	229,109

Expenses:
General and administrative	9,763	10,244	9,613
Professional fees	3,150	4,658	10,813
Non-recurring employee severance costs	—	—	355
United States Settlement	—	—	96,493
Loss on uncollectible amounts due from tenants	—	—	45,524
Amortization of restricted stock grants	1,853	1,734	1,339
Depreciation	39,644	39,416	39,576
Net loss on swap breakage	5,407	—	—
Swap ineffectiveness	1,850	—	—
Loss on extinguishment of debt	11,077	1,322	4,207
Interest	73,029	82,400	89,910
Interest on United States Settlement	5,461	4,592	—

Total expenses	151,234	144,366	297,830

Income (loss) before provision (benefit) for income taxes, gain on disposal of real estate assets and discontinued operations	36,763	50,361	(68,721)
Provision (benefit) for income taxes	(2,200)	2,561	—

Income (loss) before gain on disposal of real estate assets and discontinued operations	38,963	47,800	(68,721)
Net gain on real estate disposals	64	290	957

Income (loss) before discontinued operations	39,027	48,090	(67,764)
Discontinued operations	26,679	2,476	2,312

Net income (loss)	$65,706	$50,566	$(65,452)

Earnings (loss) per common share:
Basic:
Income (loss) before discontinued operations	$0.56	$0.70	$(1.00)
Net income (loss)	$0.95	$0.74	$(0.96)
Diluted:
Income (loss) before discontinued operations	$0.56	$0.69	$(0.99)
Net income (loss)	$0.93	$0.73	$(0.96)

Weighted average number of shares outstanding, basic	69,336	68,409	68,010
Weighted average number of shares outstanding, diluted	70,290	69,363	68,131

See accompanying notes.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

For the Years Ended December 31, 2002, 2001, and 2000

($’s In thousands, except per share amounts)

	Common Stock Par Value	Capital in Excess of Par Value	Unearned Compensation On Restricted Stock	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Deficit)	Treasury Stock	Total
Balance at January 1, 2000	$18,402	$139,723	$(2,080)	$—	$6,409	$(154,109)	$8,345
Net loss for the year ended December 31, 2000	—	—	—	—	(65,452)	—	(65,452)
Dividends to common stockholders —$0.91 per share	—	—	—	—	(62,280)	—	(62,280)
Proceeds from issuance of shares for stock incentive plans	—	(168)	—	—	—	190	22
Grant of restricted stock, net of forfeitures	—	(7,327)	(597)	—	—	8,436	512
Amortization of restricted stock grants	—	—	1,339	—	—	—	1,339

Balance at December 31, 2000	18,402	132,228	(1,338)	—	(121,323)	(145,483)	(117,514)
Comprehensive Income
Net income	—	—	—	—	50,566	—	50,566
Cumulative effect from change in accounting for derivatives	—	—	—	17,476	—	—	17,476
Unrealized loss on interest rate swaps	—	—	—	(23,301)	—	—	(23,301)
Unrealized gain on Kindred common stock	—	—	—	41,999	—	—	41,999

Comprehensive Income							86,740
Dividends to common stockholders—$0.92 per share	—	—	—	—	(63,331)	—	(63,331)
Proceeds from issuance of shares for Stock Plans, net	—	(3,383)	—	—	—	3,936	553
Grant of restricted stock	—	(6,377)	(1,396)	—	—	8,517	744
Amortization of restricted stock grants	—	—	1,734	—	—	—	1,734

Balance at December 31, 2001	18,402	122,468	(1,000)	36,174	(134,088)	(133,030)	(91,074)
Comprehensive Income
Net income	—	—	—	—	65,706	—	65,706
Unrealized loss on interest rate swaps.	—	—	—	(55,957)	—	—	(55,957)
Reclassification adjustment for realized loss on interest rate swaps included in net income during the year	—	—	—	30,137	—	—	30,137
Unrealized loss on Kindred common stock	—	—	—	(31,456)	—	—	(31,456)
Reclassification adjustment for realized gain on Kindred Healthcare, Inc. common stock included in net income during the year	—	—	—	(5,014)	—	—	(5,014)

Comprehensive Income							3,416
Dividends to common stockholders—$0.95 per share	—	—	—	—	(65,897)	—	(65,897)
Proceeds from issuance of shares for offering, net	2,250	91,363	—	—	—	—	93,613
Proceeds from issuance of shares for Stock Plans, net	—	(18,627)	—	—	—	22,344	3,717
Grant of restricted stock, net of forfeitures	—	(3,425)	(1,646)	—	—	5,816	745
Amortization of restricted stock grants	—	—	1,853	—	—	—	1,853

Balance at December 31, 2002	$20,652	$191,779	$(793)	$(26,116)	$(134,279)	$(104,870)	$(53,627)

See accompanying notes.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2002, 2001 and 2000

($’s In thousands)

	2002	2001	2000
Cash flows from operating activities:
Net income (loss)	$65,706	$50,566	$(65,452)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	42,107	42,038	42,264
Amortization of deferred financing costs	3,706	2,332	3,236
Amortization of restricted stock grants	1,853	1,734	1,339
Normalized rents	(188)	2	(117)
Gain on sale of assets	(28,528)	(15,715)	(957)
Loss on extinguishment of debt	11,077	1,322	4,207
United States Settlement	—	—	96,493
Amortization of deferred revenue	(2,711)	(1,673)	—
Net loss on swap breakage	5,407	—	—
Swap ineffectiveness	1,850	—	—
Other	174	49	—
Changes in operating assets and liabilities:
Decrease (increase) in restricted cash	820	6,120	(26,893)
Decrease (increase) in accounts receivable and other assets	(1,338)	(1,400)	23,378
Increase (decrease) in accounts payable and accrued and other liabilities	16,450	(5,482)	7,840

Net cash provided by operating activities	116,385	79,893	85,338
Cash flows from investing activities:
Purchase of furniture and equipment	(308)	(1,117)	—
Investment in real estate property	(53,000)	—	—
Investment in loan receivable	(64,931)	—	—
Proceeds from sale of loan receivable, net	49,033	—	—
Sale of real estate properties	28,620	670	5,170
Proceeds from sale of Kindred Healthcare, Inc. common stock	6,950	3,420	—
Repayment (issuance) of notes receivable from employees	(504)	(213)	189

Net cash provided by (used in) investing activities	(34,140)	2,760	5,359
Cash flows from financing activities:
Net change in borrowings under revolving line of credit	(101,301)	—	—
Proceeds from long-term debt	620,300	225,000	—
Repayment of long-term debt	(18,590)	(263,017)	(87,862)
Repayment of long-term debt through refinancing	(607,106)	—	—
Payment of swap breakage fee	(12,837)	—	—
Payment of deferred financing costs	(15,127)	(6,932)	(12,616)
Payment on the United States Settlement	(10,755)	(41,746)	—
Issuance of common stock	97,155	503	22
Cash distribution to stockholders	(50,125)	(65,266)	(42,434)

Net cash used in financing activities	(98,386)	(151,458)	(142,890)

Net decrease in cash and cash equivalents	(16,141)	(68,805)	(52,193)
Cash and cash equivalents at beginning of year	18,596	87,401	139,594

Cash and cash equivalents at end of year	$2,455	$18,596	$87,401

Supplemental disclosure of cash flow information:
Interest paid including swap payments and receipts	$60,790	$84,700	$91,080

Supplemental schedule of noncash activities:
Receipt of Kindred Healthcare, Inc. common stock	$—	$18,200	—

See accompanying notes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Description of Business

Ventas, Inc. (“Ventas” or the “Company”) is a healthcare real estate investment trust (“REIT”) with a geographically diverse portfolio of healthcare related facilities. As of December 31, 2002, this portfolio consisted of 44 hospitals, 220 nursing facilities and nine other healthcare and senior housing facilities in 37 states. The Company leases these facilities to healthcare operating companies under “triple-net” or “absolute-net” leases. As of December 31, 2002, Kindred Healthcare, Inc. and its subsidiaries (collectively, “Kindred”) lease 210 of the Company’s nursing facilities and all but one of the Company’s hospitals. The Company also has investments relating to 25 healthcare and senior housing facilities located in Ohio and Maryland. The Company operates in one segment which consists of financing, owning and leasing healthcare-related and senior housing facilities. See “Note 2—Summary of Significant Accounting Policies.”

The Company conducts substantially all of its business through a wholly owned operating partnership, Ventas Realty, Limited Partnership (“Ventas Realty”) and an indirect, wholly owned limited liability company, Ventas Finance I, LLC (“Ventas Finance”). As of December 31, 2002, Ventas Finance owned 40 of the Company’s skilled nursing facilities, the Company owned two of the hospitals and Ventas Realty owned all of the Company’s other properties and investments.

Note 2—Summary of Significant Accounting Policies

Derivative Instruments

In June of 2000, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting (“SFAS”) No. 138 “Accounting for Certain Derivative Instruments and Certain Hedging Activities,” which amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”). SFAS No. 133, as amended, requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. As discussed in “Note 7—Borrowing Arrangements,” the Company uses derivative instruments to protect against the risk of interest rate movements on future cash flows under its variable rate debt agreements. On January 1, 2001, the Company adopted SFAS No. 133, and at that time, designated anew the derivative instruments in accordance with the requirements of the new standard. The adoption of the standard as of January 1, 2001 resulted in the recognition of a liability of $4.1 million to reflect the fair value of the Company’s interest rate swap agreement and an identical reduction to other comprehensive income, a component of stockholders’ equity. In addition, the $21.6 million deferred gain recognized on a terminated derivative position (See “Note 7—Borrowing Arrangements”) was reclassified to other comprehensive income, resulting in a cumulative adjustment to other comprehensive income of $17.5 million. The FASB continues to issue interpretive guidance that could require changes in the Company’s application of the standard. SFAS No. 133 may increase or decrease reported net income and stockholders’ equity prospectively, depending on future levels of interest rates, the computed “effectiveness” of the derivatives, as that term is defined by SFAS No. 133, and other variables affecting the fair values of derivative instruments and hedged items, but will have no effect on cash flows. The Company reports its derivative instruments at fair value on the Consolidated Balance Sheet. Changes in the fair value of derivatives deemed to be eligible for hedge accounting are reported in Accumulated Other Comprehensive Income exclusive of ineffectiveness amounts which are reported in the Statement of Operations. As of December 31, 2002, a $31.6 million net unrealized loss on the derivatives is included in Accumulated Comprehensive Income. Changes in fair value of derivative instruments that are not eligible for hedge accounting are reported in the Statement of Operations. See “Note 8—Fair Values of Financial Instruments.” Fair value of derivative instruments are estimated by a third party consultant.

Discontinued Operations

In accordance with SFAS 144 “Accounting for the Impairment or Disposal of Long Lived Assets,” (“SFAS 144”) effective for financial statements issued for fiscal years beginning after December 15, 2001, the results of operations and gain/(loss) on real estate properties sold or held for sale subsequent to December 31, 2001 are reflected in the consolidated statements of operations as “Discontinued Operations” for all periods presented. Interest expense allocated to Discontinued Operations has been estimated based on a proportional allocation of rental income among all of the Company’s facilities.

Basis of Presentation

The consolidated financial statements include the accounts of the Company, Ventas Realty, Ventas Finance and all direct and indirect wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

Real Estate Investments

Investments in real estate properties are recorded at cost. The cost of the properties acquired is allocated between land and buildings based generally upon independent appraisals. Depreciation for buildings is recorded on the straight-line basis, using estimated useful lives ranging from 20 to 50 years.

Impairment of Assets

Provisions for impairment losses related to long-lived assets, if any, are recognized when expected future cash flows are less than the carrying values of the assets. If indicators of impairment are present, the Company evaluates the carrying value of the related real estate investments in relationship to the future undiscounted cash flows of the underlying operations. The Company adjusts the net book value of leased properties and other long-lived assets to fair value, if the sum of the expected future cash flow or sales proceeds is less than book value. During the years ended December 31, 2002, 2001 and 2000, the Company did not recognize an impairment loss.

Cash Equivalents

Cash equivalents consist of highly liquid investments with a maturity date of three months or less when purchased. These investments are stated at cost which approximates fair value.

Loan Receivable

The loan receivable is stated at the unpaid principal balance net of net deferred origination fees. Net deferred origination fees are comprised of loan fees collected from the borrower net of certain direct costs. Net deferred origination fees are amortized over the contractual life of the loan using the level yield method. Interest income on the loans receivable is recorded as earned.

Comprehensive Income

SFAS 130 “Reporting Comprehensive Income,” establishes guidelines for the reporting and display of comprehensive income and its components in financial statements. Comprehensive income includes net income and all other non-owner changes in stockholders’ equity during a period including unrealized gains and losses on equity securities classified as available–for-sale and unrealized fair value adjustments on certain derivative instruments.

Marketable Equity Securities

Marketable equity securities are classified as available-for-sale and reported on the Company’s Consolidated Balance Sheet at fair value. As of December 31, 2002, a $5.5 million unrealized gain relating to the Kindred common stock owned by the Company is included in Accumulated Other Comprehensive Income.

Deferred Financing Costs

Deferred financing costs are amortized as a component of interest expense over the terms of the related borrowings using a method that approximates a level yield, and are net of accumulated amortization of approximately $3.4 million and $4.6 million at December 31, 2002 and 2001, respectively.

Revenue Recognition

Rental revenue is recognized as earned over the terms of the related leases which are treated as operating leases. Such income includes periodic increases based on pre-determined formulas as defined in the lease agreements. See “Note 11—Transactions with Kindred.” Certain leases with tenants other than Kindred contain provisions relating to increases in rental payments over the terms of the leases. Rental income under these leases is recognized over the term of each lease on a straight-line basis.

Stock Based Compensation

The Company grants stock options to employees and directors with an exercise price equal to the fair value of the shares at the date of the grant. In accordance with the provisions of APB Opinion No. 25, “Accounting for Stock Issued to Employees” (“Opinion No. 25”), compensation expense is not recognized for these stock option grants.

In addition, the Company grants shares of restricted stock to certain executive officers and directors. Shares of restricted stock vest cumulatively in two to four equal annual installments beginning either on the date of grant or on first anniversary of the date of the grant. In accordance with the provisions of Opinion No. 25, compensation expense is recognized for these restricted stock grants over the vesting period.

Accounting Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of rental revenues and expenses during the reporting period. Actual results could differ from those estimates.

Segment Reporting

The Company has one primary reportable segment, which consists of investment in real estate. The Company’s primary business is financing, owning and leasing healthcare-related and senior housing facilities and leasing or subleasing such facilities to third parties, primarily Kindred. See “Note 4—Concentration of Credit Risk.” All of the Company’s leases are triple-net leases, which require the tenants to pay all property related expenses. The Company does not operate these facilities nor does it allocate capital to maintain the properties. Substantially all depreciation and interest expenses, except for interest expense relating to the United States Settlement (as defined in “Note 11—Transactions with Kindred—Settlement of United States Claims”), reflected in the consolidated statement of operations relate to the ownership of the Company’s investment in real estate.

Note 3—Revenues from Properties

Approximately 98.3% of the Company’s rental revenue for the year ended December 31, 2002 was derived from the four amended and restated master lease agreements dated as of April 20, 2001 between Ventas Realty and Kindred (the “Kindred Amended Master Leases”) and the master lease agreement dated as of December 12, 2001 between Ventas Finance and Kindred (the “Kindred CMBS Master Lease,” and, collectively with the Kindred Amended Master Leases, the “Kindred Master Leases”).

Each Kindred Master Lease is a “triple-net lease” or an “absolute-net lease” pursuant to which Kindred is required to pay all insurance, taxes, utilities, maintenance and repairs related to the properties.

Under each Kindred Master Lease, the aggregate annual rent is referred to as Base Rent (as defined in each Kindred Master Lease). The initial aggregate annual Base Rent was $180.7 million from May 1, 2001 to April 30, 2002. For the period from May 1, 2002 through April 30, 2004, Base Rent, payable all in cash, escalates on May 1 of each year at an annual rate of 3.5% over the Prior Period Base Rent (as defined in the Kindred Master Leases) if certain Kindred revenue parameters are met. Assuming such Kindred revenue parameters are met, annual Base Rent under the Kindred Master Leases would be $192.4 million from May 1, 2003 to April 30, 2004.

Each Master Lease provides that beginning May 1, 2004, if Kindred refinances its senior secured indebtedness entered into in connection with the Kindred Reorganization Plan or takes other similar action (a “Kindred Refinancing”), the 3.5% annual escalator will be paid in cash. If a Kindred Refinancing has not occurred, then on May 1, 2004, the annual aggregate Base Rent will be comprised of (a) Base Rent payable in cash which will escalate annually by an amount equal to 2% of Prior Period Base Rent, and (b) an additional annual non-cash accrued escalator amount of 1.5% of the Prior Period Base Rent which will accrete from year to year including an interest accrual at LIBOR (as defined in the Kindred Master Leases) plus 450 basis points (compounded annually) to be added to the annual accreted amount (but such interest will not be added to the aggregate Base Rent in subsequent years) (the “Unpaid Accrued Rent”). The Unpaid Accrued Rent will become payable, and all future Base Rent escalators will be payable in cash, upon the occurrence of a Kindred Refinancing. Under certain circumstances, the Company’s right to receive payment of the Unpaid Accrued Rent is subordinate to the receipt of payment by the lenders of Kindred’s senior secured indebtedness. Upon the occurrence of a Kindred Refinancing, the Base Rent payable in cash will thereafter escalate at the annual rate of 3.5% and there will be no further accrual feature for rents arising after the occurrence of such events.

The future contracted minimum rentals, excluding rent escalations and excluding the amortization of the value of the Kindred common stock and the $4.5 million in cash received on the date Kindred’s plan of reorganization (the “Kindred Reorganization Plan”) became effective (the “Kindred Effective Date”), but with normalized rents where applicable, for the remainder of the initial terms of the Kindred Master Leases and the Company’s leases with tenants other than Kindred are as follows (see “Note 11—Transactions with Kindred”):

	Kindred	Other(1)	Total
	($’s in thousands)
2003	$185,896	$7,835	$193,731
2004	185,896	7,812	193,708
2005	185,896	7,812	193,708
2006	185,896	7,812	193,708
2007	185,896	7,812	193,708
Thereafter	442,142	39,764	481,906

Total	$1,371,622	$78,847	$1,450,469

(1)	Excludes contractual rent obligations from certain tenants that are currently in default under the terms of their respective leases.

Note 4—Concentration of Credit Risk

As of December 31, 2002, 71.4% of the Company’s real estate properties related to skilled nursing facilities, based on the original cost of such investments. The remaining real estate properties consist of hospitals, assisted living facilities and personal care facilities and real estate loans. The Company’s facilities are located in 37 states with rental revenues from operations in only one state accounting for more than ten percent (10%) of the Company’s rental revenues. Approximately 93.8% of the Company’s real estate properties, based on the original cost of such investments, are operated by Kindred and approximately 98.3% of rental revenue in 2002 was derived from the Kindred Master Leases.

Because the Company leases substantially all of its properties to Kindred and Kindred is the primary source of the Company’s rental revenues, Kindred’s financial condition and ability and willingness to satisfy its rent obligations under the Kindred Master Leases and certain other agreements will significantly impact the Company’s rental revenues and its ability to service its indebtedness and its obligations under the United States Settlement (as defined in “Note 11—Transactions with Kindred—Settlement of United States Claims”) and to make distributions to its stockholders. On September 13, 1999, Kindred filed for protection under the Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware, and the Kindred Plan of Reorganization became effective and Kindred emerged from bankruptcy on April 20, 2001. Despite Kindred’s emergence from bankruptcy, there can be no assurance that Kindred will have sufficient assets, income and access to financing to enable it to satisfy its obligations under the Kindred Master Leases or that Kindred will perform its obligations under the Kindred Master Leases. The inability or unwillingness of Kindred to satisfy its obligations under the Kindred Master Leases would have a material adverse effect on the business, financial condition, results of operation and liquidity of the Company, on the Company’s ability to service its indebtedness and its obligations under the United States Settlement and on the Company’s ability to make distributions to its stockholders as required to maintain its status as a REIT (a “Material Adverse Effect”).

On October 10, 2002, Kindred announced that it will record a substantial increase in costs related to professional liability claims, primarily claims related to skilled nursing facility operations conducted in Florida. The cash rent from the 15 Florida skilled nursing facilities the Company leases to Kindred is approximately $8.5 million annually, which constitutes approximately 4.6% of the total $186 million in annualized rent payable to the Company by Kindred. The Company believes that under the terms of its leases with Kindred, Kindred is not entitled to abandon the leased properties, reduce the rent, or receive other concessions based on the increases in professional liability costs.

On December 11, 2002, Kindred publicly announced that it had entered into a non-binding letter of intent with Senior Health Management, LLC (“Senior Health Management”) to transfer the operations of Kindred’s 18 skilled nursing facilities in Florida, including the 15 skilled nursing facilities in Florida that Kindred leases from the Company, and to sublease the Company’s 15 facilities to Senior Health Management or its designee. The announcement indicated that consummation of the proposed transaction is subject to a number of material closing conditions, including approval from Kindred’s lenders and regulatory and governmental approvals. Kindred stated that the lease payments under the proposed subleases would be equal to the lease payments under the primary leases and that Kindred will remain a primary obligor under the lease with the Company. The Company believes that it has the right to consent to the proposed sublease of the 15 skilled facilities in Florida held by Kindred, and intends to defend vigorously any legal actions arising out of its withholding of such consent. However, there can be no assurance as to what the outcome of any such action on the part of Kindred might be or the ultimate effects it might have on the Company’s financial condition, results of operations, or the share price of the Company’s common stock. (See “Note 5—Dispositions and Loss on Extinguishment of Debt.”)

The Company has been discussing strategic alternatives regarding the skilled nursing facilities in Florida with Kindred. The Company currently intends to work with Kindred to permit it to exit the Florida skilled nursing facility market on terms acceptable to the Company. The Company is evaluating its alternatives in the event no agreement is reached with Kindred, including the initiation of legal proceedings. However, there can be no assurance as to the outcome of the Company’s discussion with Kindred or when or if any exit by Kindred from the Florida skilled nursing facility market will occur.

Note 5—Dispositions and Loss on Extinguishment of Debt

Dispositions

In accordance with SFAS 144 effective for financial statements issued for fiscal years beginning after December 15, 2001, the results of operations and gain/(loss) on real estate properties sold or held for sale subsequent to December 31, 2001 are reflected in the consolidated statements of operations as “Discontinued Operations” for all periods presented. Interest expense allocated to Discontinued Operations has been estimated based on a proportional allocation of rental income among all of the Company’s facilities.

On March 13, 2002, the Company sold a 125 licensed bed skilled nursing facility located in Las Vegas, Nevada to an unrelated third party for $1.8 million and recognized a gain of $1.1 million which was reported as a component of Discontinued Operations. The Company applied net proceeds of $1.5 million as a prepayment of the Company’s indebtedness under the 2000 Credit Agreement. On June 21, 2002, the Company sold a 164 licensed bed hospital facility located in Arlington, Virginia to an unrelated third party and recognized a gain of approximately $22.4 million. The Company applied net proceeds of $27.1 million as a prepayment of the Company’s indebtedness under the 2002 Credit Agreement. On June 30, 2003, the Company completed the sale of 16 skilled nursing facilities in Florida and Texas to Kindred. As of December 31, 2002, the net book value of the 16 facilities was $65.3 million.

Set forth below is a summary of the results of operations of the Arlington hospital and the 17 skilled nursing facilities in Nevada, Florida and Texas through their respective disposition dates:

	For the year ended December 31,
	2002	2001	2000
Rental income	$9,422	$9,854	$13,213

Interest	3,730	4,632	5,409
Loss on uncollectible amounts due from tenants	—	—	2,804
Depreciation	2,463	2,622	2,688

Income before gain on sale of real estate and income tax	3,229	2,600	2,312
Gain on sale of real estate	23,450	—	—

Income before income tax	26,679	2,600	2,312
Provision for income tax	—	124	—

Discontinued Operations	$26,679	$2,476	$2,312

Loss on Extinguishment of Debt

Effective January 1, 2003, the Company adopted SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections” (“SFAS No. 145”). Statement 4, “Reporting Gains and Losses from Extinguishment of Debt” (“SFAS No. 4”), required that gains and losses from the extinguishment of debt that were included in the determination of net income be aggregated and, if material, classified as an extraordinary item. The provisions of SFAS No. 145 related to the rescission of SFAS No. 4 require the Company to reclassify prior period items into continuing operations, including those recorded in the current period, that do not meet the extraordinary classification. Additionally, future gains and losses related to debt extinguishment may be required to be classified in income from continuing operations. The Company has incurred such expenses and, in compliance with SFAS No 145, has reclassified those expenses as a component of continuing operations in the Company’s consolidated statements of operations for each of the three years in the period ended December 31, 2002 included herein.

Note 6—Other Acquisitions and Dispositions

Transactions with Trans Healthcare, Inc.

On November 4, 2002, the Company, through its wholly owned subsidiary Ventas Realty, completed a $120.0 million transaction (the “THI Transaction”) with Trans Healthcare, Inc., a privately owned long-term care and hospital company (“THI”). The THI Transaction was structured as a $53.0 million sale leaseback transaction (the “THI Sale Leaseback”) and a $67.0 million loan (the “THI Loan”), comprised of a first mortgage loan (the “THI Senior Loan”) and a mezzanine loan (the “THI Mezzanine Loan”). Following a sale of the THI Senior Loan in December 2002 (see below), the Company’s investment in THI was $70.0 million.

As part of the THI Sale Leaseback, Ventas Realty purchased 5 properties and is leasing them back to THI under a “triple-net” master lease (the “THI Master Lease”). The properties subject to the Sale Leaseback are four skilled nursing facilities and one continuing care retirement community that is comprised of one skilled nursing facility, one rehabilitation hospital, and one assisted living facility. Three of the properties are located in Maryland and two are located in Ohio. These properties contain a total of 770 beds. The THI Master Lease, which has an initial term of ten years, provides for annual base rent of $5.9 million. The THI Master Lease provides that if THI meets specified revenue parameters, annual base rent will escalate each year by the greater of (i) three percent or (ii) 50% of the consumer price index.

The THI Senior Loan, with an outstanding balance of approximately $50.0 million on December 27, 2002, is secured by 17 skilled nursing facilities and one related assisted living facility. Fourteen of these properties are located in Ohio and four are located in Maryland. These properties contain a total of 1,402 beds. The THI Senior Loan bears interest at LIBOR plus 367 basis points, inclusive of upfront fees (with a LIBOR floor of three percent). The THI Senior Loan matures in three years, and THI holds options to exercise two one-year extensions upon satisfaction of certain conditions.

The THI Mezzanine Loan, with a current principal balance of approximately $17.0 million, bears interest, inclusive of upfront fees, of 18% per annum and is secured by equity pledges in THI and certain of its subsidiaries that own and operate the 18 facilities that also collateralize the THI Senior Loan, liens on four additional healthcare/senior housing properties, and interests in three additional properties operated by THI. The THI Transaction collectively covers a total of 32 facilities: 18 skilled nursing facilities, four assisted living facilities, and one rehabilitation hospital containing 1,546 beds in Ohio; and nine skilled nursing facilities containing 1,206 beds in Maryland. Annualized interest on the THI Mezzanine Loan is expected to be approximately $3.0 million. The Company funded the transaction by drawing on its revolving credit facility under its Second Amended and Restated Credit, Security and Guaranty Agreement, dated as of April 17, 2002 (the “2002 Credit Agreement”).

Sale of THI Senior Loan

On December 27, 2002, the Company sold the THI Senior Loan to GE Capital Credit Corporation (“GECC”), generating net proceeds of $49.0 million, recognizing a minimal gain as a result of the sale.

Note 7—Borrowing Arrangements

The following is a summary of the Company’s long-term debt and certain interest rate and maturity information as of December 31, 2002 and 2001 (in thousands):

	December 31, 2002	December 31, 2001

2002 Credit Agreement—$290.0 million revolving credit line, bearing interest at LIBOR plus 2.75% or the Base Rate plus 1.25% (4.44% at December 31, 2002)	$59,300	$—

2002 Credit Agreement—Tranche B Term Loan, bearing interest at LIBOR plus 2.50% (4.34% at December 31, 2002)	59,700	—

2000 Credit Agreement–$25.0 million revolving credit line, bearing interest at either LIBOR plus 2.75% or the Base Rate plus 1.75% ($17.8 million available as of December 31, 2001)	—	—

2000 Credit Agreement—Tranche B Loan, bearing interest at a rate of LIBOR plus 3.25% (5.16% at December 31, 2001)	—	150,000

2000 Credit Agreement—Tranche C Loan, bearing interest at a rate of LIBOR plus 4.25% (6.16% at December 31, 2001)	—	473,368

Senior Notes due 2009, bearing interest at 8¾%	174,217	—

Senior Notes due 2012, bearing interest at 9%	191,821	—

CMBS Loan, bearing interest at a nominal weighted average rate of LIBOR plus 1.4651% and 1.4589% at December 31, 2002 and 2001, respectively (2.8964% at December 31, 2002 and 3.4002% at December 31, 2001), due December 9, 2006	222,671	225,000

	$707,709	$848,368

The 2000 Credit Agreement

On January 31, 2000, the Company entered into the 2000 Credit Agreement. The loans under the 2000 Credit Agreement were pre-payable without premium or penalty. The 2000 Credit Agreement was secured by liens on substantially all of the Company’s real property and any related leases, rents and personal property (other than the 40 skilled nursing facilities securing the CMBS Loan (as defined below)). On April 17, 2002, the Company used the proceeds of the Senior Notes Offering and certain borrowings under the 2002 Credit Agreement, in addition to cash on hand, to repay all outstanding indebtedness under the 2000 Credit Agreement. See “—Use of Proceeds; Repayment of 2000 Credit Agreement.”

CMBS Transaction

On December 12, 2001, the Company raised $225 million in gross proceeds from the completion of a commercial mortgage backed securitization transaction (the “CMBS Transaction”). Under a Loan and Security

Agreement dated as of December 12, 2001 (the “CMBS Loan Agreement”), Ventas Finance obtained a loan in the principal amount of $225.0 million (the “CMBS Loan”) from Merrill Lynch Mortgage Lending, Inc., as lender (the “CMBS Lender”). The CMBS Loan is comprised of six components (i) a component in the original principal amount of $125,230,000 which bears interest at LIBOR plus 0.8665%; (ii) a component in the original principal amount of $17,970,000 which bears interest at LIBOR plus 1.1665%; (iii) a component in the original principal amount of $8,860,000 which bears interest at LIBOR plus 1.5165%; (iv) a component in the original principal amount of $26,830,000 which bears interest at LIBOR plus 1.9665%; (v) a component in the original principal amount of $26,830,000 which bears interest at LIBOR plus 2.6665%; and (vi) a component in the original principal amount of $19,280,000 which bears interest at LIBOR plus 3.1665%. Principal of and interest on the CMBS Loan is payable monthly. Principal payments on the CMBS Loan were calculated based upon a 25-year amortization schedule using an assumed interest rate of 9.46% per annum. The CMBS Loan matures on December 9, 2006, at which time a principal balloon payment of approximately $211.0 million will be due, assuming all scheduled amortization payments are made and no prepayments are made on the CMBS Loan. The CMBS Loan may be prepaid in whole or in part at any time and from time to time without penalty or premium.

On December 12, 2001, the Company used $212.8 million of the proceeds from the CMBS Loan to pay down a portion of the outstanding principal under the 2000 Credit Agreement. The Company recognized a $1.3 million loss relating to the partial write-off of unamortized deferred financing costs as a result of the aforementioned prepayments under the 2000 Credit Agreement.

The CMBS Loan is secured by liens on the 40 skilled nursing facilities (the “CMBS Properties”) transferred by Ventas Realty to Ventas Finance and leased to Kindred under a Kindred Master Lease (the “Kindred CMBS Master Lease”). Except for certain customary exceptions, the CMBS Loan is non-recourse to Ventas Finance and the Company.

Ventas Finance is required to maintain or cause to be maintained the following reserve accounts under the CMBS Loan Agreement: (a) a debt service reserve account in an amount of $5.0 million to cover shortfalls in cash available for debt service on the CMBS Loan, (b) an imposition and insurance reserve for the payment of real property taxes and insurance premiums with respect to the CMBS Properties, and (c) a replacement reserve account in the amount of $1.58 million for the payment of the cost of capital improvements made to the CMBS Properties. The impositions and insurance reserve and the replacement reserve under the CMBS Loan Agreement are being funded and/or maintained by Kindred as required under and in accordance with the terms of the Kindred CMBS Master Lease. If Kindred should be unwilling or unable to fund these reserves under the CMBS Loan Agreement, Ventas Finance will be required to fund and/or maintain such reserves. Restricted cash at December 31, 2002 included $5.0 million related to the debt service reserve account for the CMBS Loan.

Monthly rental amounts under the Kindred CMBS Master Lease are deposited directly by Kindred into a central account for the benefit of the CMBS Lender. Amounts in the central account are applied to pay the monthly principal and interest payments on the CMBS Loan and to fund the reserve accounts required under the CMBS Loan Agreement. Amounts remaining in the central account after the payment of the current month’s principal and interest payment and the funding of the reserve accounts are distributed to Ventas Finance, provided no event of default has occurred and is continuing under the CMBS Loan Agreement and provided a Cash Flow Sweep Event (as defined below) has not occurred. The central account is swept on a daily basis.

During the continuance of an event of default or a Cash Flow Sweep Event, all amounts in the central account in excess of the current month’s principal and interest payment and the required reserve payments will be deposited into an account and applied as a prepayment of the CMBS Loan on the next monthly payment date. A “Cash Flow Sweep Event” occurs as of any date of determination if (the “Coverage Test”) (a) the ratio of (i) the aggregate net cash flow from the CMBS Properties for the applicable quarter to (ii) the debt service on the CMBS Loan for the same quarter, is less than 1.50 to 1, or (b) the aggregate net cash flow from the CMBS Properties for the applicable quarter does not equal or exceed the rent payable under the Kindred CMBS Master Lease for the same quarter. No Cash Flow Sweep Event will occur at any time while the Coverage Test is satisfied.

The 2002 Credit Agreement

On April 17, 2002 (the “2002 Refinancing Date”), the Company, as guarantor, and Ventas Realty, as borrower, entered into a Second Amended and Restated Credit, Security and Guaranty Agreement (the “2002 Credit Agreement”). Under the 2002 Credit Agreement, Ventas Realty obtained a $350.0 million credit facility (the “Total Commitments”) consisting of a $60.0 million term loan (the “Tranche B Term Loan”) and a $290.0 million revolving credit facility (the “Revolving Credit Facility”). The 2002 Credit Agreement also permits Ventas Realty to obtain an additional term loan in an amount of not less than $50.0 million, but not more than the remaining unused portion of the Total Commitments, subject to the conditions set forth in the 2002 Credit Agreement (the “Tranche C Term Loan”). Subject to the terms of, and the satisfaction of certain conditions set forth in, the 2002 Credit Agreement, Ventas Realty has the option to increase the Total Commitments (in the form of term and/or revolving loans) to an amount not to exceed $450.0 million.

The outstanding aggregate principal balance of the Tranche B Term Loan, the Tranche C Term Loan and the Revolving Credit Facility may not collectively exceed either (a) the Borrowing Base (as described below) or (b) the Total Commitments. As of December 31, 2002, the outstanding principal balance of the Tranche B Term Loan was $59.7 million and the outstanding principal balance under the Revolving Credit Facility was $59.3 million. As of December 31, 2002, there was no Tranche C Term Loan.

Amounts under the Revolving Credit Facility may be borrowed and reborrowed from time to time, subject to the conditions set forth in the 2002 Credit Agreement; provided, however, that the Revolving Credit Facility matures and must be repaid in full on April 17, 2005. The principal amount of the Tranche B Term Loan is payable in installments of $150,000 on the last day of each fiscal quarter, beginning September 30, 2002, and matures and must be repaid in full on April 17, 2007.

Borrowings outstanding under the 2002 Credit Agreement bear interest at an Applicable Percentage over either (i) a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate (as defined in the 2002 Credit Agreement) in effect for the relevant period, plus one half of one percent (0.5%) and (b) the Prime Rate (as defined in the 2002 Credit Agreement) in effect for the relevant period (the “Base Rate”) or (ii) a fluctuating LIBOR-based rate per annum (the “Eurodollar Rate”). With respect to Tranche B Term Loans, the Applicable Percentage is (a) 2.50% for loans bearing interest at the Eurodollar Rate, and (b) 1.00% for loans bearing interest at the Base Rate (as defined in the 2002 Credit Agreement). With respect to revolving loans under the Revolving Credit Facility:

(a)	If the senior unsecured (non-credit enhanced) long term debt of Ventas Realty or the Company is rated BBB- or better by Standard & Poor’s (“S&P”) and Baa3 or better by Moody’s Investors Service, Inc. (“Moody’s”) (in the case of a split rating the lower rating will apply), the Applicable Percentage is as follows: (i) 0.25% for revolving loans bearing interest at the Base Rate and (ii) 2.25% for revolving loans bearing interest at the Eurodollar Rate.

(b)	Otherwise, the Applicable Percentage is based on the Consolidated Leverage Ratio (as defined in the 2002 Credit Agreement) as follows:

Pricing Level	Consolidated Leverage Ratio	Applicable Percentage for Eurodollar Rate Loans	Applicable Percentage for Base Rate Loans
I	≤ 4.25	2.50%	1.00%
II	>4.25 but < 4.75	2.75%	1.25%
III	≥ 4.75	3.00%	1.50%

The Consolidated Leverage Ratio is generally the ratio of debt of the Company and its consolidated subsidiaries (excluding the United States Settlement, and net of unrestricted cash and cash equivalents) measured on the last day of the applicable fiscal quarter, to EBITDA of the Company and its consolidated subsidiaries for the period of four consecutive fiscal quarters ending as of such day, as more particularly described in the 2002 Credit Agreement. The Applicable Percentage as of the period ended December 31, 2002 was based on pricing level II.

Loans outstanding under the 2002 Credit Agreement are pre-payable without premium or penalty, provided that loans bearing interest at the Eurodollar Rate are subject to customary “breakage” costs if repaid prior to the end of an interest period. Ventas Realty has agreed to pay various fees in connection with the 2002 Credit Agreement, including without limitation, issuance fees for letters of credit and fees for the unused portion of the total committed amount of the Revolving Credit Facility. Ventas Realty may permanently reduce or terminate the total committed amount of the Revolving Credit Facility, subject to the conditions set forth in the 2002 Credit Agreement.

The Company (and any other owner of mortgaged property securing Ventas Realty’s obligations under the 2002 Credit Agreement from time to time) has guaranteed Ventas Realty’s obligations under the 2002 Credit Agreement. Such obligations are secured by liens on certain of Ventas Realty’s real property assets and any related leases, rents and personal property, and, at Ventas Realty’s option, may be secured by certain cash collateral from time to time. Currently, 59 real properties owned by Ventas Realty are mortgaged to secure the 2002 Credit Agreement (the “Borrowing Base Properties”). As of December 31, 2002, the carrying value of the 59 Borrowing Base Properties was $161.6 million. All 59 Borrowing Base Properties are leased to Kindred pursuant to Kindred Master Lease No. 1.

The Borrowing Base under the 2002 Credit Agreement is, as determined at any time, an amount equal to the sum of (i) sixty-five percent (65%) of the aggregate appraised property value of the Borrowing Base Properties, plus (ii) one hundred percent (100%) of amounts on deposit in certain cash collateral or pledged accounts. The aggregate principal amount of the obligations outstanding under the 2002 Credit Agreement (including the revolving loans under the Revolving Credit Facility, the Tranche B Term Loan and the Tranche C Term Loan) may not at any time exceed the Borrowing Base. As of December 31, 2002, the Borrowing Base was $304.3 million, and the outstanding aggregate principal balance of the obligations under the 2002 Credit Agreement was $119.0 million, and the remaining availability under the 2002 Credit Agreement was $185.3 million. Ventas Realty may at any time include additional real estate assets (which must satisfy certain conditions set forth in the 2002 Credit Agreement) in the Borrowing Base to increase its remaining availability, up to the Total Commitments. Subject to the terms and conditions set forth in the 2002 Credit Agreement, Ventas Realty may also obtain a release of various Borrowing Base Properties from the liens and security interests encumbering such properties.

The 2002 Credit Agreement contains a number of restrictive covenants, including, without limitation, covenants pertaining to (i) the incurrence of additional indebtedness; (ii) limitations on liens; (iii) customary restrictions on certain dividends, distributions and other payments (the sum of all restricted payments made by the Company after the 2002 Refinancing Date cannot exceed the sum of (a) 95% of the Company’s aggregate cumulative FFO and (b) certain additional amounts further described in the 2002 Credit Agreement); (iv) mergers, sales of assets and other transactions; (v) requirements regarding the maintenance of certain (a) consolidated leverage ratios, (b) consolidated fixed charge coverage ratios and (c) consolidated adjusted net worth; (vi) transactions with affiliates; (vii) permitted business and development activities and uses of loan proceeds; and (viii) changes to material agreements. The 2002 Credit Agreement contains various potential events of default and is, among other things, cross-defaulted with certain other indebtedness and obligations of Ventas Realty and the Company.

Senior Notes Offering

On the 2002 Refinancing Date, Ventas Realty and Ventas Capital Corporation, a wholly owned subsidiary of Ventas Realty (collectively, the “Issuers”), completed the offering (the “Senior Notes Offering”) of 8-3/4% Senior Notes due 2009 in the aggregate principal amount of $175.0 million (the “2009 Senior Notes”) and 9% Senior Notes due 2012 in the aggregate principal amount of $225.0 million (the “2012 Senior Notes” and, together with the 2009 Senior Notes, the “Senior Notes”). The 2009 Senior Notes and the 2012 Senior Notes were issued under separate Indentures, each dated as of April 17, 2002 (collectively, the “Indentures”) and mature on May 1, 2009 and May 1, 2012, respectively. As of December 31, 2002, $174.2 million principal amount was outstanding under the 2009 Senior Notes and $191.8 million principal amount was outstanding under the 2012 Senior Notes.

The Senior Notes are unconditionally guaranteed on a senior unsecured basis by the Company and by certain of the Company’s current and future subsidiaries as described in the Indentures (collectively, the “Guarantors”). The Senior Notes are part of the general unsecured obligations of the Company and Ventas Realty, rank equal in right of payment with all existing and future senior obligations of the Company and Ventas Realty, and rank senior to all existing and future subordinated indebtedness of the Company and Ventas Realty. However, the Senior Notes are effectively subordinated to all borrowings under the 2002 Credit Agreement with respect to Borrowing Base Properties and any future assets securing indebtedness under the 2002 Credit Agreement. In addition, the Senior Notes are structurally subordinated to approximately $222.7 million of indebtedness relating to the CMBS Transaction that is secured by the CMBS Properties. The Issuers may redeem the Senior Notes, in whole or in part, at any time at a redemption price equal to the principal amount, plus accrued and unpaid interest to the date of redemption and a make-whole premium as described in the Indentures.

If the Company experiences certain kinds of changes of control, as described in the Indentures, the Issuers must make an offer to repurchase the Senior Notes, in whole or in part, at a purchase price in cash equal to 101% of the principal amount thereof, plus any accrued and unpaid interest to the date of purchase; provided, however, that in the event Moody’s and S&P have confirmed their ratings of the Senior Notes and certain other conditions are met as set forth in the Indentures, this repurchase obligation will not apply.

The Indentures contain covenants that limit the ability of the Company and certain of the Company’s subsidiaries (collectively, the “Restricted Group”) to, among other things (i) incur debt, (ii) incur secured debt, (iii) make certain dividend payments, distributions and investments (the sum of all restricted payments made by the Company after the 2002 Refinancing Date cannot exceed the sum of (a) 95% of the Company’s aggregate cumulative FFO and (b) certain additional amounts further described in the Indentures), (iv) enter into certain transactions, including transactions with affiliates, (v) subject the Company’s subsidiaries to restrictions on dividends or other payments to the Company, (vi) merge, consolidate or transfer all or substantially all of the Restricted Group’s assets and (vii) sell assets. These covenants are subject to certain exceptions and qualifications as described in the Indentures. The Restricted Group is also required to maintain total unencumbered assets of at least 150% of the Restricted Group’s unsecured debt. If the Company obtains an investment grade rating, certain of these covenants will be suspended while such rating remains in effect.

Pursuant to the registration rights agreement entered into in connection with the Senior Notes Offering, on July 25, 2002, the Issuers and Guarantors completed an offer to exchange the Senior Notes with a new series of notes that are registered under the Securities Act and are otherwise substantially identical to the outstanding Senior Notes, except that certain transfer restrictions, registration rights and liquidated damages relating to the outstanding Senior Notes do not apply to the new notes. The Company did not receive any additional proceeds in connection with the exchange offer.

On December 31, 2002, the Company repurchased $34.0 million principal of Senior Notes with a portion of the proceeds of the Equity Offering. The Company purchased $0.8 million principal of 2009 Senior Notes and $33.2 million principal of 2012 Senior Notes in open market purchases. The total purchase price aggregated $37.4 million and is reflected in the Consolidated Balance Sheet as securities settlement due. As a result of these purchases, the Company reported a loss of $4.2 million in the fourth quarter ended December 31, 2002. The Company does not have any current intention to repurchase any additional Senior Notes.

Scheduled Maturities of Borrowing Arrangements

The Company’s indebtedness has the following maturities (in thousands):

2003	$3,159
2004	3,412
2005	62,990
2006	214,810
2007	57,300
Thereafter	366,038

$707,709

Use of Proceeds; Repayment of 2000 Credit Agreement

On April 17, 2002, the Company used (i) the $400.0 million gross proceeds from the Senior Notes Offering, (ii) $220.3 million of borrowings under the 2002 Credit Agreement (consisting of $60.0 million of borrowings under the Tranche B Term Loan and $160.3 million of borrowings under the Revolving Credit Facility) and (iii) approximately $14.3 million cash on hand to: (a) repay all outstanding indebtedness under the 2000 Credit Agreement, (b) pay certain closing costs, fees and expenses, and (c) pay a one-time $13.6 million breakage cost relating to the termination of $350.0 million notional amount of the 1998 Swap (defined below). The $13.6 million breakage cost is composed of (i) a $12.8 million swap breakage fee and (ii) $0.8 million of accrued interest on the terminated $350.0 million notional amount for the period April 1, 2002 through April 17, 2002. The Company recorded a $6.9 million loss to write-off unamortized deferred financing costs relating to the 2000 Credit Agreement. For the year ended December 31, 2000, the Company also incurred a loss of approximately $4.2 million relating to the write-off of the unamortized deferred financing costs associated with a prior credit agreement.

Derivatives and Hedging

In the normal course of business, the Company is exposed to the effect of interest rate changes. The Company limits these risks by following established risk management policies and procedures including the use of derivatives. For interest rate exposures, derivatives are used primarily to fix the rate on debt based on floating-rate indices and to manage the cost of borrowing obligations. The Company currently has two interest rate swaps to manage interest rate risk. The Company prohibits the use of derivative instruments for trading or speculative purposes. Further, the Company has a policy of only entering into contracts with major financial institutions based upon their credit ratings and other factors. When viewed in conjunction with the underlying and offsetting exposure that the derivative is designed to hedge, the Company does not anticipate any material adverse effect on its net income or financial position in the future from the use of derivatives.

One of the Company’s interest rate swap agreements has a notional principal amount as of December 31, 2002 of $425.0 million (the “1998 Swap”). Under the 1998 Swap the Company pays a fixed rate at 5.985% and receives LIBOR (floating rate) expiring June 30, 2003.

The terms of the 1998 Swap require that the Company make a cash deposit or otherwise post collateral to the counterparty if the fair value loss to the Company exceeds certain levels (the “Threshold Level”). On April 17, 2002, in connection with the partial swap breakage payment, the Company and the counterparty under the 1998 Swap agreed to reduce the Threshold Level to a nonvariable level of $20.0 million. The 1998 Swap was in an unrealized loss position to the Company of $9.8 million on December 31, 2002. Therefore, no collateral was required to be posted.

On August 4, 1999, the Company entered into an agreement with the 1998 Swap counterparty to shorten the maturity of the 1998 Swap from December 31, 2007 to June 30, 2003 in exchange for a payment in 1999 from the counterparty to the Company of $21.6 million. The Company expects to amortize such amount for financial accounting purposes in future periods beginning in July 2003 and ending December 2007, subject to the $7.4 million adjustment described below.

Prior to the 2002 Refinancing Date, the 1998 Swap had an $800.0 million notional amount. On the 2002 Refinancing Date, as a result of the consummation of the Senior Notes Offering and the establishment of the new credit facility under the 2002 Credit Agreement, all of the outstanding indebtedness under the 2000 Credit Agreement was repaid in full. Consequently, the Company no longer expects variable rate debt held by the Company to exceed $450.0 million in the foreseeable future. Accordingly, on April 17, 2002, the Company entered into an agreement with the 1998 Swap counterparty to break $350.0 million of the $800.0 million 1998 Swap notional amount in exchange for a payment to the counterparty of approximately $12.8 million. Additionally, a portion of the previously deferred gain recorded in connection with the 1999 transaction to shorten the maturity of the 1998 Swap also was impacted by the change in expectation. Based on the Company’s previous designation of the 1998 Swap to hedge the Company’s exposure to variable rate debt, the $12.8 million partial swap breakage cost and $7.4 million of the approximately $21.6 million deferred gain, both of which were previously recorded on the Consolidated Balance Sheet in Accumulated Other Comprehensive Income, were recognized as a net expense of $5.4 million in the Statement of Operations. The balance of the $21.6 million (or $14.2 million deferred gain) will be amortized in the Company’s Statement of Operations as an offset to interest expense from July 1, 2003 through December 31, 2007.

The 1998 Swap is treated as a cash flow hedge. Cash flow hedges address the risk associated with future cash flows of debt transactions. Over time, the unrealized gains and losses recorded on the Consolidated Balance Sheet in Accumulated Other Comprehensive Income will be reclassified into earnings in the same periods in which the hedged interest payments affect earnings. Assuming no changes in interest rates, the Company estimates that approximately $8.7 million of the current balance recorded on the Consolidated Balance Sheet in Accumulated Other Comprehensive Income will be recognized as interest expense within the next twelve months consistent with historical reporting. The amount reclassified into interest expense on the 1998 Swap for the twelve months ended December 31, 2002 was $23.9 million, excluding the $5.4 million net loss on swap breakage. In addition, a portion of the unrealized loss on the 1998 Swap previously reported in Accumulated Other Comprehensive Income has been reclassified to operations for the year ended December 31, 2002 to reflect the excess of the notional amount of the 1998 Swap and 2003-2008 Swap over the anticipated variable rate debt balances in the future. An expense of $1.9 million has been recognized in the Statement of Operations to reflect this anticipated overhedged position.

On September 28, 2001, the Company entered into a second interest rate swap agreement in the notional amount of $450.0 million (the “2003-2008 Swap”) to hedge floating-rate debt for the period between July 1, 2003 and June 30, 2008, under which the Company pays a fixed rate at 5.385% and receives LIBOR from the counterparty to the agreement. The 2003-2008 Swap is treated as a cash flow hedge. The amount reclassified into interest expense on the 2003-2008 Swap for the twelve months ended December 31, 2002 was $0.8 million. Assuming no changes in interest rates, the Company estimates that approximately $9.7 million of the current balance recorded on the Consolidated Balance Sheet in Accumulated Other Comprehensive Income will be recognized as interest expense within the next twelve months consistent with historical reporting. There are no collateral requirements under this agreement. The notional amount of the 2003-2008 Swap is $450.0 million and is scheduled to decline as follows:

Notional Amount	Date
$300,000,000	June 30, 2006
150,000,000	June 30, 2007
—	June 30, 2008

The Company is exposed to credit loss in the event of the non-performance by the counterparty to an interest rate swap agreement. However, the Company does not anticipate non-performance by the counterparties to the 1998 Swap or the 2003-2008 Swap.

In accordance with the terms of the CMBS Loan Agreement, on December 11, 2001, Ventas Finance purchased an interest rate cap from a highly rated counterparty (the “Buy Cap”). Because the Company already hedged its consolidated interest rate risk through the 1998 Swap and 2003-2008 Swap, on December 11, 2001 the Company sold an interest rate cap (the “Sell Cap”) for the same notional value ($225.0 million) and on the same terms (5 year amortizing 8% LIBOR cap) as the Buy Cap. If LIBOR should exceed the 8% cap, the Sell Cap would require the Company to pay the counterparty and the Buy Cap would require the counterparty to pay Ventas Finance for the interest accruing in excess of the 8% LIBOR cap. The Buy Cap and the Sell Cap are shown separately as an asset and a liability on the Company’s balance sheet, respectively. The Company believes that the economic substance of the Buy Cap offsets the net cash flow exposure of the Sell Cap.

At December 31, 2002, the 1998 Swap and 2003-2008 Swap were reported at their fair value of $47.7 million in liabilities in the Consolidated Balance Sheet. The offsetting entry, exclusive of the $1.9 million ineffectiveness discussed above, is reported as a deferred loss in Accumulated Other Comprehensive Income. The Buy and Sell Caps are reported at their fair value of approximately $1.3 million in other assets and other liabilities, respectively, in the Consolidated Balance Sheet. The offsetting adjustments for the Buy Cap and the Sell Cap are reported in the Consolidated Statement of Operations and net to zero.

Note 8—Fair Values of Financial Instruments

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments.

•	Cash and cash equivalents: The carrying amount of cash and cash equivalents reported in the balance sheet approximates fair value because of the short maturity of these instruments.

•	Investment in Kindred Common Stock: The fair value is based on the quoted market value on December 31, 2002.

•	Real estate loan receivable: The fair value of the Company’s loan receivable approximates its net carrying value, based on rates offered for similar arrangements.

•	Notes receivable from employees: The fair values of the notes receivable from employees are estimated using a discounted cash flow analysis, using interest rates being offered for similar loans to borrowers with similar credit ratings.

•	Interest rate swap and cap agreements: The fair values of the Company’s interest rate swap and interest rate cap agreements are based on rates being offered for similar arrangements which consider forward yield curves and discount rates.

•	2000 Credit Agreement: The fair values of the Company’s borrowings under variable rate agreements approximate their carrying value.

•	2002 Credit Agreement: The fair values of the Company’s borrowings under variable rate agreements approximate their carrying value.

•	Senior Notes payable: The fair values of the Company’s borrowings under fixed rate agreements are estimated based on open market trading activity provided by a third party.

•	United States Settlement: The fair value of the Company’s settlement with the United States approximates its carrying value.

•	Commercial Mortgage Backed Securities: The fair values of the Company’s borrowings under the CMBS Loan’s variable rate agreements approximate their carrying value.

At December 31, 2002 and 2001 the carrying amounts and fair values of the Company’s financial instruments are as follows (in thousands):

	2002		2001
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Cash and cash equivalents	$2,455	$2,455	$18,596	$18,596
Investment in Kindred Common Stock	16,713	16,713	55,118	55,118
Purchased interest rate cap (Buy Cap)	1,286	1,286	3,051	3,051
Real estate loan receivable	16,528	16,528	—	—
Notes receivable from employees	4,139	4,529	3,635	3,324
Interest rate swap agreements	(47,672)	(47,672)	(27,430)	(27,430)
2000 Credit Agreement	—	—	(623,368)	(623,368)
2002 Credit Agreement	(119,000)	(119,000)	—	—
Senior Notes payable	(366,038)	(377,107)	—	—
United States Settlement	(43,992)	(43,992)	(54,747)	(54,747)
Commercial Mortgage Backed Securities (“CMBS Loan”)	(222,671)	(222,671)	(225,000)	(225,000)
Written interest rate cap (Sell Cap)	(1,286)	(1,286)	(3,051)	(3,051)

Fair value estimates are subjective in nature and are dependent on a number of important assumptions, including estimates of future cash flows, risks, discount rates and relevant comparable market information associated with each financial instrument. The use of different market assumptions and estimation methodologies may have a material effect on the reported estimated fair value amounts. Accordingly, the estimates presented above are not necessarily indicative of the amounts the Company would realize in a current market exchange.

Note 9—Stockholders’ Equity and Stock Options

The Company has five plans under which options to purchase common stock have been, or may be, granted to officers, employees and non-employee directors and one plan under which certain directors may receive common stock of the Company in lieu of director fees (the following are collectively referred to as the “Plans”): (1) The 1987 Incentive Compensation Program (Employee Plan); (2) The 2000 Incentive Compensation Plan (Employee Plan); (3) The 1987 Stock Option Plan for Non-Employee Directors; (4) The 2000 Stock Option Plan for Directors; (5) The TheraTx, Incorporated 1996 Stock Option/Stock Issuance Plan; and (6) The Common Stock Purchase Plan for Directors (the “Directors Stock Purchase Plan”). On May 23, 2000, the Company’s shareholders voted in favor of the amendment and restatement of the 1997 Stock Option Plan for Non-Employee Directors as the 2000 Stock Option Plan for Directors and the amendment and restatement of the 1997 Incentive Compensation Plan as the 2000 Incentive Compensation Plan (the “2000 Incentive Plan”). As part of the amendment and restatement of the 2000 Incentive Plan, the Company’s Board of Directors increased the number of shares reserved for issuance under the 2000 Incentive Plan by 2.22 million shares and increased the maximum number of shares with respect to which stock options can be granted during a calendar year to any given individual to 750,000 shares.

Under the Plans (other than the Directors Stock Purchase Plan), options are exercisable at the market price at the date of grant, expire ten years from the date of grant, and vest over varying periods ranging from one to four years. The Company has also granted options and restricted stock to certain officers, employees and non-employee directors outside of the Plans. The options and shares of restricted stock that have been granted outside the Plans vest over varying periods and the options are exercisable at the market price at the date of grant and expire ten years from the date of grant. As of December 31, 2002, options for 3,794,092 shares had been granted to eligible participants and remained outstanding (including options granted prior to the 1998 Spin Off and held by Kindred employees) under the provisions of the Plans. As of December 31, 2002, options for 391,361 shares had been granted outside of the Plans to certain employees and non-employee directors and remained outstanding. The Company granted 200,634, 308,250 and 466,705 shares of restricted stock for the years ended

December 31, 2002, 2001 and 2000, respectively. The market value of the restricted shares on the date of the award has been recorded as unearned compensation on restricted stock, with the unamortized balance shown as a separate component of stockholders’ equity. Unearned compensation is amortized to expense over the vesting period, with charges to operations of approximately $1.9 million in 2002, $1.7 million in 2001 and $1.3 million in 2000, respectively.

The Company only utilizes the 2000 Incentive Compensation Plan (Employee Plan), the 2000 Stock Option Plan for Directors and the Directors Stock Purchase Plan for option and stock grants and stock issuances. Under the terms of the Ventas, Inc. 2000 Incentive Compensation Plan (Employee Plan), 5,620,000 shares are reserved for grants to be issued to employees. Under the terms of the Ventas, Inc. 2000 Stock Option Plan for Directors, 200,000 shares are reserved for grants or issuance to the chairman of the board and non-employee directors. Under the terms of the Directors Stock Purchase Plan, 200,000 shares are reserved for issuance to the chairman of the board and non-employee directors in lieu of the payment of all or a portion of their retainer and meeting fees, at their option. As of December 31, 2002, the number of shares available for future grants or issuance under the Ventas, Inc. 2000 Incentive Compensation Plan (Employee Plan), the Ventas, Inc. 2000 Stock Option Plan for Directors, and the Directors Stock Purchase Plan are 1,977,241, 88,000 and 181,284, respectively. No additional grants are permitted under the 1987 Incentive Compensation Program, the 1987 Stock Option Plan for Non-Employee Directors and the TheraTx, Incorporated 1996 Stock Option/Stock Issuance Plan. As a result, the shares reserved under these three Plans equal the options outstanding under such Plans. As of December 31, 2002, the Company has reserved 2,200,023 shares for these Plans.

The following is a summary of stock option activity for the Company in 2002, 2001 and 2000:

A.    2002 Activity

Activity	Shares	Range of Exercise Prices			Weighted Average Exercise Price
Outstanding at beginning of year	4,834,219	$0.1231	—	$26.0476	$12.0116
Options Granted	379,390	11.86	—	13.41	11.9621
Options Exercised	(774,770)	3.3125	—	10.8125	4.5710
Options Canceled	(253,386)	0.1970	—	19.8531	13.5480

Outstanding at end of year	4,185,453	3.3125	—	26.0476	13.3002

Exercisable at end of year	3,798,409	$3.3125	—	$26.0476	$13.6476

B.    2001 Activity

Activity	Shares	Range of Exercise Prices			Weighted Average Exercise Price
Outstanding at beginning of year	4,745,636	$0.1231	—	$26.0476	$12.7134
Options Granted	603,705	5.875	—	12.0600	7.3180
Options Exercised	(134,408)	3.3125	—	10.3421	5.5095
Options Canceled	(380,714)	3.3125	—	24.1623	15.6160

Outstanding at end of year	4,834,219	0.1231	—	26.0476	12.0116

Exercisable at end of year	4,053,519	$0.1231	—	$26.0476	$12.6054

C.    2000 Activity

Activity	Shares	Range of Exercise Prices			Weighted Average Exercise Price
Outstanding at beginning of year	5,066,530	$0.1231	—	$27.0095	$13.4575
Options Granted	319,739	3.3125	—	4.0000	3.3481
Options Exercised	(19,688)	0.8000	—	3.0595	1.1228
Options Canceled	(620,945)	0.6279	—	27.0095	14.3051

Outstanding at end of year	4,745,636	0.1231	—	26.0476	12.7134

Exercisable at end of year	3,631,587	$0.1231	—	$26.0476	$13.2590

A summary of stock options outstanding at December 31, 2002 follows:

Range of Exercise Prices	Outstanding As of December 31, 2002	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Exercisable as of December 31, 2002	Weighted Average Exercise Price
$ 3.3125 to $ 8.0000	875,917	7.3	$5.8556	723,866	$5.7065
$ 8.0001 to $13.7400	1,292,497	5.8	12.6412	1,057,504	12.7744
$13.7401 to $18.6200	1,475,200	3.8	16.2284	1,475,200	16.2284
$18.6201 to $26.0500	541,839	4.1	18.9346	541,839	18.9346

	4,185,453	5.2	$13.3002	3,798,409	$13.6476

In 1995, the FASB issued SFAS No. 123 “Accounting for Stock-Based Compensation” (“SFAS No. 123”). This standard prescribes a fair value based method of accounting for employee stock options or similar equity instruments and requires certain pro forma disclosures. For purposes of the pro forma disclosures required under SFAS No. 123, the estimated fair value of the options is amortized to expense over the option’s vesting period. The estimated fair value of options granted for the years ended December 31, 2002, 2001 and 2000 was approximately $337,100, $633,300 and $135,800, respectively.

Pro forma information follows (in thousands, except per share amounts):

	2002	2001	2000
Pro forma income (loss) available to common stockholders	$65,137	$47,338	$(69,138)
Pro forma earnings (loss) per common share:
Diluted	$0.93	$0.68	$(1.02)

In determining the estimated fair value of the Company’s stock options as of the date of grant, a Black-Scholes option pricing model was used with the following assumptions:

	2002	2001	2000
Risk free interest rate	4.1%	5.2%	6.7%
Dividend yield	9.0%	8.0%	14.0%
Volatility factors of the expected market price for the Company’s common stock	.276%	.437%	.567%
Weighted average expected life of options	9 years	9 years	8 years

The Black-Scholes options valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

Note 10—Income Taxes

The Company elected to be taxed as a REIT under the Internal Revenue Code of 1986 as amended (the “Code”), commencing with the year that ended December 31, 1999. The Company intends to continue to operate in such a manner as to enable it to qualify as a REIT. The Company’s actual qualification and taxation as a REIT depends upon its ability to meet, on a continuing basis, distribution levels, stock ownership, and the various qualification tests imposed under the Code.

No net provision for income taxes has been recorded in the Consolidated Financial Statements for the year ended December 31, 2000 due to the Company’s belief that it qualified as a REIT, the distribution of 95% of its

2000 taxable income as a dividend and the existence of carryforward operating losses that offset the remaining 2000 liability for federal corporate income taxes. As a result of the uncertainties relating to the Company’s ability to retain its operating loss carryforwards, the Company has recorded a provision for taxes on the 10% of its estimated 2001 taxable income which the Company did not distribute as a dividend. The 5.0% effective tax rate for 2001 was determined based on the 35% federal statutory rate plus an incremental state rate less the dividends paid deduction. In the third quarter of 2002, the Company filed its 2001 federal tax return on which it elected to apply certain 2002 dividend payments in excess of its 2002 taxable net income. As a result, the Company recorded a $2.2 million tax benefit for 2002.

The 2002 and 2001 provision (benefit) for income taxes consists of the following including the provision on discontinued operations (in thousands):

	2002	2001
Current tax expense :
Federal	$(1,952)	$2,310
State	(248)	375

	(2,200)	2,685
Less tax included in Discontinued Operations	—	(124)

	$(2,200)	$2,561

Although the Company believes that it satisfied the requirements to qualify as a REIT for the years ended December 31, 1999 through 2002 and although the Company intends to continue to qualify as a REIT in subsequent years, it is possible that economic, market, legal, tax or other considerations may cause the Company to fail, or elect not to, continue to qualify as a REIT in any such tax year.

The Company believes it has met the annual distribution requirement by payment of at least 90% of its estimated taxable income for 2002 and 2001. The Company believes that it met the annual distribution requirement for 2000 by payment of at least 95% of the estimated taxes for 2000. The Company’s dividends for the tax years ended December 31, 2002, 2001 and 2000 constitute ordinary income to the Company’s stockholders for tax purposes.

Net taxable income for federal income tax purposes results from net income for financial reporting purposes adjusted for the differences between the financial reporting and tax bases of assets and liabilities, including depreciation, prepaid rent, impairment losses on real estate, the United States Settlement liability, and the interest rate swap agreement. The net difference between tax bases of the Company’s asset and liabilities for federal income tax purposes was $160.0 and $51.4 million more than the book bases of those assets and liabilities for financial reporting for the years ended December 31, 2002 and 2001, respectively.

The Company made no income tax payments for the years ended December 31, 2002, 2001 and 2000. The Company utilized net operating loss (“NOL”) carryforwards of $1.0 million in 2000 to offset taxes due on the 5% of undistributed net taxable income of the Company for that year.

The Company has recorded a tax contingency liability of $7.1 million at December 31, 2002 and 2001 and $3.7 million at December 31, 2000 for contingencies arising from and prior to the 1998 Spin Off. Included in general administrative expenses on the Company’s statement of operations is a tax contingency expense of $1.5 million and $2.6 million for 2001 and 2000, respectively, for federal, state, local, franchise and other miscellaneous taxes, net of the Company’s receipt of refunds referred to above.

As a former C corporation for federal income tax purposes, the Company potentially remains subject to corporate level taxes for any asset dispositions for the period January 1, 1999 through December 31, 2008 (“built-in gains tax”). The amount of income potentially subject to this special corporate level tax is generally equal to (a) the excess of the fair value of the asset as of December 31, 1998 over its adjusted tax basis as of December 31, 1998, or (b) the actual amount of gain, whichever of (a) and (b) is lower. Some but not all gains recognized during this period of time could be offset by available net operating losses and capital loss carryforwards. The deferred income tax liability of $30.4 million at December 31, 2002 and 2001, reflects a previously established liability to be utilized for any built-in gain tax incurred on assets that are disposed of prior to January 1, 2009. During 2001, the Company utilized $0.1 million of the deferred income tax liability in connection with a sales transaction.

On February 3, 2000 the Company received a refund (the “Refund”) of approximately $26.6 million from the Internal Revenue Service representing $25.3 million from the refund of income taxes paid by it from 1996 and 1997 and $1.3 million from accrued interest thereon as a result of a carryback of losses reported in the Company’s 1998 federal income tax return. The Company, Ventas Realty and Kindred entered into a stipulation relating to certain of these federal, state and tax refunds (including the Refund) on or about May 23, 2000 (the “Tax Stipulation”). On the Kindred Effective Date, Kindred and the Company entered into the Tax Refund Escrow Agreement and First Amendment of the Tax Allocation Agreement (the “Tax Refund Escrow Agreement”) governing their relative entitlement to certain tax refunds for the tax periods prior to and including May 1, 1998 (the “Subject Periods”) that each received or may receive in the future. The Tax Refund Escrow Agreement amends and supplements the Tax Allocation Agreement and supersedes the Tax Stipulation. See “Note 11—Transactions with Kindred—The Tax Refund Escrow Agreement and Tax Allocation Agreement.”

The Internal Revenue Service (“IRS”) is currently reviewing the federal income tax returns of the Company for the years ended December 31, 1997 and 1998. On January 16, 2003, the Company agreed to a revised IRS Revenue Agent’s report quantifying the examination findings in connection with the 1997 and 1998 income tax periods. This report concludes that, pending final review by the Joint Committee of Taxation, the Company does not owe any additional taxes, and is entitled to an additional refund of $1.2 million, for the period in question. If received, this $1.2 million would be deposited into a joint tax escrow account between Ventas and Kindred. The revised report is under review by the Joint Committee of Taxation. Until the review of the Joint Committee of Taxation is final, however, there can be no assurance as to the ultimate outcome of these matters or whether such outcome will have a Material Adverse Effect on the Company.

However, if there are any, the resulting tax liabilities for the tax years ended December 31, 1997 and 1998 will be satisfied first from the use of Net Operating Loss (“NOL”) carryforwards (including the NOL carryforwards that were utilized to offset the Company’s federal income tax liability for 1999 and 2000) to satisfy those liabilities, and if the tax liabilities exceed the amount of NOL carryforwards, then the Company will use the escrowed amounts under the Tax Refund Escrow Agreement. As of December 31, 2002, $29 million was escrowed under the Tax Refund Escrow Agreement. To the extent that NOL carryforwards and escrowed amounts are not sufficient to satisfy such liabilities, Kindred has indemnified the Company for specific tax liabilities under the Tax Allocation Agreement. There can be no assurance that the NOL carryforwards and the escrowed amounts will be sufficient to satisfy these liabilities or that Kindred has any obligation to indemnify the Company for particular liabilities or that Kindred will have sufficient assets, income and access to financing to enable it to satisfy its indemnity obligations under the Tax Allocation Agreement or that Kindred will continue to honor such indemnification obligations.

The Company’s 1998 federal income tax return reflected capital loss carryforwards of approximately $200.1 million of which $0.6 million was carried back to 1996. The Company utilized $26.1 million and $16.4 million of capital loss carryforwards for the tax years ended December 31, 2002 and 2001, respectively. The remaining $157.0 million is available against future capital gains, if any. After fully utilizing NOL carrybacks, the Company also has an NOL carryforward of $13.0 million at December 31, 2002. These amounts can be used to offset future taxable income (and/or taxable income for prior years if audits of any prior year’s return determine that amounts are owed), if any, remaining after the dividends paid deduction. The Company will be entitled to utilize NOLs and tax credit carryforwards only to the extent that REIT taxable income exceeds the Company’s deduction for dividends paid. The NOL carryforwards expire in 2018 and the capital loss carryforwards expire in 2003. The availability of the carryforwards are subject to the results of the IRS examination for the 1997-1998 tax years.

As a result of the uncertainties relating to the ultimate utilization of favorable tax attributes described above, no net deferred tax benefit has been ascribed to capital loss and net operating loss carryforwards as of December 31, 2001 and 2000. The IRS may challenge the Company’s entitlement to these tax attributes during its current review of the Company’s tax returns for the 1997 and 1998 tax years. The Company believes it is entitled to these tax attributes, but there can be no assurance as to the outcome of these matters.

Note 11—Transactions with Kindred

Kindred Master Leases

Under the Kindred Reorganization Plan, Kindred assumed its five pre-existing leases with the Company and Ventas Realty, which were then amended and restated Kindred Master Leases.

In connection with the consummation on December 12, 2001 of the CMBS Transaction, Ventas Realty removed 40 skilled nursing facilities from Kindred Amended Master Lease No. 1 and placed the CMBS Properties in the Kindred CMBS Master Lease. Simultaneously with the closing of the CMBS Transaction, Ventas Realty transferred the CMBS Properties and the Kindred CMBS Master Lease to Ventas Finance, the borrower under the CMBS Transaction.

On the Kindred Effective Date, the Company also received a $4.5 million cash payment as additional future rent under the Kindred Master Leases. The value of the Company’s Kindred common stock and the $4.5 million additional future rent is amortized as future rent over the weighted average remaining term of the Kindred Master Leases for financial reporting purposes.

Each Kindred Master Lease includes land, buildings, structures and other improvements on the land, easements and similar appurtenances to the land and improvements, and permanently affixed equipment, machinery and other fixtures relating to the operation of the properties covered by the Kindred Master Leases. There are several renewal bundles of properties under each Master Lease, with each bundle containing a varying number of properties. All properties within a bundle have primary terms ranging from 10 to 15 years from May 1, 1998, subject to certain exceptions, and are subject to three five-year renewal terms.

For a discussion of the rent payable under the Kindred Master Leases see “Note 3—Revenues from Properties.”

The Company has a one-time right to reset the rents under the Kindred Master Leases (the “Reset Right”), exercisable during a one-year period commencing July 19, 2006 by notice given on or after January 20, 2006 on a Master Lease by Master Lease basis, to a then fair market rental rate, for a total fee of $5.0 million payable on a pro-rata basis at the time of exercise under the applicable Master Lease. The Reset Right under the Kindred CMBS Master Lease can only be exercised in conjunction with the exercise of the Reset Right under Master Lease No. 1. The Company cannot exercise the Reset Right under the Kindred CMBS Master Lease without the prior written consent of the CMBS Lender if, as a result of such reset, the aggregate rent payable for the CMBS Properties would decrease.

As a result of the Company’s determination that such an amount was uncollectible, including amounts reflected in discontinued operations, the Company wrote off approximately $48.3 million of rents receivable from tenants for the year ended December 31, 2000. The write-off consists of the following ($’s in thousands):

2000
The difference between the minimum monthly base rent under the Prior Master Lease and the rent stipulation	$48,018
August 1999 monthly base rent under the Prior Kindred Master Leases	—
Charge for rent due under a lease with Kindred under dispute	(124)
Rent due from non-Kindred tenants	434

48,328
Less write-off included in discontinued operations	(2,804)

$45,524

Tax Allocation Agreement, Tax Stipulation and Tax Refund Escrow Agreement

The Tax Allocation Agreement, entered into at the time of the 1998 Spin Off and described in more detail below, was assumed by Kindred under the Kindred Reorganization Plan and then amended and supplemented by the Tax Refund Escrow Agreement, also described below. The Tax Stipulation, entered into by Kindred and the Company during the pendency of the Kindred bankruptcy proceedings, was superseded by the Tax Refund Escrow Agreement.

The Tax Allocation Agreement provides that Kindred will be liable for, and will hold the Company harmless from and against, (i) any taxes of Kindred and its then subsidiaries (the “Kindred Group”) for periods after the 1998 Spin Off, (ii) any taxes of the Company and its then subsidiaries (the “Company Group”) or the Kindred Group for periods prior to the 1998 Spin Off (other than taxes associated with the Spin Off) with respect to the portion of such taxes attributable to assets owned by the Kindred Group immediately after completion of the 1998 Spin Off and (iii) any taxes attributable to the 1998 Spin Off to the extent that Kindred derives certain tax benefits as a result of the payment of such taxes. Under the Tax Allocation Agreement, Kindred would be entitled to any refund or credit in respect of taxes owed or paid by Kindred under (i), (ii) or (iii) above. Kindred’s liability for taxes for purposes of the Tax Allocation Agreement would be measured by the Company’s actual liability for taxes after applying certain tax benefits otherwise available to the Company other than tax benefits that the Company in good faith determines would actually offset tax liabilities of the Company in other taxable years or periods. Any right to a refund for purposes of the Tax Allocation Agreement would be measured by the actual refund or credit attributable to the adjustment without regard to offsetting tax attributes of the Company.

Under the Tax Allocation Agreement, the Company would be liable for, and would hold Kindred harmless against, any taxes imposed on the Company Group or the Kindred Group other than taxes for which the Kindred Group is liable as described in the above paragraph. The Company would be entitled to any refund or credit for taxes owed or paid by the Company as described in this paragraph. The Company’s liability for taxes for purposes of the Tax Allocation Agreement would be measured by the Kindred Group’s actual liability for taxes after applying certain tax benefits otherwise available to the Kindred Group other than tax benefits that the Kindred Group in good faith determines would actually offset tax liabilities of the Kindred Group in other taxable years or periods. Any right to a refund would be measured by the actual refund or credit attributable to the adjustment without regard to offsetting tax attributes of the Kindred Group. See “Note 10—Income Taxes.”

Prior to and during the Kindred bankruptcy, the Company and Kindred were engaged in disputes regarding the entitlement to federal, state and local tax refunds for the Subject Periods which had been received or which would be received by either company. Under the terms of the Tax Stipulation, the companies agreed that the proceeds of certain federal, state and local tax refunds for the Subject Periods, received by either company on or after September 13, 1999, with interest thereon from the date of deposit at the lesser of the actual interest earned and 3% per annum, were to be held by the recipient of such refunds in segregated interest bearing accounts.

On the Kindred Effective Date, Kindred and the Company entered into the Tax Refund Escrow Agreement governing their relative entitlement to certain tax refunds for the Subject Periods that each received or may receive in the future. The Tax Refund Escrow Agreement amends and supplements the Tax Allocation Agreement and supersedes the Tax Stipulation. Under the terms of the Tax Refund Escrow Agreement, refunds (“Subject Refunds”) received on or after September 13, 1999 by either Kindred or the Company with respect to federal, state or local income, gross receipts, windfall profits, transfer, duty, value-added, property, franchise, license, excise, sales and use, capital, employment, withholding, payroll, occupational or similar business taxes (including interest, penalties and additions to tax, but excluding certain refunds), for taxable periods ending on or prior to May 1, 1998, or including May 1, 1998 and received on or after September 13, 1999 (“Subject Taxes”) must be deposited into an escrow account with a third-party escrow agent on the Kindred Effective Date.

The Tax Refund Escrow Agreement provides generally that Kindred and the Company waive their rights under the Tax Allocation Agreement to make claims against each other with respect to Subject Taxes satisfied by the funds in the escrow account (the “Escrow Funds”), notwithstanding the indemnification provisions of the Tax Allocation Agreement. To the extent that the Escrow Funds are insufficient to satisfy all liabilities for Subject Taxes that are finally determined to be due (such excess amount, “Excess Taxes”), the relative liability of Kindred and the Company to pay such Excess Taxes shall be determined as provided in the Tax Refund Escrow Agreement. Disputes under the Tax Refund Escrow Agreement, and the determination of the relative liability of Kindred and the Company to pay Excess Taxes, if any, are governed by the arbitration provision of the Tax Allocation Agreement.

Interest earned on the Escrow Funds or included in refund amounts received from governmental authorities is distributed equally to each of Kindred and the Company on an annual basis and are accrued as interest income on the Consolidated Statement of Operations. Any Escrow Funds remaining in the escrow account after no further claims may be made by governmental authorities with respect to Subject Taxes or Subject Refunds (because of the expiration of statutes of limitation or otherwise) will be distributed equally to Kindred and the Company. At December 31, 2002, approximately $14.4 million of disputed Subject Refunds and accrued interest, representing 50% of the Escrow Funds, is recognized in restricted cash and other liabilities on the Company’s Consolidated Balance Sheet.

Agreement of Indemnity—Third Party Leases

In connection with the 1998 Spin Off, the Company assigned its former third party lease obligations (i.e., leases under which an unrelated third party is the landlord) as a tenant or as a guarantor of tenant obligations to Kindred (the “Third Party Leases”). The lessors of these properties may claim that the Company remains liable on the Third Party Leases assigned to Kindred. Under the terms of the Agreement of Indemnity—Third Party Leases, Kindred and its subsidiaries have agreed to indemnify and hold the Company harmless from and against all claims against the Company arising out of the Third Party Leases assigned by the Company to Kindred. Either prior to or following the 1998 Spin Off, the tenant’s rights under a subset of the Third Party Leases were assigned or sublet to third parties unrelated to Kindred (the “Subleased Third Party Leases”). If Kindred or such third party subtenants are unable to or do not satisfy the obligations under any Third Party Lease assigned by the Company to Kindred, and if the lessors prevail in a claim against the Company under the Third Party Leases, then the Company may be liable for the payment and performance of the obligations under any such Third Party Lease. The Company believes it may have valid legal defenses to any such claim by certain lessors under the Third Party Leases. However, there can be no assurance the Company would prevail in a claim brought by a lessor under a Third Party Lease. In the event that a lessor should prevail in a claim against the Company, the Company may be entitled to receive revenues from those properties that would mitigate the costs incurred in connection with the satisfaction of such obligations. The Third Party Leases relating to nursing facilities, hospitals, offices and warehouses have remaining terms (excluding renewal periods) of 1 to 10 years. The Third Party Leases relating to ground leases have remaining terms from 1 to 80 years. Under the Kindred Reorganization Plan, Kindred assumed and has agreed to fulfill its obligations under the Agreement of Indemnity—Third Party Leases. There can be no assurance that Kindred will have sufficient assets, income and access to financing to enable it to satisfy its obligations under the Agreement of Indemnity—Third Party Leases or that Kindred will continue to honor its obligations under the Agreement of Indemnity—Third Party Leases. If Kindred does not satisfy or otherwise honor the obligations under the Agreement of Indemnity—Third Party Leases, then the Company may be liable for the payment and performance of such obligations. Under the Kindred Reorganization Plan, Kindred has agreed not to renew or extend any Third Party Lease unless it first obtains a release of the Company from liability under such Third Party Lease.

The total aggregate remaining minimum rental payments under the Third Party Leases are as follows (in thousands):

	Skilled Nursing Facilities	Hospitals	Land	Sub Leased Third Party Leases	Other	Total
2003	$1,054	$2,225	$497	$1,224	$265	$5,265
2004	942	2,225	473	1,117	265	5,022
2005	716	1,925	473	1,117	265	4,496
2006	235	1,025	552	1,117	88	3,017
2007	—	1,025	467	1,117	—	2,609
Thereafter	—	1,025	11,293	3,722	—	16,040

	$2,947	$9,450	$13,755	$9,414	$883	$36,449

Agreement of Indemnity—Third Party Contracts

In connection with the 1998 Spin Off, the Company assigned its former third party guaranty agreements to Kindred (the “Third Party Guarantees”). The Company may remain liable on the Third Party Guarantees assigned to Kindred. Under the terms of the Agreement of Indemnity—Third Party Contracts, Kindred and its subsidiaries have agreed to indemnify and hold the Company harmless from and against all claims against the Company arising out of the Third Party Guarantees assigned by the Company to Kindred. If Kindred is unable to or does not satisfy the obligations under any Third Party Guarantee assigned by the Company to Kindred, then the Company may be liable for the payment and performance of the obligations under any such agreement.

The Third Party Guarantees were entered into in connection with certain acquisitions and financing transactions. Under the Kindred Reorganization Plan, Kindred assumed and has agreed to fulfill its obligations under the Agreement of Indemnity—Third Party Contracts. There can be no assurance that Kindred will have sufficient assets, income and access to financing to enable it to satisfy its obligations incurred in connection with the Agreement of Indemnity—Third Party Contracts or that Kindred will continue to honor its obligations under the Agreement of Indemnity—Third Party Contracts. If Kindred does not satisfy or otherwise honor the obligations under the Agreement of Indemnity—Third Party Contracts, then the Company may be liable for the payment and performance of such obligations. The Company believes that it has no material exposure under these Third Party Guarantees.

Assumption of Certain Operating Liabilities and Litigation

In connection with the 1998 Spin Off, Kindred agreed in various agreements (the “Spin Agreements”) to, among other things, assume and to indemnify the Company for any and all liabilities that may arise out of the ownership or operation of the healthcare operations either before or after the date of the 1998 Spin Off. The indemnification provided by Kindred also covers losses, including costs and expenses, which may arise from any future claims asserted against the Company based on these healthcare operations. In addition, at the time of the 1998 Spin Off, Kindred agreed to assume the defense, on behalf of the Company, of any claims that were pending at the time of the 1998 Spin Off, and which arose out of the ownership or operation of the healthcare operations. Kindred also agreed to defend, on behalf of the Company, any claims asserted after the 1998 Spin Off which arise out of the ownership and operation of the healthcare operations. Under the Kindred Reorganization Plan, Kindred assumed and agreed to perform its obligations under these indemnifications. There can be no assurance that Kindred will have sufficient assets, income and access to financing to enable it to satisfy its obligations incurred in connection with the 1998 Spin Off or that Kindred will continue to honor its obligations incurred in connection with the 1998 Spin Off. If Kindred does not satisfy or otherwise honor the obligations under these arrangements, then the Company may be liable for the payment and performance of such obligations and may have to assume the defense of such claims.

Kindred Common Stock and Registration Rights Agreement

On the Kindred Effective Date, Ventas Realty received 1,498,500 shares of the common stock in Kindred Common Stock, representing not more than 9.99% of the issued and outstanding common stock in Kindred as of the Kindred Effective Date. Based on applicable laws, regulations, advice from experts, an appraisal, the trading performance of Kindred common stock at the time and other appropriate facts and circumstances, the illiquidity and lack of registration of the Kindred Common Stock when received and the Company’s lack of significant influence over Kindred, the Company determined the value of the Kindred Common Stock was $18.2 million on the date received by Ventas Realty. The Kindred Common Stock received by Ventas Realty is subject to dilution from stock issuances occurring after the Kindred Effective Date. The Kindred Common Stock was issued to the Company as additional future rent in consideration of the Company’s agreement to charge the base rent as provided in the Kindred Master Leases.

On the Kindred Effective Date, Kindred executed and delivered to Ventas Realty and other signatories, a Registration Rights Agreement, which, among other things, provides that Kindred must file a shelf registration statement with respect to the Kindred Common Stock and keep such registration statement continuously effective for a period of two years with respect to such securities (subject to customary exceptions). The shelf registration statement was declared effective on November 7, 2001.

The Company disposed of 418,186 shares of Kindred Common Stock in the fourth quarter of 2001 and recognized a gain of $15.4 million on the dispositions. In connection with a registered offering of common stock by Kindred, Ventas Realty exercised its piggyback registration rights, and sold 83,300 shares of Kindred Common Stock, recognizing a gain of $2.6 million. The Company applied the net proceeds of $3.6 million from the sale of the 83,300 shares of Kindred Common Stock as a prepayment on the Company’s indebtedness under the 2000 Credit Agreement. The Company distributed 334,886 shares of Kindred Common Stock as part of the 2001 dividend, resulting in a gain of $12.8 million. For every share of common stock of the Company that a stockholder owned at the close of business on December 14, 2001, the stockholder received 0.005 of a share of Kindred common stock and $0.0049 in cash (equating to one share of Kindred common stock and $0.98 in cash for every two hundred shares of common stock in the Company). For purposes of the 2001 dividend, the Kindred Common Stock was valued in accordance with the Code and applicable rulings and regulations on December 31, 2001 at $51.02 per share (the average of the high and low price on that day).

During the year ended December 31, 2002, the Company disposed of a total of 159,500 shares of Kindred Common Stock for an average net price of $43.39 per share and recognized a gain of $5.0 million. The Company applied net proceeds of $6.9 million as a prepayment of the Company’s indebtedness under the 2002 Credit Agreement. As of December 31, 2002, the Company owned 920,814 shares of Kindred Common Stock. As a result of Kindred’s announcement relating to the Florida skilled nursing facilities and other events, the market value of the Company’s Kindred Common Stock has declined substantially to approximately $16.7 million, or $18.15 per share, as of December 31, 2002.

Settlement of United States Claims

Kindred and the Company were the subject of investigations by the United States Department of Justice regarding the Company’s prior healthcare operations, including matters arising from lawsuits filed under the qui tam, or whistleblower, provision of the Federal Civil False Claims Act, which allows private citizens to bring a suit in the name of the United States. See “Note 14—Litigation.” The Kindred Reorganization Plan contains a comprehensive settlement of all of these claims by the United States (the “United States Settlement”).

Under the United States Settlement, the Company is required to pay $103.6 million to the United States, of which $34.0 million was paid on the Kindred Effective Date. The balance of $69.6 million bears interest at 6% per annum and is payable in equal quarterly installments over a five-year term commencing on June 30, 2001 and ending in 2006. The Company also paid approximately $0.4 million to legal counsel for the relators in the qui tam actions. In the fourth quarter of 2000, the Company recorded the full amount of the obligation under the United States Settlement for $96.5 million based on an imputed interest rate of 10.75%.

Note 12—Commitments and Contingencies

The Company may be subject to certain liabilities assumed by Kindred in connection with the 1998 Spin Off. See “Note 11—Transactions with Kindred.”

Note 13—Earnings Per Share

The following table shows the amounts used in computing basic and diluted earnings per share (in thousands, except per share amounts):

	Years Ended December 31,
	2002	2001	2000
Numerator for Basic and Diluted Earnings Per Share:
Income (loss) before Discontinued Operations	$39,027	$48,090	$(67,764)
Discontinued Operations	26,679	2,476	2,312

Net Income (loss)	$65,706	$50,566	$(65,452)

Denominator:
Denominator for Basic Earnings Per Share—Weighted Average Shares	69,336	68,409	68,010
Effect of Dilutive Securities:
Stock Options	883	810	67
Time Vesting Restricted Stock Awards	71	144	54

Dilutive Potential Common Stock	954	954	121

Denominator for Diluted Earnings Per Share—Adjusted Weighted Average	70,290	69,363	68,131

Basic Earnings (loss) Per Share
Income (loss) before Discontinued Operations	$0.56	$0.70	$(1.00)
Discontinued Operations	0.39	0.04	0.04

Net Income (loss)	$0.95	$0.74	$(0.96)

Diluted Earnings (loss) Per Share
Income (loss) before Discontinued Operations	$0.56	$0.69	$(0.99)
Discontinued Operations	0.37	0.04	0.03

Net Income (loss)	$0.93	$0.73	$(0.96)

Options to purchase 2.8 million shares of common stock ranging from $13.13 to $26.0476, were outstanding at December 31, 2002 but were not included in the computation of diluted earnings per share because the options’ exercise price was greater than the average market price of the common shares for the year ended December 31, 2002 and, therefore, the effect would be anti-dilutive. Options to purchase 3.1 million shares of common stock ranging from $10.8125 to $26.0476 were outstanding at December 31, 2001, but were not included in the computation of diluted earnings per share because the options’ exercise price was greater than the average market price of the common shares for the year ended December 31, 2001 and, therefore, the effect would be anti-dilutive. Options to purchase 3.4 million shares of common stock ranging from $5.885 to $26.0476 were outstanding at December 31, 2000, but were not included in the computation of diluted earnings per share because the options’ exercise price was greater than the average market price of the common shares for the year ended December 31, 2000 and, therefore, the effect would be anti-dilutive.

Note 14—Litigation

Legal Proceedings Presently Defended and Indemnified by Kindred Under the Spin Agreements

The following litigation and other matters arose from the Company’s operations prior to the time of the 1998 Spin Off or relate to assets or liabilities transferred to Kindred in connection with the 1998 Spin Off. Under the Spin Agreements, Kindred agreed to assume the defense, on behalf of the Company, of any claims that (a) were pending at the time of the 1998 Spin Off and which arose out of the ownership or operation of the healthcare operations or any of the assets or liabilities transferred to Kindred in connection with the 1998 Spin Off, or (b) were asserted after the 1998 Spin Off and which arose out of the ownership and operation of the healthcare operations or any of the assets or liabilities transferred to Kindred in connection with the 1998 Spin Off, and to indemnify the Company for any fees, costs, expenses and liabilities arising out of such operations (the “Indemnification”). Kindred is presently defending the Company in the matters described below, among others. Pursuant to the Kindred Reorganization Plan, Kindred assumed and agreed to abide by the Indemnification and to defend the Company in these and other matters as required under the Spin Agreements. However, there can be no assurance that Kindred will continue to defend the Company in such matters or that Kindred will have sufficient assets, income and access to financing to enable it to satisfy such obligations or its obligations incurred in connection with the 1998 Spin Off. In addition, many of the following descriptions are based primarily on information included in Kindred’s public filings and on information provided to the Company by Kindred. There can be no assurance that Kindred has included in its public filings and provided the Company complete and accurate information in all instances.

A class action lawsuit entitled A. Carl Helwig v. Vencor, Inc. et al. was filed on December 24, 1997 in the United States District Court for the Western District of Kentucky (Civil Action No. 3-97CV-8354). The putative class action claims were brought by an alleged stockholder of the Company against the Company and certain executive officers and directors of the Company. The complaint alleged that the Company and certain current and former executive officers of the Company during a specified time period violated Sections 10(b) and 20(a) of the Exchange Act, by, among other things, issuing to the investing public a series of false and misleading statements concerning the Company’s current operations and the inherent value of the Company’s Common Stock. The complaint further alleged that as a result of these purported false and misleading statements concerning the Company’s revenues and acquisitions, the price of the Company’s Common Stock was artificially inflated. This case was settled and dismissed with prejudice pursuant to the Order and Final Judgment of the District Court entered on May 16, 2002. The Company did not pay any amount in connection with the settlement.

A stockholder derivative suit entitled Thomas G. White on behalf of Kindred, Inc. and Ventas, Inc. v. W. Bruce Lunsford, et al., Case No. 98 C103669 was filed in June 1998 in the Jefferson County, Kentucky, Circuit Court. The Complaint alleges, among other things, that the defendants damaged Kindred and the Company by engaging in violations of the securities laws, including engaging in insider trading, fraud and securities fraud and damaging the reputation of Kindred and the Company. The suit seeks unspecified damages, interest, punitive damages, reasonable attorneys’ fees, expert witness fees and other costs, and any extraordinary equitable and/or injunctive relief permitted by law or equity to assure the plaintiff has an effective remedy. The Company believes the allegations in the Complaint are without merit. On October 4, 2002, Kindred filed with the Court a motion to dismiss this action as to all defendants, including the Company, for lack of prosecution by the plaintiffs. On October 17, 2002, the Court granted Kindred’s motion to dismiss with prejudice. On October 17, 2002, the plaintiffs filed with the Court a motion to vacate that order of dismissal in order to allow further briefing. Kindred, on behalf of the Company, intends to continue to defend this action vigorously.

A class action lawsuit entitled Sally Pratt, et al. v. Ventas, Inc. et al. was filed on May 25, 2001 in the United States District Court for the Western District of Kentucky (Civil Action No. 3-01CV-317-H). The putative class action complaint alleges that the Company and certain current and former officers and employees of the Company engaged in a fraudulent scheme to conceal the true nature and substance of the 1998 Spin Off resulting in (a) a violation of the Racketeer Influenced and Corrupt Organizations Act, (b) bankruptcy fraud, (c) common law fraud, and (d) a deprivation of plaintiffs’ civil rights. The plaintiffs allege that the defendants failed to act affirmatively to explain and disclose the fact that the Company was the entity that had been known as Vencor, Inc. prior to the 1998 Spin Off and that a new separate and distinct legal entity assumed the name of Vencor, Inc. after the 1998 Spin Off. The plaintiffs contend that the defendants filed misleading documents in the plaintiffs’ state court lawsuits that were pending at the time of the 1998 Spin Off and that the defendants deceptively used the Delaware bankruptcy proceedings of Vencor, Inc. (now known as Kindred Healthcare, Inc.) to stay lawsuits against the Company. As a result of these actions, the plaintiffs maintain that they and similarly situated individuals suffered and will continue to suffer severe financial harm. The suit seeks compensatory damages (trebled with interest), actual and punitive damages, reasonable attorneys’ fees, costs and expenses, declaratory and injunctive and any and all other relief to which the plaintiffs may be entitled. Before any class of plaintiffs was certified, this action was dismissed in its entirety on February 4, 2002 because it was deemed to be an impermissible collateral attack on the Delaware Bankruptcy Court’s confirmation order. The plaintiffs thereafter filed an appeal of the District Court’s dismissal to the United States Court of Appeals for the Sixth Circuit. However, on plaintiffs’ motion, the appeal was stayed after the plaintiffs separately filed a motion with the Delaware Bankruptcy Court seeking, among other things, to have the Delaware Bankruptcy Court set aside portions of the releases of the Company contained in the Kindred Reorganization Plan, as such releases might apply to the plaintiffs. On September 19, 2002, the Delaware Bankruptcy Court denied the plaintiffs’ motion. The Sixth Circuit appeal has been resumed by the plaintiffs. Kindred, on behalf of the Company, intends to contest the Sixth Circuit appeal vigorously.

Kindred is a party to certain legal actions and regulatory investigations arising in the normal course of its business. The Company is a party to certain legal actions and regulatory investigations that arise from the normal course of its prior healthcare operations, which legal actions and regulatory investigations are being defended by Kindred under the Indemnification. Neither the Company nor Kindred is able to predict the ultimate outcome of pending litigation and regulatory investigations. In addition, there can be no assurance that the Centers for Medicare and Medicaid Services (“CMS”) or other regulatory agencies will not initiate additional investigations related to Kindred’s business or the Company’s prior healthcare business in the future, nor can there be any assurance that the resolution of any litigation or investigations, either individually or in the aggregate, would not have a material adverse effect on Kindred’s liquidity, financial position or results of operations, which in turn could have a Material Adverse Effect on the Company.

Other Litigation

The Company and Atria, Inc. (“Atria”) have been engaged in ongoing discussions regarding the parties’ respective rights and obligations relative to the issuance of mortgage resident bonds (the “Bonds”) to the new residents of New Pond Village, a senior housing facility in Walpole, Massachusetts, owned by the Company and leased to and operated by Atria. On August 6, 2001, Atria filed a lawsuit styled Atria, Inc. v. Ventas Realty, Limited Partnership in the Superior Court Department of the Trial Court in Norfolk County, Massachusetts (Civil Action Number 01 01233). The complaint alleged that the Company had a duty to sign and issue Bonds to new residents of New Pond Village and that, as a result of an alleged failure of the Company to issue Bonds, the Company has, among other things, breached contractual obligations under the Bond Indenture. This case was settled and dismissed with prejudice pursuant to the Order and Final Judgment of the District Court entered on January 7, 2003. Ventas was not required to pay any amounts in connection with the settlement.

The Company is a plaintiff in an action seeking a declaratory judgment and damages entitled Ventas Realty, Limited Partnership et al. v. Black Diamond CLO 1998-1 Ltd., et al., Case No. 99C107076, filed November 22, 1999 in the Circuit Court of Jefferson County, Kentucky. Two of the three defendants in that action, Black

Diamond International Funding, Ltd. and BDC Finance, LLC (collectively “Black Diamond”), have asserted counterclaims against the Company under theories of breach of contract, tortious interference with contract and abuse of process. The Company disputes the material allegations contained in Black Diamond’s counterclaims and the Company intends to continue to pursue its claims and defend the counterclaims vigorously.

The Company is party to various lawsuits arising in the normal course of the Company’s business. It is the opinion of management that, except as set forth in this Note 14, the disposition of these lawsuits will not, individually or in the aggregate, have a Material Adverse Effect on the Company. If management’s assessment of the Company’s liability with respect to these actions is incorrect, such lawsuits could have a Material Adverse Effect on the Company.

No provision for liability, if any, resulting from the aforementioned litigation has been made in the consolidated financial statements as of December 31, 2002.

Note 15—Capital Stock

The authorized capital stock of the Company at December 31, 2002 and 2001 consisted of 180,000,000 shares of Common Stock, par value of $.25 per share, and 10,000,000 shares of preferred stock of which 300,000 shares have been designated Series A Participating Preferred Stock.

On June 19, 2002, the Company filed a universal shelf registration statement on Form S-3 with the Commission relating to $750 million of common stock, preferred stock, debt securities, depository shares and warrants. The registration statement became effective on July 8, 2002. As of December 31, 2002, $651 million of these securities remained available for offering off the shelf registration statement.

During the fourth quarter ended December 31, 2002, the Company commenced and completed an equity offering of the Company’s common stock with Tenet Healthcare Corporation (“Tenet”). The Equity Offering consisted of 9,000,000 newly issued shares of common stock sold by Ventas and 8,301,067 shares of Ventas common stock owned and sold by Tenet, all priced at $11.00 per share. The net proceeds received by Ventas from its sale of its newly issued common stock were $93.6 million and were used to repay outstanding indebtedness including the indebtedness incurred by the Company to invest in the THI Transaction.

Excess Share Provision

In order to preserve the Company’s ability to maintain REIT status, the Company’s certificate of incorporation provides that if a person acquires beneficial ownership of greater than 9% of the outstanding stock of the Company, the shares that are beneficially owned in excess of such 9% limit are deemed to be “Excess Shares.” Excess Shares are automatically deemed transferred to a trust for the benefit of a charitable institution or other qualifying organization selected by the Board of Directors of the Company. The trust is entitled to all dividends with respect to the Excess Shares and the trustee may exercise all voting power over the Excess Shares.

The Company has the right to buy the Excess Shares for a purchase price equal to the lesser of (1) the price per share in the transaction that created the Excess Shares, or (2) the market price on the date the Company buys the shares. The Company has the right to defer payment of the purchase price for the Excess Shares for up to five years. If the Company does not purchase the Excess Shares, the trustee of the trust is required to transfer the Excess Shares at the direction of the Board of Directors. The owner of the Excess Shares is entitled to receive the lesser of the proceeds from the sale of the Excess Shares or the original purchase price for such Excess Shares; any additional amounts are payable to the beneficiary of the trust.

Under the Company’s certificate of incorporation, certain holders (“Existing Holders”) who owned the Company’s common stock in excess of the foregoing limits on the date of the 1998 Spin Off, are not subject to the general ownership limits applicable to other stockholders. Existing Holders are generally permitted to own up to the same percentage of the Company’s common stock that was owned on the date of the 1998 Spin Off, provided such ownership does not jeopardize the Company’s status as a REIT. Until the fourth quarter of 2002, Tenet Healthcare Corporation (“Tenet”) had owned approximately 12% of the Company’s issued and outstanding Common Stock and, therefore, was treated as an Existing Holder under the Company’s Certificate of Incorporation. Except as explained below, as an Existing Holder, Tenet was generally permitted to own in excess of the ownership limits in the Company’s Certificate of Incorporation. During the fourth quarter 2002, Tenet sold all of its 8,301,067 shares of Ventas common stock and is no longer deemed an Existing Holder.

The Company’s Board of Directors is empowered to grant waivers from the “Excess Share” provisions of the Company’s Certificate of Incorporation. On October 14, 2002, the Company granted such a waiver (the “C&S Waiver”) from the 9% ownership limitation provisions of Article XII of the Company’s Certificate of Incorporation to Cohen & Steers Capital Management, Inc. (“C&S”). Under the C&S Waiver, C&S may beneficially own, in the aggregate, up to 12.50%, in number of shares or value, of the Common Stock.

Preferred Stock Purchase Rights

The Company has issued Preferred Stock Purchase Rights (the “Rights”) pursuant to the terms of the Rights Agreement, dated July 20, 1993, as amended, with National City Bank as Rights Agent (the “Rights Agreement”). Under the terms of the Rights Agreement, the Company declared a dividend of one Right for each outstanding share of Common Stock of the Company to common stockholders of record on August 1, 1993. Each Right entitles the holder to purchase from the Company one-hundredth of a share of Series A Preferred Stock at a purchase price of $110. A total of 300,000 shares of Series A Preferred Stock are subject to the Rights.

The Rights have certain anti-takeover effects and are intended to cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on the Rights being redeemed or a substantial number of the Rights being acquired.

Under the terms of the Rights Agreement, if at such time as any person becomes the beneficial owner of 9.9% or more of the Common Stock (an “Acquiring Person”), (i) the Company is involved in a merger or other business combination in which the Common Stock is exchanged or changed (other than a merger with a person or group which both (a) acquired Common Stock pursuant to a Permitted Offer (as defined below) and (b) is offering not less than the price paid pursuant to the Permitted Offer and the same form of consideration paid in the Permitted Offer) or (ii) 50% or more of the Company’s assets or earning power are sold, the Rights become exercisable for that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the exercise price of the Right (such right being called the “Flip-over”). A “Permitted Offer” is a tender or exchange offer which is for all outstanding shares of Common Stock at a price and on terms determined, prior to the purchase of shares under such tender or exchange offer, by at least a majority of the members of the Board of Directors who are not officers of the Company and who are not Acquiring Persons or affiliates, associates, nominees or representatives of an Acquiring Person, to be adequate and otherwise in the best interests of the Company and its stockholders (other than the person or any affiliate or associate thereof on whose behalf the offer is being made) taking into account all factors that such directors deem relevant.

In the event any person becomes an Acquiring Person, for a 60 day period after such event, if the Flip-over right is not also triggered, the Rights become exercisable for that number of shares of Common Stock having a market value of two times the exercise price of the Right, to the extent available, and then (after all authorized and unreserved shares of Common Stock have been issued), a common stock equivalent having a market value of two times the exercise price of the Right.

Upon any person becoming an Acquiring Person (other than pursuant to a Permitted Offer), any rights issued to or beneficially owned by such Acquiring Person become null and void and thereafter may not be transferred to any other person.

Certain persons and transactions are exempted from the operation of the Rights. Prior to a person becoming an Acquiring Person, the Board has the power to amend the Rights Agreement or cause the redemption of the Rights, at a purchase price of $0.01 in cash per Right. After the time a person becomes an Acquiring Person, the Board can only amend the Rights Agreement to make changes that do not adversely affect the interests of the holders of Rights. For purposes of the Rights Agreement a person is not deemed to be the beneficial owner of securities designated as Excess Shares under the Company’s Certificate of Incorporation.

DRIP

The Company’s Distribution Reinvestment and Stock Purchase Plan (the “Plan” or “DRIP”) was declared effective by the Securities and Exchange Commission on December 31, 2001. Under the Plan’s terms, existing stockholders may purchase shares of common stock in the Company by reinvesting all or a portion of the cash distribution on their shares of the Company’s common stock. In addition, existing stockholders of the Company, as well as new investors may purchase shares of common stock in the Company by making optional cash payments.

Note 16—Related Party Transactions

At December 31, 2002 and 2001, the Company had receivables of approximately $4.1 million and $3.6 million, respectively, due from certain current and former executive officers of the Company. The loans include interest provisions (with a 5.0% average rate) and were to finance the income taxes payable by the executive officers resulting from: (i) the 1998 Spin Off and (ii) vesting of Restricted Shares. The loans are payable over periods ranging from four years to ten years with the majority of the obligations amortizing quarterly. Interest expense on a note relating to the 1998 Spin Off in the principal amount of $2.3 million at December 31, 2002 (the “1998 Spin Off Note”), is forgiven on a periodic basis, provided that the officer remains an employee of the Company. The payee of the 1998 Spin Off Note resigned as an employee and director of the Company on January 30, 2003, and will begin paying interest in accordance with the terms of the 1998 Spin Off Note. In the event of a change in control as defined in the Company’s 1997 Incentive Compensation Plan, accrued interest on and the principal balance of the 1998 Spin Off Note is forgiven. Interest expense on the note relating to taxes paid for the vested portion of Restricted Shares (the “Restricted Share Note”) is payable annually out of and only to the extent of dividends from the vested restricted shares. In the event of a change in control of the Company (as defined in the relevant employment agreement) or upon termination of the officer without cause (as defined in the relevant employment agreement), the principal balance of the Restricted Share Note is forgiven. The Restricted Share Note is secured by a pledge of all of the restricted shares to which the Restricted Share Note relates and the Restricted Share Note is otherwise non-recourse. The 1998 Spin Off Note is not secured.

On October 15, 1998, the Company acquired eight personal care facilities and related facilities for approximately $7.1 million from Tangram Rehabilitation Network, Inc. (“Tangram”). Tangram is a wholly owned subsidiary of Res-Care, Inc. (“Res-Care”) of which a director of the Company is the Chairman, President and Chief Executive Officer and another director of the Company was a member of its board of directors as of December 31, 2002. The Company leases the Tangram facilities to Tangram pursuant to a master lease agreement which is guaranteed by Res-Care. For the years ended December 31, 2002, 2001 and 2000, Tangram has paid the Company approximately $799,000, $779,000 and $754,000, respectively, in rent payments.

Note 17—Quarterly Financial Information (Unaudited)

Summarized unaudited consolidated quarterly information for the years ended December 31, 2002 and 2001 is provided below (amounts in thousands, except per share amounts).

	For the Quarters Ended 2002
	First Quarter	Second Quarter		Third Quarter		Fourth Quarter
Revenues	$44,316	$49,169		$46,878		$47,634
Income before Discontinued Operations	10,895	3,088	(1)	16,335	(2)	8,709
Discontinued Operations(3)	1,806	23,380		758		735
Net Income	12,701	26,468	(1)	17,093	(2)	9,444
Earnings per share
Basic
Income before Discontinued Operations	$0.16	$0.04	(1)	$0.24	(2)	$0.12
Discontinued Operations	0.02	0.34		0.01		0.01

Net Income	$0.18	$0.38	(1)	$0.25	(2)	$0.13

Diluted
Income before Discontinued Operations	$0.16	$0.04	(1)	$0.23	(2)	$0.12
Discontinued Operations	0.02	0.34		0.01		0.01

Net Income	$0.18	$0.38	(1)	$0.24	(2)	$0.13

Dividends declared	$0.2375	$0.2375		$0.2375		$0.2375

(1)	Includes a $3.8 million gain from the sale of Kindred Common Stock and a $5.4 million loss on swap breakage.
(2)	Includes a $1.2 million gain from the sale of Kindred Common Stock and a $2.2 million tax benefit.
(3)	Discontinued operations reflects dispositions through June 30, 2003. See “Note 5—Dispositions and Loss on Extinguishment of Debt.”

	For the Quarters Ended 2001
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$45,079	$44,892	$44,874	$59,882
Income before Discontinued Operations	9,851	7,496	8,595	22,148
Discontinued Operations(2)	728	609	562	577
Net Income	10,579	8,105	9,157	22,725	(1)
Earnings per share
Basic
Income before Discontinued Operations	$0.14	$0.11	$0.13	$0.32	(1)
Discontinued Operations	0.02	0.01	—	0.01

Net Income	$0.16	$0.12	$0.13	$0.33	(1)

Diluted
Income before Discontinued Operations	$0.14	$0.11	$0.12	$0.32	(1)
Discontinued Operations	0.01	0.01	0.01	0.01

Net Income	$0.15	$0.12	$0.13	$0.33	(1)

Dividends declared	$—	$0.22	$0.44	$0.26

(1)	Reflects a $15.4 million gain from the sale and distribution of Kindred Common Stock.
(2)	Discontinued operations reflects dispositions through June 30, 2003. See “Note 5—Dispositions and Loss on Extinguishment of Debt.”

Note 18—Condensed Consolidating Information

The Company and certain of its direct and indirect wholly owned subsidiaries (the “Subsidiary Guarantors”) have fully and unconditionally guaranteed, on a joint and several basis, the obligation to pay principal and interest with respect to the Senior Notes of Ventas Realty and Ventas Capital Corporation (“Ventas Capital,” and together with Ventas Realty, the “Issuers”). The Company has other subsidiaries (“Non-Guarantor Subsidiaries”) that are not included among the Subsidiary Guarantors, and such subsidiaries are not be obligated with respect to the Senior Notes. Contractual and legal restrictions, including those contained in the agreements governing the CMBS Transaction, may under certain circumstances restrict the Company’s ability to obtain cash from its Non-Guarantor Subsidiaries for the purpose of meeting its debt service obligations, including the Company’s guarantee of payment of principal and interest on the Senior Notes. Additionally, as of December 31, 2002, approximately $161.6 million of the net assets of Ventas Realty were mortgaged to secure the 2002 Credit Agreement.

The following summarizes the condensed consolidating information for the Company as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002:

CONDENSED CONSOLIDATING BALANCE SHEET

December 31, 2002

	Ventas, Inc.	Subsidiary Guarantors(a)	Issuers(b)	Non-Guarantor Subsidiaries(c)	Consolidated Elimination	Consolidated
	(In Thousands)
Assets
Total net real estate investments	$14,194	$—	$706,728	$107,880		$828,802
Cash and cash equivalents	48	—	2,406	1		2,455
Restricted cash	14,395	—	510	5,048		19,953
Investment in Kindred Healthcare, Inc. common stock	—	—	16,713	—		16,713
Deferred financing costs, net	—	—	12,311	5,393		17,704
Notes receivable from employees	1,716	—	2,423	—		4,139
Equity in affiliates	54,160	1,606	—	—	$(55,766)	—
Other	688	—	3,735	1,591		6,014

Total assets	$85,201	$1,606	$744,826	$119,913	$(55,766)	$895,780

Liabilities and stockholders’ equity (deficit)
Liabilities:
Notes payable and other debt	$—	$—	$485,038	$222,671		$707,709
United States Settlement	43,992	—	—	—		43,992
Securities settlement due	—	—	37,366	—		37,366
Deferred revenue	123	—	15,517	3,243		18,883
Interest rate swap agreements	—	—	47,672	—		47,672
Accrued dividend	16,596	—	—	—		16,596
Accounts payable, intercompany and other accrued liabilities	7,451	—	24,794	394		32,639
Other liabilities—disputed tax refunds and accumulated interest	14,156	—	—	—		14,156
Deferred income taxes	30,394	—	—	—		30,394

Total liabilities	112,712	—	610,387	226,308		949,407
Total stockholders’ equity (deficit)	(27,511)	1,606	134,439	(106,395)	(55,766)	(53,627)

Total liabilities and stockholders’ equity (deficit)	$85,201	$1,606	$744,826	$119,913	$(55,766)	$895,780

(a)	The Subsidiary Guarantors consist of Ventas LP Realty, LLC (“Ventas LLC”), Ventas Healthcare Properties, Inc. (“VHPI”) and Ventas TRS, LLC (“TRS”). VHPI and TRS currently have no assets or operations. Ventas LLC is a wholly owned direct subsidiary of the Company and has no other assets or operations other than owning a 1% limited partnership interest in Ventas Realty.
(b)	Ventas Capital is a wholly owned direct subsidiary of Ventas Realty that was formed to facilitate the offering of the Senior Notes and has no assets or operations.
(c)	The Non-Guarantor Subsidiaries consist of Ventas Specialty I, Inc., Ventas Finance I, Inc., Ventas Specialty I, LLC and Ventas Finance I, LLC, which were formed in 2001 in conjunction with the CMBS Transaction.

CONDENSED CONSOLIDATING BALANCE SHEET

December 31, 2001

	Ventas, Inc.	Subsidiary Guarantors(a)	Issuers(b)	Non-Guarantor Subsidiaries(c)	Consolidated Elimination	Consolidated
	(In Thousands)
Assets
Total net real estate investments	$14,888	$—	$678,119	$113,329		$806,336
Cash and cash equivalents	1,651	—	16,945	—		18,596
Restricted cash	15,731	—	—	5,042		20,773
Investment in Kindred Healthcare, Inc. common stock	—	—	55,118	—		55,118
Kindred Healthcare, Inc. common stock reserved for distribution	—	—	17,086	—		17,086
Deferred financing costs, net	—	—	7,398	6,755		14,153
Notes receivable from employees	845	—	2,790	—		3,635
Equity in affiliates	2,338	1,020	—	—	$(3,358)	—
Other	1,084	—	2,027	3,051		6,162

Total assets	$36,537	$1,020	$779,483	$128,177	$(3,358)	$941,859

Liabilities and stockholders’ equity (deficit)
Liabilities:
Notes payable and other debt	$—	$—	$623,368	$225,000		$848,368
United States Settlement	54,747	—	—	—		54,747
Deferred revenue	184	—	17,167	3,676		21,027
Interest rate swap agreements	—	—	27,430	—		27,430
Accrued dividend	17,910	—	—	—		17,910
Accounts payable, intercompany and other accrued liabilities	9,473	—	9,474	(793)		18,154
Other liabilities—disputed tax refunds and accumulated interest	14,903	—	—	—		14,903
Deferred income taxes	30,394	—	—	—		30,394

Total liabilities	127,611	—	677,439	227,883		1,032,933
Total stockholders’ equity (deficit)	(91,074)	1,020	102,044	(99,706)	(3,358)	(91,074)

Total liabilities and stockholders’ equity (deficit)	$36,537	$1,020	$779,483	$128,177	$(3,358)	$941,859

(a)	The Subsidiary Guarantors consist of Ventas LP Realty, LLC (“Ventas LLC”), Ventas Healthcare Properties, Inc. (“VHPI”) and Ventas TRS, LLC (“TRS”). VHPI and TRS currently have no assets or operations. Ventas LLC is a wholly owned direct subsidiary of the Company and has no other assets or operations other than owning a 1% limited partnership interest in Ventas Realty.
(b)	Ventas Capital is a wholly owned direct subsidiary of Ventas Realty that was formed to facilitate the offering of the Senior Notes and has no assets or operations.
(c)	The Non-Guarantor Subsidiaries consist of Ventas Specialty I, Inc., Ventas Finance I, Inc., Ventas Specialty I, LLC and Ventas Finance I, LLC, which were formed in 2001 in conjunction with the CMBS Transaction.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

Year ended December 31, 2002

	Ventas, Inc.	Subsidiary Guarantors(a)	Issuers(b)	Non-Guarantor Subsidiaries(c)	Consolidated Elimination	Consolidated
	(In Thousands)
Revenues:
Rental income	$1,959	$—	$146,537	$32,314		$180,810
Interest income on real estate loans	—	—	995	—		995
Gain on sale of Kindred common stock	—	—	5,014	—		5,014
Equity earnings in affiliate(s)	67,572	536	—	—	$(68,108)	—
Interest and other income	283	—	822	73		1,178

Total revenues	69,814	536	153,368	32,387	(68,108)	187,997

Expenses:
General and administrative	101	—	8,003	1,659		9,763
Professional fees	33	—	2,582	535		3,150
Amortization of restricted stock grants	19	—	1,519	315		1,853
Depreciation	694	—	33,501	5,449		39,644
Net loss on swap breakage	—	—	5,407	—		5,407
Loss on extinguishment of debt	—	—	11,077	—		11,077
Interest	—	—	64,402	10,477		74,879
Interest on United States Settlement	5,461	—	—	—		5,461

Total expenses	6,308	—	126,491	18,435		151,234

Income (loss) before benefit for income taxes, gain on disposal of real estate assets and discontinued operations	63,506	536	26,877	13,952	(68,108)	36,763
Benefit for income taxes	(2,200)	—	—	—		(2,200)

Income (loss) before gain on disposal of real estate assets and discontinued operations	65,706	536	26,877	13,952	(68,108)	38,963
Net gain on real estate disposals	—	—	64	—		64

Income (loss) before discontinued operations	65,706	536	26,941	13,952	(68,108)	39,027
Discontinued operations	—	—	26,679	—		26,679

Net income (loss)	$65,706	$536	$53,620	$13,952	$(68,108)	$65,706

(a)	The Subsidiary Guarantors consist of Ventas LP Realty, LLC (“Ventas LLC”), Ventas Healthcare Properties, Inc. (“VHPI”) and Ventas TRS, LLC (“TRS”). VHPI and TRS currently have no assets or operations. Ventas LLC is a wholly owned direct subsidiary of the Company and has no other assets or operations other than owning a 1% limited partnership interest in Ventas Realty.
(b)	Ventas Capital is a wholly owned direct subsidiary of Ventas Realty that was formed to facilitate the offering of the Senior Notes and has no assets or operations.
(c)	The Non-Guarantor Subsidiaries consist of Ventas Specialty I, Inc., Ventas Finance I, Inc., Ventas Specialty I, LLC and Ventas Finance I, LLC, which were formed in 2001 in conjunction with the CMBS Transaction.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

Year ended December 31, 2001

	Ventas, Inc.	Subsidiary Guarantors(a)	Issuers(b)	Non-Guarantor Subsidiaries(c)	Consolidated Elimination	Consolidated
	(In Thousands)
Revenues:
Rental income	$2,233	$—	$171,749	$1,316		$175,298
Gain on sale of Kindred common stock	—	—	15,425	—		15,425
Equity earnings in affiliate(s)	55,062	515	—	—	$(55,577)	—
Interest and other income	1,442	—	2,562	—		4,004

Total revenues	58,737	515	189,736	1,316	(55,577)	194,727

Expenses:
General and administrative	123	—	10,053	68		10,244
Professional fees	56	—	4,571	31		4,658
Amortization of restricted stock grants	21	—	1,701	12		1,734
Depreciation	694	—	38,493	229		39,416
Loss on extinguishment of debt	—	—	1,322	—		1,322
Interest	—	—	85,026	(2,626)		82,400
Interest on United States Settlement	4,592	—	—	—		4,592

Total expenses	5,486	—	141,166	(2,286)		144,366

Income (loss) before provision for income taxes, gain on disposal of real estate assets and discontinued operations	53,251	515	48,570	3,602	(55,577)	50,361
Provision for income taxes	2,561	—	—	—		2,561

Income (loss) before gain on disposal of real estate assets and discontinued operations	50,690	515	48,570	3,602	(55,577)	47,800
Net gain on real estate disposals	—	—	290	—		290

Income (loss) before discontinued operations	50,690	515	48,860	3,602	(55,577)	48,090
Discontinued operations	(90)	—	2,566	—		2,476

Net income (loss)	$50,600	$515	$51,426	$3,602	$(55,577)	$50,566

(a)	The Subsidiary Guarantors consist of Ventas LP Realty, LLC (“Ventas LLC”), Ventas Healthcare Properties, Inc. (“VHPI”) and Ventas TRS, LLC (“TRS”). VHPI and TRS currently have no assets or operations. Ventas LLC is a wholly owned direct subsidiary of the Company and has no other assets or operations other than owning a 1% limited partnership interest in Ventas Realty.
(b)	Ventas Capital is a wholly owned direct subsidiary of Ventas Realty that was formed to facilitate the offering of the Senior Notes and has no assets or operations.
(c)	The Non-Guarantor Subsidiaries consist of Ventas Specialty I, Inc., Ventas Finance I, Inc., Ventas Specialty I, LLC and Ventas Finance I, LLC, which were formed in 2001 in conjunction with the CMBS Transaction.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

Year ended December 31, 2000

	Ventas, Inc.	Subsidiary Guarantors(a)(b)	Issuers(c)	Consolidated Elimination	Consolidated
	(In Thousands)
Revenues:
Rental income	$3,626	$—	$216,002		$219,628
Equity earnings in affiliate(s)	27,282	273	—	$(27,555)	—
Interest and other income	1,932	—	7,549		9,481

Total revenues	32,840	273	223,551	(27,555)	229,109

Expenses:
General and administrative	149	—	9,464		9,613
Professional fees	168	—	10,645		10,813
Non-recurring employee severance cost	6	—	349		355
United States Settlement	96,493	—	—		96,493
Loss on uncollectible amounts due from tenants	758	—	44,766		45,524
Amortization of restricted stock grants	21	—	1,318		1,339
Depreciation	697	—	38,879		39,576
Loss on extinguishment of debt	—	—	4,207		4,207
Interest	—	—	89,910		89,910

Total expenses	98,292	—	199,538		297,830

Income (loss) before gain on sale of real estate assets and discontinued operations	(65,452)	273	24,013	(27,555)	(68,721)
Net gain on sale of real estate assets	—	—	957		957

Income (loss) before discontinued operations	(65,452)	273	24,970	(27,555)	(67,764)
Discontinued operations	—	—	2,312		2,312

Net income (loss)	$(65,452)	$273	$27,282	$(27,555)	$(65,452)

(a)	The Subsidiary Guarantors consist of Ventas LP Realty, LLC (“Ventas LLC”), Ventas Healthcare Properties, Inc. (“VHPI”) and Ventas TRS, LLC (“TRS”). VHPI and TRS currently have no assets or operations. Ventas LLC is a wholly owned direct subsidiary of the Company and has no other assets or operations other than owning a 1% limited partnership interest in Ventas Realty.
(b)	The Non-Guarantor Subsidiaries were formed in 2001 in connection with the CMBS Transaction.
(c)	Ventas Capital is a wholly owned direct subsidiary of Ventas Realty that was formed to facilitate the offering of the Senior Notes and has no assets or operations.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

Year ended December 31, 2002

	Ventas, Inc.	Subsidiary Guarantors(a)	Issuers(b)	Non-Guarantor Subsidiaries(c)	Consolidated Elimination	Consolidated
	(In Thousands)
Net cash provided by (used in) operating activities	$65,841	$536	$95,145	$22,971	$(68,108)	$116,385
Net cash provided by (used in) investing activities	(871)	—	(33,269)	—		(34,140)
Cash flows from financing activities:
Net change in borrowings under revolving line of credit	—	—	(101,301)	—		(101,301)
Proceeds from long-term debt	—	—	620,300	—		620,300
Repayment of long-term debt	—	—	(16,261)	(2,329)		(18,590)
Repayment of long-term debt through refinancing	—	—	(607,106)	—		(607,106)
Payment of swap breakage fee	—	—	(12,837)	—		(12,837)
Payment of deferred financing costs	—	—	(15,127)	—		(15,127)
Payment on the United States Settlement	(10,755)	—	—	—		(10,755)
Cash distributions from affiliates	(102,848)	(536)	55,917	(20,641)	68,108	—
Issuance of common stock	97,155	—	—	—		97,155
Cash distribution to stockholders	(50,125)	—	—	—		(50,125)

Net cash provided by (used in) financing activities	(66,573)	(536)	(76,415)	(22,970)	68,108	(98,386)

Increase (decrease) in cash and cash equivalents	(1,603)	—	(14,539)	1		(16,141)
Cash and cash equivalents at beginning of year	1,651	—	16,945	—		18,596

Cash and cash equivalents at end of year	$48	$—	$2,406	$1		$2,455

(a)	The Subsidiary Guarantors consist of Ventas LP Realty, LLC (“Ventas LLC”), Ventas Healthcare Properties, Inc. (“VHPI”) and Ventas TRS, LLC (“TRS”). VHPI and TRS currently have no assets or operations. Ventas LLC is a wholly owned direct subsidiary of the Company and has no other assets or operations other than owning a 1% limited partnership interest in Ventas Realty.
(b)	Ventas Capital is a wholly owned direct subsidiary of Ventas Realty that was formed to facilitate the offering of the Senior Notes and has no assets or operations.
(c)	The Non-Guarantor Subsidiaries consist of Ventas Specialty I, Inc., Ventas Finance I, Inc., Ventas Specialty I, LLC and Ventas Finance I, LLC, which were formed in 2001 in conjunction with the CMBS Transaction.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

Year ended December 31, 2001

	Ventas, Inc.	Subsidiary Guarantors(a)	Issuers(b)	Non-Guarantor Subsidiaries(c)	Consolidated Elimination	Consolidated
	(In Thousands)
Net cash provided by (used in) operating activities	$50,436	$515	$89,524	$(5,005)	$(55,577)	$79,893
Net cash provided by (used in) investing activities	(1,697)	—	4,457	—		2,760
Cash flows from financing activities:
Proceeds from long-term debt	—	—	—	225,000		225,000
Repayment of long-term debt	—	—	(263,017)	—		(263,017)
Payment of deferred financing costs	—	—	(121)	(6,811)		(6,932)
Payment on the United States Settlement	(41,746)	—	—	—		(41,746)
Cash distributions from affiliates	57,800	(515)	100,322	(213,184)	55,577	—
Issuance of common stock	503	—	—	—		503
Cash distribution to stockholders	(65,266)	—	—	—		(65,266)

Net cash provided by (used in) financing activities	(48,709)	(515)	(162,816)	5,005	55,577	(151,458)

Increase (decrease) in cash and cash equivalents	30	—	(68,835)	—		(68,805)
Cash and cash equivalents at beginning of year	1,621	—	85,780	—		87,401

Cash and cash equivalents at end of year	$1,651	$—	$16,945	$—		$18,596

(a)	The Subsidiary Guarantors consist of Ventas LP Realty, LLC (“Ventas LLC”), Ventas Healthcare Properties, Inc. (“VHPI”) and Ventas TRS, LLC (“TRS”). VHPI and TRS currently have no assets or operations. Ventas LLC is a wholly owned direct subsidiary of the Company and has no other assets or operations other than owning a 1% limited partnership interest in Ventas Realty.
(b)	Ventas Capital is a wholly owned direct subsidiary of Ventas Realty that was formed to facilitate the offering of the Senior Notes and has no assets or operations.
(c)	The Non-Guarantor Subsidiaries consist of Ventas Specialty I, Inc., Ventas Finance I, Inc., Ventas Specialty I, LLC and Ventas Finance I, LLC, which were formed in 2001 in conjunction with the CMBS Transaction.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

Year ended December 31, 2000

	Ventas, Inc.	Subsidiary Guarantors(a)(b)	Issuers(c)	Consolidated Elimination	Consolidated
	(In Thousands)
Net cash provided by (used in) operating activities	$(63,749)	$273	$176,370	$(27,556)	$85,338
Net cash provided by (used in) investing activities	(199)	—	5,558		5,359
Cash flows from financing activities:
Repayment of long-term debt	—	—	(87,862)		(87,862)
Payment of deferred financing costs	—	—	(12,616)		(12,616)
Cash distributions from affiliates	107,981	(273)	(135,264)	27,556	—
Issuance of common stock	22	—	—		22
Cash distribution to stockholders	(42,434)	—	—		(42,434)

Net cash provided by (used in) financing activities	65,569	(273)	(235,742)	27,556	(142,890)

Increase (decrease) in cash and cash equivalents	1,621	—	(53,814)		(52,193)
Cash and cash equivalents at beginning of year	—	—	139,594		139,594

Cash and cash equivalents at end of year	$1,621	$—	$85,780		$87,401

(a)	The Subsidiary Guarantors consist of Ventas LP Realty, LLC (“Ventas LLC”), Ventas Healthcare Properties, Inc. (“VHPI”) and Ventas TRS, LLC (“TRS”). VHPI and TRS currently have no assets or operations. Ventas LLC is a wholly owned direct subsidiary of the Company and has no other assets or operations other than owning a 1% limited partnership interest in Ventas Realty.
(b)	The Non-Guarantor Subsidiaries were formed in 2001 in connection with the CMBS Transaction.
(c)	Ventas Capital is a wholly owned direct subsidiary of Ventas Realty that was formed to facilitate the offering of the Senior Notes and has no assets or operations.

VENTAS, INC.

SCHEDULE III

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2002

(Dollars in Thousands)

			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition	Gross Amount Carried at Close of Period		Accumulated Depreciation	Date of Construction	Date Acquired	Life on Which Depreciation in Income Statement is Computed
	Location		Land	Buildings and Improv- ments		Land	Buildings and Improv- ments
Facility name	City	State

KINDRED SKILLED NURSING FACILITIES
Rehab. & Healthc. Ctr. of Huntsville	Huntsville	AL	534	4,216	—	534	4,216	1,952	1968	1991	25 years
Rehab. & Healthc. Ctr. of Birmingham	Birmingham	AL	—	1,921	—	—	1,921	1,175	1971	1992	20 years
Rehab. & Healthcare Ctr. of Mobile	Mobile	AL	5	2,981	—	5	2,981	1,147	1967	1992	29 years
Valley Healthcare & Rehab. Center	Tucson	AZ	383	1,954	—	383	1,954	817	1964	1993	28 years
Sonoran Rehab & Care Center	Phoenix	AZ	781	2,755	—	781	2,755	981	1962	1992	29 years
Desert Life Rehab & Care Center	Tucson	AZ	611	5,117	—	611	5,117	2,706	1979	1982	37 years
Villa Campana Health Center	Tucson	AZ	533	2,201	—	533	2,201	711	1983	1993	35 years
Kachina Point Health Care & Rehab.	Sedona	AZ	364	4,179	—	364	4,179	1,859	1983	1984	45 years
Nob Hill Healthcare Center	San Francisco	CA	1,902	7,531	—	1,902	7,531	2,869	1967	1993	28 years
Canyonwood Nursing & Rehab. Ctr.	Redding	CA	401	3,784	—	401	3,784	1,164	1989	1989	45 years
Californian Care Center	Bakersfield	CA	1,439	5,609	—	1,439	5,609	1,532	1988	1992	40 years
Magnolia Gardens Care Center	Burlingame	CA	1,832	3,186	—	1,832	3,186	1,196	1955	1993	28.5 years
Lawton Healthcare Center	San Francisco	CA	943	514	—	943	514	267	1962	1996	20 years
Valley Gardens HC & Rehab.	Stockton	CA	516	3,405	—	516	3,405	1,172	1988	1988	29 years
Alta Vista Healthcare Center	Riverside	CA	376	1,669	—	376	1,669	710	1966	1992	29 years
Maywood Acres Healthcare Center	Oxnard	CA	465	2,363	—	465	2,363	892	1964	1993	29 years
La Veta Healthcare Center	Orange	CA	47	1,459	—	47	1,459	566	1964	1992	28 years
Bay View Nursing & Rehab. Center	Alameda	CA	1,462	5,981	—	1,462	5,981	2,270	1967	1993	45 years
Village Square Nsg. & Rehab. Ctr.	San Marcos	CA	766	3,507	—	766	3,507	829	1989	1993	42 years
Cherry Hills Health Care Center	Englewood	CO	241	2,180	—	241	2,180	955	1960	1995	30 years
Aurora Care Center	Aurora	CO	197	2,328	—	197	2,328	855	1962	1995	30 years
Castle Garden Care Center	Northglenn	CO	501	8,294	—	501	8,294	2,906	1971	1993	29 years
Brighton Care Center	Brighton	CO	282	3,377	—	282	3,377	1,217	1969	1992	30 years
Andrew House Healthcare	New Britain	CT	247	1,963	—	247	1,963	682	1967	1992	29 years
Camelot Nursing & Rehab. Center	New London	CT	202	2,363	—	202	2,363	802	1969	1994	28 years
Hamilton Rehab. & Healthcare Center	Norwich	CT	456	2,808	—	456	2,808	1,048	1969	1994	29 years
Windsor Rehab. & Healthcare Center	Windsor	CT	368	2,520	—	368	2,520	974	1965	1994	30 years
Nutmeg Pavilion Healthcare	New London	CT	401	2,777	—	401	2,777	1,106	1968	1992	29 years
Parkway Pavilion Healthcare	Enfield	CT	337	3,607	—	337	3,607	1,399	1968	1994	28 years
Courtland Gardens Health Ctr., Inc.	Stamford	CT	1,126	9,399	—	1,126	9,399	1,424	1956	1990	45 years

VENTAS, INC.

SCHEDULE III

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2002

(Dollars in Thousands)

			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition	Gross Amount Carried at Close of Period		Accumulated Depreciation	Date of Construction	Date Acquired	Life on Which Depreciation in Income Statement is Computed
	Location		Land	Buildings and Improv- ments		Land	Buildings and Improv- ments
Facility name	City	State

Homestead Health Center	Stamford	CT	511	2,764	—	511	2,764	452	1959	1990	20 years
East Manor Medical Care Center	Sarasota	FL	390	5,499	—	390	5,499	2,028	1966	1993	28 years
Healthcare & Rehab Ctr of Sanford	Sanford	FL	329	3,074	—	329	3,074	1,155	1965	1992	29 years
Titusville Rehab. & Nursing Center	Titusville	FL	398	3,810	—	398	3,810	1,406	1966	1993	29 years
Bay Pointe Nursing Pavilion	St. Petersburg	FL	750	4,392	—	750	4,392	1,167	1984	1994	35 years
Colonial Oaks Rehab.Ctr-Ft. Myers	Ft. Meyers	FL	1,058	5,754	—	1,058	5,754	1,013	1995	1995	45 years
Carrollwood Care Center	Tampa	FL	268	4,128	—	268	4,128	1,531	1986	1994	37.5 years
Evergreen Woods Health & Rehab.	Springhill	FL	234	3,566	—	234	3,566	1,310	1988	1993	25 years
Rehab. & Healthcare Ctr. of Tampa	Tampa	FL	355	8,291	—	355	8,291	2,679	1969	1993	28 years
Rehab & Health Ctr. of Cape Coral	Cape Coral	FL	1,002	4,153	—	1,002	4,153	1,482	1978	1991	32 years
Windsor Woods Convalescent Center	Hudson	FL	859	3,172	—	859	3,172	1,043	N/A	1993	45 years
Casa Mora Rehab. & Ext Care	Bradenton	FL	823	6,093	—	823	6,093	916	1977	1995	45 years
North Broward Rehab. & Nsg. Ctr.	Pompano Beach	FL	1,360	5,913	—	1,360	5,913	808	1965	1995	45 years
Highland Pines Rehab. Center	Clearwater	FL	863	5,793	—	863	5,793	839	1965	1995	20 years
Pompano Rehab/Nursing Ctr.	Pompano Beach	FL	890	3,252	—	890	3,252	442	1975	1995	45 years
Abbey Rehab. & Nsg. Center	St. Petersburg	FL	563	2,842	—	563	2,842	847	1962	1995	35 years
Savannah Rehab. & Nursing Center	Savannah	GA	213	2,772	—	213	2,772	1,031	1968	1993	28.5 years
Specialty Care of Marietta	Marietta	GA	241	2,782	—	241	2,782	1,133	1968	1993	28.5 years
Savannah Specialty Care Center	Savannah	GA	157	2,219	—	157	2,219	957	1972	1991	26 years
Lafayette Nsg. & Rehab. Ctr.	Fayetteville	GA	598	6,623	—	598	6,623	1,989	1989	1995	20 years
Tucker Nursing Center	Tucker	GA	512	8,153	—	512	8,153	1,225	1972	1997	45 years
Hillcrest Rehab. Care Center	Boise	ID	256	3,593	—	256	3,593	714	1977	1998	45 years
Cascade Care Center	Caldwell	ID	312	2,050	—	312	2,050	430	1974	1998	45 years
Emmett Rehabilitation and Healthcare	Emmett	ID	185	1,670	—	185	1,670	1,192	1960	1984	28 years
Lewiston Rehabilitation and Care Ctr.	Lewiston	ID	133	3,982	—	133	3,982	1,664	1964	1984	29 years
Nampa Care Center	Nampa	ID	252	2,810	—	252	2,810	1,986	1950	1983	25 years
Weiser Rehabilitation and Care Ctr.	Weiser	ID	157	1,760	—	157	1,760	1,392	1963	1983	25 years
Moscow Care Center	Moscow	ID	261	2,571	—	261	2,571	1,267	1955	1990	25 years
Mountain Valley Care and Rehab.	Kellogg	ID	68	1,281	—	68	1,281	944	1971	1984	25 years
Rolling Hills Health Care Center	New Albany	IN	81	1,894	—	81	1,894	720	1984	1993	25 years
Royal Oaks Healthcare & Rehab Ctr.	Terre Haute	IN	418	5,779	—	418	5,779	1,018	1995	1995	45 years

VENTAS, INC.

SCHEDULE III

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2002

(Dollars in Thousands)

			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition	Gross Amount Carried at Close of Period		Accumulated Depreciation	Date of Construction	Date Acquired	Life on Which Depreciation in Income Statement is Computed
	Location		Land	Buildings and Improv- ments		Land	Buildings and Improv- ments
Facility name	City	State

Southwood Health & Rehab Center	Terre Haute	IN	90	2,868	—	90	2,868	1,014	1988	1993	25 years
Kindred Corydon	Corydon	IN	125	6,068	—	125	6,068	621	N/A	1998	45 years
Valley View Health Care Center	Elkhart	IN	87	2,665	—	87	2,665	988	1985	1993	25 years
Wildwood Healthcare Center	Indianapolis	IN	134	4,983	—	134	4,983	1,765	1988	1993	25 years
Meadowvale Health & Rehab. Ctr.	Bluffton	IN	7	787	—	7	787	198	1962	1995	22 years
Columbia Healthcare Facility	Evansville	IN	416	6,317	—	416	6,317	1,983	1983	1993	35 years
Bremen Health Care Center	Bremen	IN	109	3,354	—	109	3,354	948	1982	1996	45 years
Windsor Estates Health & Rehab Ctr	Kokomo	IN	256	6,625	—	256	6,625	1,771	1962	1995	35 years
Muncie Health Care & Rehab.	Muncie	IN	108	4,202	—	108	4,202	1,400	1980	1993	25 years
Parkwood Health Care Center	Lebanon	IN	121	4,512	—	121	4,512	1,545	1977	1993	25 years
Wedgewood Healthcare Center	Clarksville	IN	119	5,115	—	119	5,115	1,246	1985	1995	35 years
Westview Nursing & Rehab. Center	Bedford	IN	255	4,207	—	255	4,207	1,414	1970	1993	29 years
Columbus Health & Rehab. Center	Columbus	IN	345	6,817	—	345	6,817	3,048	1966	1991	25 years
Rosewood Health Care Center	Bowling Green	KY	248	5,371	—	248	5,371	2,187	1970	1990	30 years
Oakview Nursing & Rehab. Ctr.	Calvert City	KY	124	2,882	—	124	2,882	1,170	1967	1990	30 years
Cedars of Lebanon Nursing Center	Lebanon	KY	40	1,253	—	40	1,253	509	1930	1990	30 years
Winchester Centre for Health/Rehab.	Winchester	KY	137	6,120	—	137	6,120	2,465	1967	1990	30 years
Riverside Manor Health Care	Calhoun	KY	103	2,119	—	103	2,119	871	1963	1990	30 years
Maple Manor Healthcare Center	Greenville	KY	59	3,187	—	59	3,187	1,305	1968	1990	30 years
Danville Centre for Health & Rehab.	Danville	KY	322	3,538	—	322	3,538	1,123	1962	1995	30 years
Lexington Centre for Health & Rehab.	Lexington	KY	647	4,892	—	647	4,892	1,850	1963	1993	28 years
Northfield Centre for Health & Rehab.	Louisville	KY	285	1,555	—	285	1,555	717	1969	1985	30 years
Hillcrest Health Care Center	Owensboro	KY	544	2,619	—	544	2,619	2,235	1963	1982	22 years
Woodland Terrace Health Care Fac.	Elizabethtown	KY	216	1,795	—	216	1,795	1,474	1969	1982	26 years
Harrodsburg Health Care Center	Harrodsburg	KY	137	1,830	—	137	1,830	974	1974	1985	35 years
Laurel Ridge Rehab. & Nursing Ctr.	Jamaica Plain	MA	194	1,617	—	194	1,617	758	1968	1989	30 years
Blue Hills Alzheimer's Care Center	Stoughton	MA	511	1,026	—	511	1,026	900	1965	1982	28 years
Brigham Manor Nursing & Rehab Ctr	Newburyport	MA	126	1,708	—	126	1,708	909	1806	1982	27 years
Presentation Nursing & Rehab. Ctr.	Brighton	MA	184	1,220	—	184	1,220	918	1968	1982	28 years
Country Manor Rehab. & Nsg. Center	Newburyport	MA	199	3,004	—	199	3,004	1,583	1968	1982	27 years
Crawford Skilled Nsg. & Rehab. Ctr.	Fall River	MA	127	1,109	—	127	1,109	770	1968	1982	29 years

VENTAS, INC.

SCHEDULE III

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2002

(Dollars in Thousands)

			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition	Gross Amount Carried at Close of Period		Accumulated Depreciation	Date of Construction	Date Acquired	Life on Which Depreciation in Income Statement is Computed
	Location		Land	Buildings and Improv- ments		Land	Buildings and Improv- ments
Facility name	City	State

Hallmark Nursing & Rehab. Ctr.	New Bedford	MA	202	2,694	—	202	2,694	1,472	1968	1982	26 years
Sachem Nursing & Rehab. Ctr.	East Bridgewater	MA	529	1,238	—	529	1,238	1,033	1968	1982	27 years
Hammersmith House Nsg. Care Ctr.	Saugus	MA	112	1,919	—	112	1,919	957	1965	1982	28 years
Oakwood Rehab. & Nursing Center	Webster	MA	102	1,154	—	102	1,154	791	1967	1982	31 years
Timberlyn Heights Nsg. & Alz. Ctr.	Great Barrington	MA	120	1,305	—	120	1,305	865	1968	1982	29 years
Star of David Nsg. & Rehab/Alz Ctr.	West Roxbury	MA	359	2,324	—	359	2,324	1,845	1968	1982	26 years
Brittany Healthcare Center	Natick	MA	249	1,328	—	249	1,328	853	1996	1982	31 years
Briarwood Health Care Nursing Ctr	Needham	MA	154	1,502	—	154	1,502	937	1970	1982	30 years
Westridge Healthcare Center	Marlborough	MA	453	3,286	—	453	3,286	2,215	1964	1984	28.5 years
Bolton Manor Nursing Home	Marlborough	MA	222	2,431	—	222	2,431	1,373	1973	1984	34.5 years
Hillcrest Nursing Home	Fitchburg	MA	175	1,461	—	175	1,461	1,107	1957	1984	25 years
Country Gardens Sk. Nsg. & Rehab.	Swansea	MA	415	2,675	—	415	2,675	1,380	1969	1984	27 years
Quincy Rehab. & Nursing Center	Quincy	MA	216	2,911	—	216	2,911	1,852	1965	1984	24 years
West Roxbury Manor	West Roxbury	MA	91	1,001	—	91	1,001	942	1960	1984	20 years
Newton and Wellesley Alzheimer Ctr.	Wellesley	MA	297	3,250	—	297	3,250	1,598	1971	1984	30 years
Den-Mar Rehab. & Nursing Center	Rockport	MA	23	1,560	—	23	1,560	909	1963	1985	30 years
Eagle Pond Rehab. & Living Center	South Dennis	MA	296	6,896	—	296	6,896	2,249	1985	1987	50 years
Blueberry Hill Healthcare	Beverly	MA	129	4,290	—	129	4,290	2,150	1965	1968	40 years
Colony House Nsg. & Rehab. Ctr.	Abington	MA	132	999	—	132	999	803	1965	1969	40 years
Embassy House Sk. Nsg. & Rehab.	Brockton	MA	166	1,004	—	166	1,004	737	1968	1969	40 years
Franklin Sk. Nsg. & Rehab. Center	Franklin	MA	156	757	—	156	757	611	1967	1969	40 years
Great Barrington Rehab. & Nsg. Ctr.	Great Barrington	MA	60	1,142	—	60	1,142	875	1967	1969	40 years
River Terrace	Lancaster	MA	268	957	—	268	957	810	1969	1969	40 years
Walden Rehab. & Nursing Center	Concord	MA	181	1,347	—	181	1,347	1,085	1969	1968	40 years
Harrington House Nsg. & Rehab. Ctr.	Walpole	MA	4	4,444	—	4	4,444	1,179	1991	1991	45 years
Augusta Rehabilitation Center	Augusta	ME	152	1,074	—	152	1,074	632	1968	1985	30 years
Eastside Rehab. and Living Center	Bangor	ME	316	1,349	—	316	1,349	678	1967	1985	30 years
Winship Green Nursing Center	Bath	ME	110	1,455	—	110	1,455	735	1974	1985	35 years
Brewer Rehabilitation & Living Center	Brewer	ME	228	2,737	—	228	2,737	1,241	1974	1985	33 years
Kennebunk Nursing Center	Kennebunk	ME	99	1,898	—	99	1,898	866	1977	1985	35 years
Norway Rehabilitation & Living Center	Norway	ME	133	1,658	—	133	1,658	784	1972	1985	39 years

VENTAS, INC.

SCHEDULE III

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2002

(Dollars in Thousands)

			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition	Gross Amount Carried at Close of Period		Accumulated Depreciation	Date of Construction	Date Acquired	Life on Which Depreciation in Income Statement is Computed
	Location		Land	Buildings and Improv- ments		Land	Buildings and Improv- ments
Facility name	City	State

Shore Village Rehab. & Nursing Ctr.	Rockland	ME	100	1,051	—	100	1,051	606	1968	1985	30 years
Westgate Manor	Bangor	ME	287	2,718	—	287	2,718	1,308	1969	1985	31 years
Brentwood Rehab. & Nsg. Center	Yarmouth	ME	181	2,789	—	181	2,789	1,307	1945	1985	45 years
Fieldcrest Manor Nursing Home	Waldoboro	ME	101	1,020	—	101	1,020	611	1963	1985	32 years
Park Place Health Care Center	Great Falls	MT	600	6,311	—	600	6,311	2,354	1963	1993	28 years
Parkview Acres Care & Rehab Ctr.	Dillon	MT	207	2,578	—	207	2,578	963	1965	1993	29 years
Pettigrew Rehab. & Healthcare Ctr.	Durham	NC	101	2,889	—	101	2,889	1,132	1969	1993	28 years
LaSalle Healthcare Center	Durham	NC	140	3,238	—	140	3,238	1,124	1969	1993	29 years
Sunnybrook & HC Rehab. Spec.	Raleigh	NC	187	3,409	—	187	3,409	1,536	1971	1991	25 years
Blue Ridge Rehab. & Healthcare Ctr.	Asheville	NC	250	3,819	—	250	3,819	1,338	1977	1991	32 years
Raleigh Rehab. & Healthcare Center	Raleigh	NC	316	5,470	—	316	5,470	2,466	1969	1991	25 years
Rose Manor Health Care Center	Durham	NC	201	3,527	—	201	3,527	1,526	1972	1991	26 years
Cypress Pointe Rehab & HC Center	Wilmington	NC	233	3,710	—	233	3,710	1,494	1966	1993	28.5 years
Winston-Salem Rehab & HC Center	Winston-Salem	NC	305	5,142	—	305	5,142	2,294	1968	1991	25 years
Silas Creek Manor	Winston-Salem	NC	211	1,893	—	211	1,893	714	1966	1993	28.5 years
Lincoln Nursing Center	Lincolnton	NC	39	3,309	—	39	3,309	1,561	1976	1986	35 years
Guardian Care of Roanoke Rapids	Roanoke Rapids	NC	339	4,132	—	339	4,132	1,813	1967	1991	25 years
Guardian Care of Henderson	Henderson	NC	206	1,997	—	206	1,997	750	1957	1993	29 years
Rehab. & Nursing Center of Monroe	Monroe	NC	185	2,654	—	185	2,654	1,138	1963	1993	28 years
Guardian Care of Kinston	Kinston	NC	186	3,038	—	186	3,038	1,107	1961	1993	29 years
Guardian Care of Zebulon	Zebulon	NC	179	1,933	—	179	1,933	722	1973	1993	29 years
Guardian Care of Rocky Mount.	Rocky Mount	NC	240	1,732	—	240	1,732	729	1975	1997	25 years
Rehab. & Health Center of Gastonia	Gastonia	NC	158	2,359	—	158	2,359	940	1968	1992	29 years
Guardian Care of Elizabeth City	Elizabeth City	NC	71	561	—	71	561	570	1977	1982	20 years
Chapel Hill Rehab. & Healthcare Ctr.	Chapel Hill	NC	347	3,029	—	347	3,029	1,236	1984	1993	28 years
Homestead Health Care & Rehab Ctr	Lincoln	NE	277	1,528	1,178	277	2,706	1,894	1961	1994	45 years
Dover Rehab. & Living Center	Dover	NH	355	3,797	—	355	3,797	1,892	1969	1990	25 years
Greenbriar Terrace Healthcare	Nashua	NH	776	6,011	—	776	6,011	2,750	1963	1990	25 years
Hanover Terrace Healthcare	Hanover	NH	326	1,825	—	326	1,825	671	1969	1993	29 years
Las Vegas Healthcare & Rehab. Ctr.	Las Vegas	NV	454	1,018	—	454	1,018	285	1940	1992	30 years
Torrey Pines Care Center	Las Vegas	NV	256	1,324	—	256	1,324	523	1971	1992	29 years

VENTAS, INC.

SCHEDULE III

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2002

(Dollars in Thousands)

			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition	Gross Amount Carried at Close of Period		Accumulated Depreciation	Date of Construction	Date Acquired	Life on Which Depreciation in Income Statement is Computed
	Location		Land	Buildings and Improv- ments		Land	Buildings and Improv- ments
Facility name	City	State

Franklin Woods Health Care Center	Columbus	OH	190	4,712	—	190	4,712	1,389	1986	1992	38 years
Chillicothe Nursing & Rehab. Center	Chillecothe	OH	128	3,481	—	128	3,481	1,674	1976	1985	34 years
Pickerington Nursing & Rehab. Ctr.	Pickerington	OH	312	4,382	—	312	4,382	1,274	1984	1992	37 years
Logan Health Care Center	Logan	OH	169	3,750	—	169	3,750	1,404	1979	1991	30 years
Winchester Place Nsg. & Rehab. Ctr.	Canal Winchester	OH	454	7,149	—	454	7,149	3,056	1974	1993	28 years
Minerva Park Nursing & Rehab. Ctr.	Columbus	OH	210	3,684	—	210	3,684	710	1973	1997	45 years
West Lafayette Rehab & Nsg Ctr	West Lafayette	OH	185	3,278	—	185	3,278	795	1972	1996	45 years
Cambridge Health & Rehab. Center	Cambridge	OH	108	2,642	—	108	2,642	1,000	1975	1993	25 years
Coshocton Health & Rehab. Center	Coshocton	OH	203	1,979	—	203	1,979	748	1974	1993	25 years
Bridgepark Ctr. for Rehab. & Nsg. Sv.	Akron	OH	341	5,491	—	341	5,491	2,128	1970	1993	28 years
Lebanon Country Manor	Lebanon	OH	105	3,617	—	105	3,617	1,388	1984	1986	43 years
Sunnyside Care Center	Salem	OR	1,519	2,688	—	1,519	2,688	980	1981	1991	30 years
Medford Rehab. & Healthcare Center	Medford	OR	362	4,610	—	362	4,610	1,720	N/A	1991	34 years
Wyomissing Nsg. & Rehab. Ctr.	Reading	PA	61	5,095	—	61	5,095	778	1966	1993	45 years
Health Havens Nursing & Rehab. Ctr.	E. Providence	RI	174	2,643	—	174	2,643	414	1962	1990	45 years
Oak Hill Nursing & Rehab. Ctr.	Pawtucket	RI	91	6,724	—	91	6,724	1,037	1966	1990	45 years
Madison Healthcare & Rehab Ctr.	Madison	TN	168	1,445	—	168	1,445	568	1968	1992	29 years
Cordova Rehab. & Nursing Center	Cordova	TN	322	8,830	—	322	8,830	3,720	1979	1986	39 years
Primacy Healthcare & Rehab Ctr.	Memphis	TN	1,222	8,344	—	1,222	8,344	2,679	1980	1990	37 years
Masters Health Care Center	Algood	TN	524	4,370	—	524	4,370	1,803	1981	1987	38 years
San Pedro Manor	San Antonio	TX	602	4,178	—	602	4,178	692	1985	1995	45 years
Wasatch Care Center	Ogden	UT	374	596	—	374	596	434	1964	1990	25 years
Crosslands Rehab. & Health Care Ctr	Sandy	UT	334	4,300	—	334	4,300	1,151	1987	1992	40 years
St. George Care and Rehab. Center	St. George	UT	420	4,465	—	420	4,465	1,684	1976	1993	29 years
Federal Heights Rehab. & Nsg. Ctr.	Salt Lake City	UT	201	2,322	—	201	2,322	890	1962	1992	29 years
Wasatch Valley Rehabilitation	Salt Lake City	UT	389	3,545	—	389	3,545	1,251	1962	1995	29 years
Nansemond Pointe Rehab. & HC Ctr.	Suffolk	VA	534	6,990	—	534	6,990	2,472	1963	1991	32 years
Harbour Pointe Med. & Rehab. Ctr	Norfolk	VA	427	4,441	—	427	4,441	1,687	1969	1993	28 years
River Pointe Rehab. & Healthc. Ctr.	Virginia Beach	VA	770	4,440	—	770	4,440	2,107	1953	1991	25 years
Bay Pointe Medical & Rehab. Centre	Virginia Beach	VA	805	2,886	—	425	2,886	1,046	1971	1993	29 years
Birchwood Terrace Healthcare	Burlington	VT	15	4,656	—	15	4,656	2,206	1965	1990	27 years

VENTAS, INC.

SCHEDULE III

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2002

(Dollars in Thousands)

			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition	Gross Amount Carried at Close of Period		Accumulated Depreciation	Date of Construction	Date Acquired	Life on Which Depreciation in Income Statement is Computed
	Location		Land	Buildings and Improv- ments		Land	Buildings and Improv- ments
Facility name	City	State

Arden Rehabilitation & Healthcare Ctr	Seattle	WA	1,111	4,013	—	1,111	4,013	1,488	1950	1993	28.5 years
Northwest Continuum Care Center	Longview	WA	145	2,563	—	145	2,563	984	1955	1992	29 years
Bellingham Health Care & Rehab Svc	Bellingham	WA	442	3,823	—	442	3,823	1,416	1972	1993	28.5 years
Rainier Vista Care Center	Puyallup	WA	520	4,780	—	520	4,780	1,362	1986	1991	40 years
Lakewood Healthcare Center	Lakewood	WA	504	3,511	—	504	3,511	1,023	1989	1989	45 years
Vancouver Healthcare & Rehab. Center	Vancouver	WA	449	2,964	—	449	2,964	1,165	1970	1993	28 years
Heritage Health & Rehab. Center	Vancouver	WA	76	835	—	76	835	296	1955	1992	29 years
Edmonds Rehab. & Healthcare Ctr.	Edmonds	WA	355	3,032	—	355	3,032	1,335	1961	1991	25 years
Queen Anne Healthcare	Seattle	WA	570	2,750	—	570	2,750	1,065	1970	1993	29 years
San Luis Medical & Rehab Center	Greenbay	WI	259	5,299	—	259	5,299	1,936	N/A	1996	25 years
Eastview Medical & Rehab. Center	Antigo	WI	200	4,047	—	200	4,047	1,773	1962	1991	28 years
Colonial Manor Medical & Rehab Ctr.	Wausau	WI	169	3,370	—	169	3,370	1,287	1964	1995	30 years
Colony Oaks Care Center	Appleton	WI	353	3,571	—	353	3,571	1,451	1967	1993	29 years
North Ridge Med. & Rehab. Center	Manitowoc	WI	206	3,785	—	206	3,785	1,444	1964	1992	29 years
Vallhaven Care Center	Neenah	WI	337	5,125	—	337	5,125	2,009	1966	1993	28 years
Kennedy Park Medical & Rehab. Ctr.	Schofield	WI	301	3,596	—	301	3,596	2,502	1966	1982	29 years
Family Heritage Med. & Rehab. Ctr.	Wisconsin Rapids	WI	240	3,350	—	240	3,350	2,542	1966	1982	26 years
Mt. Carmel Medical & Rehab. Ctr.	Burlington	WI	274	7,205	—	274	7,205	2,455	1971	1991	30 years
Mt. Carmel Medical & Rehab. Ctr.	Milwaukee	WI	2,678	25,867	—	2,678	25,867	10,403	1958	1991	30 years
Sheridan Medical Complex	Kenosha	WI	282	4,910	—	282	4,910	2,198	1964	1991	25 years
Woodstock Health & Rehab. Center	Kenosha	WI	562	7,424	—	562	7,424	3,467	1970	1991	25 years
Mountain Towers Healthcare & Rehab	Cheyenne	WY	342	3,814	—	342	3,814	1,328	1964	1992	29 years
South Central Wyoming HC. & Rehab	Rawlins	WY	151	1,738	—	151	1,738	638	1955	1993	29 years
Wind River Healthcare & Rehab. Ctr	Riverton	WY	179	1,559	—	179	1,559	567	1967	1992	29 years
Sage View Care Center	Rock Springs	WY	287	2,392	—	287	2,392	899	1964	1993	30 years

TOTAL KINDRED NURSING FACILITIES			75,264	734,661	1,178	74,884	735,839	282,458

VENTAS, INC.

SCHEDULE III

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2002

(Dollars in Thousands)

			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition	Gross Amount Carried at Close of Period		Accumulated Depreciation	Date of Construction	Date Acquired	Life on Which Depreciation in Income Statement is Computed
	Location		Land	Buildings and Improv- ments		Land	Buildings and Improv- ments
Facility name	City	State

NON-KINDRED SKILLED NURSING FACILITIES
Millenium Health & Rehab. Ctr. at South River	Edgewater	MD	664	7,333	—	664	7,333	49	1980	2002	25 years
Regency Nursing and Rehabilitation	Forestville	MD	682	8,874	—	682	8,874	74	1966	2002	25 years
St. Agnes Nursing and Rehabilitation	Ellicott City	MD	672	8,439	—	672	8,439	56	1985	2002	25 years
Birchwood Care Center	Marne	MI	291	6,187	—	285	3,095	1,385	N/A	1986	36 years
Clara Barton Terrace	Flint	MI	375	2,219	—	375	2,219	2,326	N/A	1982	21 years
Mary Avenue Care Center	Lansing	MI	162	1,744	—	162	1,744	1,744	N/A	1982	21 years
Woodside Convalescent Center	Rochester	MN	639	3,440	56	639	3,496	2,554	N/A	1982	28 years
Chardon Quality Care Center	Chardon	OH	240	7,549	—	240	7,549	50	1987	2002	25 years
Greenbriar Quality Care	Boardman	OH	451	11,033	—	451	11,033	74	1991	2002	25 years
Marietta Convalescent Center	Marietta	OH	158	3,266	75	158	3,341	1,147	N/A	1993	25 years

TOTAL NON-KINDRED SKILLED NURSING FACILITIES			4,334	60,084	131	4,328	57,123	9,459

TOTAL FOR SKILLED NURSING FACILITIES			79,598	794,745	1,309	79,212	792,962	291,917

KINDRED HOSPITALS
Kindred Hospital—Phoenix	Phoenix	AZ	226	3,359	—	226	3,359	1,391	N/A	1992	30 years
Kindred Hospital—Tucson	Tuscon	AZ	130	3,091	—	130	3,091	1,506	N/A	1994	25 years
Kindred Hospital—Ontario	Ontario	CA	523	2,988	—	523	2,988	1,235	N/A	1994	25 years
Kindred Hospital—San Leandro	San Leandro	CA	2,735	5,870	—	2,735	5,870	4,017	N/A	1993	25 years
Kindred Hospital—Orange County	Westminster	CA	728	7,384	—	728	7,384	3,672	N/A	1993	20 years
THC—Orange County	Brea	CA	3,144	2,611	—	3,144	2,611	413	1990	1995	40 years
Kindred Hospital—San Diego	San Diego	CA	670	11,764	—	670	11,764	4,555	N/A	1994	25 years
Recovery Inn of Menlo Park	Menlo Park	CA	—	2,799	—	—	2,799	1,403	1992	1992	20 years
Kindred Hospital—Denver	Denver	CO	896	6,367	—	896	6,367	3,253	N/A	1994	20 years
Kindred Hospital—Coral Gables	Coral Gables	FL	1,071	5,348	—	1,071	5,348	2,629	N/A	1992	30 years
Kindred Hospital—St. Petersburg	St. Petersburg	FL	1,418	17,525	7	1,418	17,532	5,644	1968	1997	40 years

VENTAS, INC.

SCHEDULE III

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2002

(Dollars in Thousands)

			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition	Gross Amount Carried at Close of Period		Accumulated Depreciation	Date of Construction	Date Acquired	Life on Which Depreciation in Income Statement is Computed
	Location		Land	Buildings and Improv- ments		Land	Buildings and Improv- ments
Facility name	City	State

Kindred Hospital—Ft. Lauderdale	Ft. Lauderdale	FL	1,758	14,080	—	1,758	14,080	6,453	N/A	1989	30 years
Kindred Hospital—North Florida	Green Cove Spr.	FL	145	4,613	—	145	4,613	1,767	N/A	1994	20 years
Kindred Hospital—Central Tampa	Tampa	FL	2,732	7,676	—	2,732	7,676	1,667	1970	1993	40 years
Kindred Hospital—Hollywood	Hollywood	FL	605	5,229	—	605	5,229	1,698	1937	1995	20 years
Kindred Hospital—Sycamore	Sycamore	IL	77	8,549	—	77	8,549	3,183	N/A	1993	20 years
Kindred Hospital—Chicago North	Chicago	IL	1,583	19,980	—	1,583	19,980	7,337	N/A	1995	25 years
Kindred Hospital—Lake Shore	Chicago	IL	1,513	9,525	—	1,513	9,525	5,536	1995	1976	20 years
Kindred Hospital—Northlake	Northlake	IL	850	6,498	—	850	6,498	2,912	N/A	1991	30 years
Kindred Hospital—LaGrange	LaGrange	IN	173	2,330	—	173	2,330	1,803	N/A	1985	25 years
Kindred Hospital—Indianapolis	Indianapolis	IN	985	3,801	—	985	3,801	1,798	N/A	1993	30 years
Kindred Hospital—Louisville	Louisville	KY	3,041	12,330	—	3,041	12,330	4,888	N/A	1995	20 years
Kindred Hospital—New Orleans	New Orleans	LA	648	4,971	—	648	4,971	2,543	1968	1978	20 years
Kindred Hosp—Boston Northshore	Peabody	MA	543	7,568	—	543	7,568	1,707	1974	1993	40 years
Kindred Hospital—Boston	Boston	MA	1,551	9,796	—	1,551	9,796	5,176	N/A	1994	25 years
Kindred Hospital—Detroit	Lincoln Park	MI	355	3,544	—	355	3,544	1,908	N/A	1991	20 years
Kindred Hospital—Metro Detroit	Detroit	MI	564	4,896	—	564	4,896	812	1980	1997	40 years
Kindred Hospital—Minneapolis	Golden Valley	MN	223	8,120	—	223	8,120	2,036	1952	1994	40 years
Kindred Hospital—Kansas City	Kansas City	MO	277	2,914	—	277	2,914	1,410	N/A	1992	30 years
Kindred Hospital—St. Louis	St. Louis	MO	1,126	2,087	—	1,126	2,087	1,132	N/A	1991	40 years
Kindred Hospital—Greensboro	Greensboro	NC	1,010	7,586	—	1,010	7,586	3,408	N/A	1994	20 years
Kindred Hospital—Albuquerque	Albuquerque	NM	11	4,253	—	11	4,253	834	1985	1993	40 years
THC—Las Vegas Hospital	Las Vegas	NV	1,110	2,177	—	1,110	2,177	425	1980	1994	40 years
Kindred Hospital—Oklahoma City	Oklahoma City	OK	293	5,607	—	293	5,607	2,100	N/A	1993	30 years
Kindred Hospital—Philadelphia	Philadelphia	PA	135	5,223	—	135	5,223	1,245	N/A	1995	35 years
Kindred Hospital—Pittsburgh	Oakdale	PA	662	12,854	—	662	12,854	3,434	N/A	1996	40 years
Kindred Hospital—Chattanooga	Chattanooga	TN	757	4,415	—	757	4,415	2,116	N/A	1993	22 years
Kindred Hospital—San Antonio	San Antonio	TX	249	11,413	—	249	11,413	3,943	N/A	1993	30 years
Kindred Hospital—Ft. Worth Southwest	Ft. Worth	TX	2,342	7,458	—	2,342	7,458	3,313	1987	1986	20 years
Kindred Hospital—Houston Northwest	Houston	TX	1,699	6,788	—	1,699	6,788	1,773	1986	1985	40 years
Kindred Hospital—Mansfield	Mansfield	TX	267	2,462	—	267	2,462	1,012	N/A	1990	40 years

VENTAS, INC.

SCHEDULE III

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2002

(Dollars in Thousands)

			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition	Gross Amount Carried at Close of Period		Accumulated Depreciation	Date of Construction	Date Acquired	Life on Which Depreciation in Income Statement is Computed
	Location		Land	Buildings and Improv- ments		Land	Buildings and Improv- ments
Facility name	City	State

Kindred Hospital—Ft. Worth West	Ft. Worth	TX	648	10,608	—	648	10,608	3,759	N/A	1994	34 years
Kindred Hospital—Houston	Houston	TX	33	7,062	—	33	7,062	2,938	N/A	1994	20 years

TOTAL FOR KINDRED HOSPITALS			39,506	295,519	7	39,506	295,526	115,784

NON-KINDRED HOSPITALS
Greenbriar Hospital	Boardman	OH	73	4,352	—	73	4,352	29	1991	2002	25 years

TOTAL FOR NON-KINDRED HOSPITALS			73	4,352	—	73	4,352	29

TOTAL FOR HOSPITALS			39,579	299,871	7	39,579	299,878	115,813

PERSONAL CARE FACILITIES
The Commons at Greenbriar	Boardman	OH	152	2,487	—	152	2,487	17	1987	2002	25 years
ResCare—Tangram—8 sites	San Marcos	TX	616	6,512	4	616	6,520	1,385	N/A	1998	20 years

TOTAL FOR PERSONAL CARE FACILITIES			768	8,999	4	768	9,007	1,402

			119,945	1,103,615	1,320	119,559	1,101,847	409,132

VENTAS, INC.

SCHEDULE III

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2002

(Dollars in Thousands)

	2002	2001	2000
Reconciliation of real estate

Carrying cots:
Balance at beginning of period	$1,175,838	$1,176,143	$1,182,547
Additions during period:
Acquisitions	53,000	75
Dispositions:
Sale of land parcel		(380)
Sale of facility	(7,432)		(6,404)

Balance end of period	$1,221,406	$1,175,838	$1,176,143

Accumulated depreciation:
Balance at beginning of period	$369,502	$327,598	287,756
Depreciation expense	41,891	41,904	42,188
Dispositions:
Sale of facility	(2,261)		(2,346)

	$409,132	$369,502	$327,598